           ---------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            THE NETPLEX GROUP, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                               ----------------


                   New York                                      7372

(State of Other Jurisdiction of Incorporation       (Primary Standard Industrial
               or Organization)                         Classification Number)

                  11-2824578
(I.R.S. Employer Identification Code Number)



                      1800 Robert Fulton Drive, Suite 250
                            Reston, Virginia 20191
                                (703) 716-4777

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                  GENE ZAINO
                            Chief Executive Officer
                            The Netplex Group, Inc.
                      1800 Robert Fulton Drive, Suite 250
                            Reston, Virginia 20191
                                (703) 716-4777

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                             --------------------

                                  Copies to:
                            JEFFREY M. STOLER, ESQ.
                              RON M. HADAR, ESQ.
                               Gadsby Hannah LLP
                              225 Franklin Street
                               Boston, MA  02110
                                (617) 345-7000



                  ------------------------------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the # following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE


         ==============================================================

---------------------------------------------------------------------------------------------------------------------
                                            Proposed                                      Proposed
                                             Maximum                                       Maximum
---------------------------------------------------------------------------------------------------------------------
     Title Of Shares           Amount To Be         Aggregate Price      Aggregate Offering         Amount Of
    To Be Registered          Registered (1)          Per Unit (2)            Price (2)         Registration Fee
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Common stock, par          7,359,515 shares             $0.4219              $3,104,979               $776
value$.001 per share
---------------------------------------------------------------------------------------------------------------------

         ==============================================================

(1) Shares of common stock that may be offered pursuant to this Registration Statement include 7,358,515 shares issuable upon conversion of and as dividends upon 3,000 shares of Series E Preferred Stock. For purposes of estimating the number of shares of common stock to be included in this Registration Statement with respect to the Series E Preferred Stock, we included (i) 6,382,979 shares, representing 100% of the number of shares of common stock issuable upon conversion of the Series E Preferred Stock, determined as if the Series E Preferred Stock were converted in full at the fixed conversion price of $0.47; plus (ii) 975,536 shares, representing 100% of the number of shares of common stock issuable in lieu of cash dividends payable on the Series E Preferred Stock over its entire term, based on a price of $0.3344 per share, the applicable dividend conversion price as of January 19, 2001. Shares of common stock that may be offered pursuant to this Registration Statement also include 1,000 shares of Common Stock issued to the holders of the Series E Preferred Stock on November 10, 2000. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an additional number of shares which may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The above calculation is based on the average of the high and low sales prices of the common stock on the Nasdaq SmallCap Market on January 19, 2001.

(3) $422 has previously been paid.

    The registrant hereby amends this Registration Statement on such date and dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                Subject to Completion, dated January 19, 2001
                            Preliminary Prospectus
                            The Netplex Group, Inc.
                               7,359,515 shares
                                 Common Stock

                            -----------------------

     The selling shareholders on page 20 of this prospectus are offering and selling up to 7,359,515 shares of our common stock. The selling shareholders may offer and sell some, all or none of the common stock under this prospectus. The selling shareholders may determine the prices at which they will sell the common stock; the prices may be at market prices prevailing at the time of the sale or some other price. In connection with these sales, the selling shareholders may use brokers or dealers which may receive compensation or commissions for the sales. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

     Our common stock is publicly traded on the Nasdaq SmallCap Market under the symbol "NTPL" and on the Boston Stock Exchange under the symbol "NLX". On January 19, 2001,the closing sales price for one share of our common stock on the Nasdaq SmallCap Market was $0.4687.

     Concurrently with this offering, the Company has registered on behalf of certain selling stockholders certain other shares of the Company's common stock. Such registration was effected through the Company's filing of its Form S-1 on August 30, 2000 which subsequently was declared effective. For more information, please see our Form S-1 Amendment No. 4 to Registration Statement or Form S-3 dated August 30, 2000. File No. 333-36572.

     THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF OUR COMMON STOCK FROM THE SELLING SHAREHOLDERS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is January 19, 2001.

                               TABLE OF CONTENTS

                                                                                                     Page
PROSPECTUS SUMMARY..............................................................................      1

RISK FACTORS....................................................................................      6

FORWARD-LOOKING STATEMENTS......................................................................     16

USE OF PROCEEDS.................................................................................     16

PRICE RANGE OF COMMON STOCK.....................................................................     17

DIVIDEND POLICY.................................................................................     17

CAPITALIZATION..................................................................................     17

SELLING SHAREHOLDERS............................................................................     20

PLAN OF DISTRIBUTION............................................................................     23

SELECTED FINANCIAL DATA.........................................................................     24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........     26

CHANGES IN ACCOUNTANTS..........................................................................     37

BUSINESS........................................................................................     39

MANAGEMENT......................................................................................     52

CERTAIN TRANSACTIONS............................................................................     56

PRINCIPAL SHAREHOLDERS..........................................................................     57

DESCRIPTION OF SECURITIES.......................................................................     58

SHARES ELIGIBLE FOR FUTURE SALE.................................................................     75

LEGAL MATTERS...................................................................................     76

EXPERTS.........................................................................................     76

WHERE YOU CAN FIND MORE INFORMATION.............................................................     77

INDEX TO FINANCIAL STATEMENTS...................................................................     79

                              PROSPECTUS SUMMARY

This summary outlines and highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes, before you make an investment decision.

The Netplex Group, Inc.

          Based in Reston, Virginia, with 12 U.S. operating locations, we are an Internet services company that leverages industry-specific knowledge, creative ideas, and technology expertise to create customized Internet services and electronic business solutions, or "e-solutions."

          By thoroughly understanding the business dynamics and technology trends of specific vertical markets, we seek to better understand the business problems faced by companies within these industries. This understanding allows us to develop and deliver e-solutions that serve our customers' unique strategic, creative, and technological business needs. As a result, our e-solutions seek to help our customers transition from their existing systems and processes to business models that are aligned to the demands of the digital age

          e-solutions

          Our e-solutions business is divided into five categories:

               .    e-Strategy Consulting;

               .    Creative Design;

               . e-Application Development, including Internet, intranet, and extranet; and

               .    Systems Integration.

With this portfolio of services, we guide customers' initiatives from idea to implementation. Our services seek to provide customers with e-business solutions that cover them "three-dimensionally"--from concept to implementation, from interface to back-end systems, and from efficiency to value creation. We believe that our services position customers to benefit from integrated and streamlined interactive relationships with their customers, partners, and stakeholders.

          MyBizOffice

          In addition to our e-solutions offerings, we have a subsidiary, Contractors Resources, Inc., which we recently recast as the provider of an integrated online service under the brand name MyBizOffice(TM). Targeting professional consultants from all industries and professions, MyBizOffice is a business-to-business service designed to provide the financial infrastructure, resources, and business services that help professionals build careers as independent consultants. MyBizOffice serves as an on-line "virtual corporate office" for its member consultants by providing them with the services of a corporate administration staff while helping them keep abreast of developments that affect their independent life and work style.

     We believe that our transformation of the traditional Contractors Resources business model into an integrated electronic business, or "e-business," model has increased the business's flexibility, scalability, geographic scope, and exposure.

     We are currently incubating the MyBizOffice brand and the "Business Service Provider" model associated with MyBizOffice. In 2000, we are investing and will continue to invest in the incubation process through:

          .    increasing the marketing program;

          .    expanding core service offerings;

          .    expanding existing strategic relationships; and

          .    exploring additional strategic relationships.

     Our address is 1800 Robert Fulton Drive, Suite 250, Reston Virginia 20191 and our telephone number is (703) 716-4777. Our Web site address is www.netplexgroup.com.
--------------------

     We were incorporated in New York in 1986 under the name CompLink, Ltd. In 1996, we acquired, through a reverse merger, The Netplex Group, Inc. and Contractors Resources, and changed our name to The Netplex Group, Inc. This merger provided us with new management and a revised corporate mission. To better position ourselves to deliver the comprehensive services required to compete in the e-solutions market, we have acquired several companies during the last three years. In 1997, we acquired Onion Peel Solutions, LLC. In 1998, we acquired The PSS Group, Inc., Automated Business Systems of North Carolina, Inc., Kellar Technology Group, Inc., and the retail technical consulting business of Applied Intelligence Group, Inc. In 1999, we purchased Dean Liles & Associates, Inc. These businesses expanded our:

          .    experience;

          .    technical staff;

          .    customer base;

          .    market exposure;

          .    revenue; and

          .    industry-focused expertise.

                                 THE OFFERING

Common stock offered by the selling shareholders......    7,359,515 shares

Common stock outstanding as of January 19, 2001.......    20,878,448 shares (1)

Use of proceeds.......................................    All of the net
                                                          proceeds from the sale
                                                          of the common stock
                                                          covered by this
                                                          prospectus will go to
                                                          the selling
                                                          shareholders who offer
                                                          and sell shares of the
                                                          common stock. We will
                                                          not receive any
                                                          proceeds from the sale
                                                          of the common stock
                                                          offered by the selling
                                                          shareholders. See "Use
                                                          of Proceeds."

Nasdaq SmallCap Market symbol.........................    NTPL
-------

(1) This amount excludes the following securities issuable as of January 19, 20001:

 .    80,597 shares of common stock issuable upon conversion of shares of our
     Class A Preferred Stock;

 .    38,461,538 shares of common stock issuable upon conversion of shares of our
     Class C Preferred Stock, which are convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion;

 .    3,293,020 shares of common stock issuable upon conversion of 2,145 shares of our Series D Preferred Stock, at a conversion and exercise price of $0.65625 per share;

 .    6,382,979 shares of common stock issuable upon conversion of 3,000 shares of our Series E Preferred Stock at a conversion and exercise price of $0.47, plus any dividend shares;

 .    24,734,981 shares of common stock issuable upon exercise of prepaid warrants; and

an aggregate of 7,761,714 shares of common stock issuable upon exercise of other options and warrants at a weighted average exercise price of $3.94 per share.


               ISSUANCE OF SERIES E PREFERRED STOCK PURSUANT TO
             NOVEMBER 2000 SERIES D PREFERRED STOCK RESTRUCTURING

     On November 10, 2000, we entered into an Exchange, Redemption and Conversion Agreement with certain of the selling shareholders to restructure our arrangements with the selling shareholders holding Series D Preferred Stock. Pursuant to the terms of the Exchange, Redemption and Conversion Agreement, on November 10, 2000, we retired $6,177,000 of the original face amount of the Series D Preferred Stock and the related warrants in exchange for our issuance of $3,000,000 of our new Series E Preferred Stock which is redeemable for $3,000,000 at our option on or before April 30, 2001, provided we redeem at least $1,500,000 of such stock on or before January 30, 2001 and certain other conditions are satisfied. If the Series E Preferred Stock is not redeemed and in certain other circumstances it becomes convertible at a conversion rate of $0.47 per share. This Registration Statement registers for resale the common stock issuable upon conversion of such Series E Preferred Stock and 1,000 shares of common stock issued to the holders of the Series D Preferred Stock on November 10, 2000.

     As part of the agreement to restructure the Series D Preferred Stock, the Company on November 10, 2000 redeemed 500 of the remaining 3,823 shares of Series D Preferred Stock at the face value of $500,000 and the holders of the Series D Preferred Stock converted 1,178 shares of Series D Preferred Stock into 1,808,473 shares of common stock. In addition, the holders of the Series D Preferred Stock waived their rights to purchase additional shares of Series D Preferred Stock or receive any further dividends on the Series D Preferred Stock. Further, the Company sold to the holders of the Series D Preferred Stock 1,000 shares of the Company's common stock. The remaining 2,145 shares of Series D Preferred Stock will have a conversion price of $0.65625 and will be convertible into 3,293,020 shares of common stock.


                            SUMMARY FINANCIAL DATA

     The following tables summarize our financial results and should be read in conjunction with the "Selected Financial Data," our audited and unaudited consolidated financial statements, and their accompanying notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this prospectus.


                                                                                                     Nine Months
                                     Year ended December 31                                             ended
                                                                                                     September 30
                                                                                                   (Unaudited) (1)

                                          1999        1998       1997       1996       1995       2000        1999
STATEMENT OF
OPERATIONS DATA:                                  (amounts in thousands, except per share data)
  Revenues                                $ 87,785    $61,279    $40,458    $33,525    $ 26,782   $ 12,822    $11,792
  Gross profit                              16,916      9,995      4,383      2,211       2,731      5,633      5,677
  Operating income/(loss)                  ( 7,123)    (2,395)    (2,847)    (2,559)       (197)   (12,531)    (2,014)
  Income (loss from continuing              (7,507)    (2,549)    (2,873)    (2,487)       (165)   (12,087)    (2,333)
      Operations
  Income loss from discontinued                ---        ---        ---        ---         ---       (951)     1,117
  operations

  Net Income (loss)                       $ (7,424)   $(2,549)   $(2,873)   $(1,999)   $  (1645)  $(12,525)   $(1,216)
                                          ========    =======    =======    =======    ========   ========    =======

  Basic and diluted earnings (loss)
      Per common share
      Continuing operations               $  (0.63)   $ (0.31)   $ (0.46)   $ (0.51)   $  (0.05)     (0.69)     (0.23)
      Discounted operations               $     --         --        ---       0.09         ---       0.05

               Total                      $  (0.63)   $ (0.31)   $ (0.46)     (0.42)   $(0.05).      (0.74)     (0.13)
                                          ========    =======    =======    =======    ========   ========    =======

Weighted average common shares
     Outstanding, basic and
     Diluted                                12,516      9,260      6,281      5,026       3,246     17,780     11,747

BALANCE SHEET DATA:
     Total assets                         $ 26,417    $20,651    $ 6,912    $ 9,889    $  7,799   $ 27,329    $26,023

     Stockholders' equity                 $  6,862    $ 6,355    $ 1,331    $ 3,239    $    409   $  7,392    $ 6,373
                                          ========    =======    =======    =======    ========   ========    =======

(1) The accompanying consolidated financial statements for the nine months ended September 30, 1999 and 2000 reflect (i) a change in the manner the Company recognizes revenue in its Contractors Resources segment ("CR") and
     (ii) the discontinued operations of the Company's e-Infrastructure segment. The manner in which the Company recognizes revenue in the Contractors Resources segment was changed in order to be consistent with industry practice, in compliance with EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" and the Securities and Exchange Commission's view on revenue recognition issued in Staff Accounting Bulletin No. 101. CR currently recognizes as revenue the fees (net revenue) it charges to its members for providing its back office services as these services are provided. Previously, CR recorded as revenue, the gross billings from services provided by its members to customers with whom it contracts, invoices and collects on behalf of its members. This change has no effect on the net income or loss reported from these operations. The financial statements for the nine months ended September 30, 1999 have been restated for comparative purposes.

                                                     Nine Months
                                                        Ended
                                                     September 30
                                                   -----------------
                                                     2000     1999
                                                   -------  --------

          Gross revenue as previously reported    $ 31,265  $ 27,954
                                                   =======   =======
          Net revenue                             $  1,146  $    984
                                                   =======   =======

     On September 29, 2000, the Company announced its decision to sell its e-Infrastructure operations. The Company is seeking a buyer for various businesses within the e-Infrastructure segment and although it is difficult to predict, the Company expects to complete the sales within the 12 months subsequent to the measurement date. Accordingly, effective with the issuance of the third quarter 2000 financial statements, the results of operations and the net assets of the Company's e-Infrastructure segment have been classified as discontinued operations and prior periods have been restated. On September 29, 2000, the Company signed an agreement to sell its Onion Peel subsidiary (previously included as a part of the e-Infrastructure segment) for $1,093,000 ($708,000 of cash and $375,000 of stock) and recorded a gain of $513,000. The Company believes that the remaining businesses within the segment will not generate future operating losses prior to disposal and therefore no provision has been recorded in the financial statements.

                                 RISK FACTORS

     Before you invest in shares of our common stock, you should be aware that there are various risks, including those described below, involved in an investment. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus before you decide to invest in shares of our common stock.

     The risks and uncertainties described below are not the only ones potentially affecting us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. If any of the following risks occur, our business, results of operations, or financial condition could be harmed. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE INCURRED OPERATING LOSSES AND MAY NEVER BECOME PROFITABLE.

     We incurred a net loss of $12.5 million for the nine months ended September 30, 2000 and net losses of $7.4, $2.5 and $2.9 million in the years ended December 31, 1999, 1998 and 1997, respectively. There can be no assurance that we will be profitable on a quarterly or annual basis in the future. Our quarterly operating results in the past have fluctuated and may fluctuate significantly in the future depending on factors such as the timing and delivery of significant orders and contracts, new product introductions, and changes in our pricing policies.

WE MAY BE UNABLE TO OBTAIN THE NECESSARY FUNDING TO EXPAND AND IMPROVE OUR BUSINESS.

     As of December 31, 1999, we had negative working capital of $4.6 Million. With the influx of cash from the exercise of options and warrants in January and February, 2000, and from two equity financings in March, 2000, as of September 30, 2000, we had negative net working capital of $2.9 Million. We may need to raise substantial additional capital to pay for our operations. We are uncertain whether additional financing will be available on acceptable terms or at all. If we raise additional funds by issuing equity securities, our shareholders will be further diluted. If adequate funds are unavailable, we may delay, curtail, reduce the scope of, or eliminate the expansion of our operations and/or our marketing and sales efforts, and any of these actions could have a material adverse effect on our financial condition and business operations.

THE TIMING OF OUR REVENUES AND THE INTRODUCTION AND MARKET ACCEPTANCE OF OUR PRODUCTS MAY VARY RESULTING IN SIGNIFICANT VARIATIONS IN OUR OPERATING RESULTS.

          Our revenues may vary due to:

          -- the number and dollar value of client engagements commenced and completed during a quarter;

          --   the number of working days in a quarter; and

          --   employee hiring and utilization rates.

     The timing of revenues is difficult to forecast because our sales cycle for new clients is relatively long and may depend on the size and scope of assignments and general economic conditions. Because a high percentage of our expenses are relatively fixed, a change in the timing of the beginning or end of client assignments, particularly at or near the end of any quarter, could cause operating results to significantly vary from quarter to quarter and result in reported losses for that quarter. In addition, clients can terminate our engagement at will, and we would then have a higher than expected number of unassigned persons or higher severance expenses.

     While we adjust professional staffs to reflect active projects, we must maintain a sufficient number of senior professionals to oversee existing client projects and help our sales force secure new client assignments. Because we perform some work on a fixed-price basis, we also bear the risk of cost overruns and inflation. New product introductions and market acceptance of new and enhanced versions of our products or the products of third parties may also significantly affect our operating results.

THE FUTURE SUCCESS OF OUR BUSINESS DEPENDS ON THE CONTINUED SERVICES OF GENE ZAINO, OUR CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND OUR ABILITY TO ATTRACT AND RETAIN TECHNICAL, MARKETING, SALES, AND MANAGEMENT PERSONNEL.

     Our future success depends in large part on the continued services of Gene Zaino, our Chairman, President and Chief Executive Officer. We have an employment agreement with Mr. Zaino that expires in June 2002.

     Our success also depends in large part upon our ability to attract and retain qualified technical project managers and information technology personnel. We believe we need to hire additional technical personnel to improve existing products and services and to develop new products and services. In addition, we believe we need to hire new sales personnel to sell our products and services. The inability to attract new personnel could have a material adverse effect on our results of operations and research and development efforts. It is difficult to locate technical, marketing, sales, and management personnel with the combination of skills and attributes required to execute our strategy. Although we have attracted and retained qualified employees, qualified project managers are in particularly great demand and will remain a limited resource for the foreseeable future. Our employees can terminate their employment at any time. Accordingly, we may be unable to continue to retain and attract qualified project managers.

OUR BUSINESS IS VERY COMPETITIVE AND SUBJECT TO RAPID CHANGES.

     The market for our e-solutions is highly competitive. The rapid growth of the Internet services market has fueled a significant influx of companies that pose a competitive threat to our e-solutions business. Many of these companies have greater resources, greater expertise, or better access to capital than we do.

     In a broad sense, competition for Internet-related services can range from local Web development companies to large traditional technology providers such as IBM and Microsoft. However, because we target middle-market and larger organizations with an approach that focuses on solving business problems within vertical industries, our e-solutions competitors are generally companies that, like us, deliver a wide variety of Internet-related services.

     We compete with both public and private companies. Companies with which we most commonly compete include, among others, the following:

     --   AnswerThink;
     --   AppNet;
     --   Cysive;
     --   iXL Enterprises;
     --   Predictive Systems;
     --   Proxicom;
     --   Sapient;
     --   US Interactive;
     --   USWeb/CKS; and
     --   Xceed.

     Of these companies with which we most commonly compete, several have moved into the full-service e-solutions market by expanding specific core disciplines, which include network engineering and creative design, while others are start-ups that have been built upon a full-service solutions delivery model.

     Customers also often call upon us to perform individual specialized services from our portfolio, which includes information security, network performance enhancements, and enterprise application integration. In these cases, we frequently compete with the "Big 5" consulting firms such as Deloitte & Touche and Andersen Consulting.

     We believe that the principal competitive factors in the information technology services industry include:

     -    responsiveness to client needs;
     -    speed of project implementation;
     -    quality of service;
     -    price;
     -    project management capability; and
     -    technical expertise.

     The market for Contractors Resources MyBizOffice service offering is competitive and changing quickly. We expect that additional companies will emerge in this market and that competition will therefore intensify. Our competitors in this regard vary in size and in scope of services.

WE MUST RESPOND QUICKLY TO TECHNOLOGICAL DEVELOPMENTS, INTRODUCTIONS OF NEW COMPETITIVE PRODUCTS AND SERVICES, AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE.

     The information technology services industry is characterized by rapid technological developments, frequent introductions of new products and services, and evolving industry standards. In order to remain competitive in this rapidly evolving industry, we must continually improve the performance, features, and reliability of our services. We cannot assure you that we will be able to respond quickly, cost effectively, or sufficiently to any of these developments. Our inability to respond quickly to any such developments could cause us to lose substantial market share and could have a material adverse effect on our business, operating results, and financial condition.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY.

     Although we have streamlined our operations, our long-term success will depend in part on our ability to manage growth. If we are unable to hire a sufficient number of employees with the appropriate levels of experience to effectively manage our growth, our business, financial condition, and results of operations could be materially and adversely affected.

OUR STOCK PRICE MAY BE SUBJECT TO SIGNIFICANT VOLATILITY.

     Our stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or earnings from levels expected by securities analysts or others could have an immediate and significant adverse effect on the trading price of our common stock in any given period. Additionally, we may not learn of, or be able to confirm, revenue or earnings shortfalls until late in the fiscal quarter or following the end of the quarter; learning of these shortfalls late could result in an even more immediate and adverse effect on the trading of our common stock.

WE MAY BE LIABLE FOR LEGAL VIOLATIONS COMMITTED BY CONSULTANTS WE EMPLOY.

     Technical services firms face legal uncertainties, including the extent of liability for violations of employment and discrimination laws. Our liability can include violations of employment and discrimination laws committed by consultants we provide to our customers. We believe we comply in all material respects with all applicable rules, regulations, and licensing requirements.

WE MAY BE UNABLE TO SATISFY GUARANTEES THAT WE MAKE TO OUR CUSTOMERS DUE TO RAPID CHANGES IN OUR BUSINESS.

     Occasionally, we must guarantee to our customers that the integrated system that we are consulting on will operate properly when completed. Due to rapid changes in technology or other unforeseen developments, we may be unable to comply with our guarantees.

     WE HAVE A SIGNIFICANT NUMBER OF OUTSTANDING SHARES OF CONVERTIBLE PREFERRED STOCK AND WARRANTS WITH CONVERSION OR EXERCISE PRICES THAT FLUCTUATE BASED ON THE MARKET PRICE OF OUR COMMON STOCK. THE CONVERSION OF THESE PREFERRED SHARES AND WARRANTS COULD RESULT IN THE DILUTION OF YOUR OWNERSHIP INTEREST AND ADVERSELY IMPACT THE PRICE OF OUR COMMON STOCK.

     Class C Preferred Stock. To the extent that our stock price decreases and we do not exercise our right of redemption prior to conversion, the number of shares of our common stock to be issued upon conversion of our Class C Preferred Stock could increase significantly; the issuance of additional shares of common stock could substantially dilute your ownership interest and depress the price of our common stock. Additionally, the perceived risk of dilution from conversion of the Class C Preferred Stock may cause other shareholders to sell their shares before conversion or encourage short sales of our common stock; those sales could also place further downward pressure on the price of our common stock.

     The Class C Preferred Stock is convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of our common stock immediately prior to conversion. The conversion of the outstanding Class C Preferred Stock on the basis of the 20 day average trading price of our common stock would result in the issuance of 38,461,538 shares of common stock if the average trading price had been calculated as of January 19, 2001. If this 20 day average trading price decreased by 75%, then the conversion of the outstanding Class C Preferred Stock would result in the issuance of 153,333,333 shares of common stock. The conversion of the Class C Preferred Stock into common stock may result in the sale of a significant number of shares of common stock into the market; these sales could decrease the price of our common stock. The rights and preferences of Class C Preferred Stock are discussed under "Description of Securities - Class C Preferred Stock".

     Zanett Prepaid Warrants. In connection with a private placement, we issued to Zanett Lombardier, Ltd. and/or its affiliates or designees prepaid common stock purchase warrants to purchase an aggregate number of shares of common stock equal to $1,500,000 divided by the lower of

     -    $10; or

     - the amount obtained by multiplying the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on the trading day immediately preceding the date of determination or exercise by 0.75 or 0.65, depending on when the warrants are exercised.

     If the market value of our common stock decreases, the number of shares of common stock to be issued upon exercise of these prepaid warrants could increase significantly and result in significant dilution in your ownership interest. For example, the exercise of these prepaid warrants on the basis of the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on January 19, 2001 would have resulted in the issuance of 14,097,744 shares of common stock, based on the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on that date, or $0.1064 per share. If the warrants are exercised after December 19, 2000, the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period will be decreased by the 65% factor. As a result and as an example, if the warrants are exercised after December 19, 2000 and the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on that date happened to be as it was on January 19, 2001, the exercise of the outstanding prepaid warrants would result in the issuance of 21,676,301 shares of common stock. The terms and conditions of the prepaid warrants are discussed under "Selling Shareholders - Material Terms of Warrants Issued to Zanett."

THE EXERCISE OF CERTAIN RIGHTS BY THE HOLDERS OF OUR PREFERRED STOCK COULD RESULT IN SUBSTANTIAL DILUTION OF YOUR OWNERSHIP INTEREST AND ADVERSELY IMPACT THE PRICE OF OUR COMMON STOCK.

     The conversion of Series D Preferred Stock and Series E Preferred Stock and subsequent sales of common stock by the selling shareholders may depress the price of our common stock and substantially dilute your ownership interest.

     To the extent the Series D Preferred Stock is converted into shares of common stock and to the extent the Series E Preferred Stock is converted into shares of common stock rather than redeemed by us or dividends on the Series E Preferred Stock are paid in shares of common stock rather than cash, a significant number of additional shares of common stock may be sold into the market and could decrease the price of our common stock due to the additional supply of shares relative to demand in the market. In anticipation of the sale of a large amount of shares of our common stock upon conversion of the Series D Preferred Stock or the Series E Preferred Stock, or the payment of dividends in lieu of cash on the Series E Preferred Stock, market participants may engage in short sales of our common stock. Short sales could place further downward pressure on the price of our common stock. Additionally, the perceived risk of dilution from the occurrence of any of these events may cause shareholders to sell their shares to avoid this dilution and could therefore place further downward pressure on the price of our common stock. The rights and preferences of Series E Preferred Stock are discussed under "Selling Shareholders - Material Terms of Series E Preferred Stock " and "Description of Securities - Series E Preferred Stock." The rights and preferences of Series D Preferred Stock are discussed under "Selling Shareholders - Material Terms of Series D Preferred Stock " and "Description of Securities - Series E Preferred Stock."

     Under the terms of the restructuring contemplated by the Exchange, Redemption and Conversion Agreement, the remaining Series D Preferred Stock, will be convertible as of January 19, 2001 into approximately 3,293,020 shares of common stock, subject to the 4.99% limitation and 9.99% limitation described below, representing approximately 14.57% of the common stock that would be outstanding following the conversion, based upon the common shares outstanding on January 19, 2001.

     The conversion of, and the payment of dividends in shares of common stock in lieu of cash on, the Series D Preferred Stock may result in substantial dilution to the interests of other holders of our common stock or, when added to the number of shares acquired or held during the prior 60 days, would exceed 9.99% of our outstanding common stock. Even though no selling shareholder may convert its Series D Preferred Stock if the conversion would make the selling shareholder the beneficial owner of more than 4.99% of our then outstanding common stock, this restriction does not prevent a selling shareholder from selling a substantial number of shares in the market. By periodically selling shares into the market, the individual selling shareholders intend to sell all of their shares of common stock while never holding more than 4.99% at any specific time or exceeding 9.99% during any 60 day period.

     In the event we do not redeem the Series E Preferred Stock, a conversion of all the Series E Preferred Stock at the fixed conversion price of $0.47 would result in the issuance of 6,382,979 shares of common stock, excluding accrued dividends. Also, dividends on the Series E Preferred Stock may be paid in shares of common stock rather than cash, which would increase this number of shares over time.

     We may be required to delist our shares from the Nasdaq Small Cap Market as described below, in which event trading volume of our shares and the price of our common stock might decrease substantially.

     The National Association of Securities Dealers, Inc. imposes certain requirements on the issuance of securities of a company listed on the Nasdaq Stock Market. For instance, any company, including our company, is required to obtain shareholder approval (or receive a waiver from the NASD) for an issuance of securities if the number of securities to be issued could equal or exceed 20% of the issuer's outstanding listed securities (immediately or by conversion). Also, the voting rights of holders of securities that are convertible into common stock based on the future stock price of the issuer cannot be disproportionate to their investment in the issuer. We believe that the issuances of our Series D Preferred Stock and the Series E Preferred Stock comply with the NASD rules. For instance, our Preferred Stock does not have voting rights, except as required by law. Both the Series D Preferred Stock and the Series E Preferred Stock limit our obligation to issue our common stock upon the conversion of the Series D Preferred Stock and the Series E Preferred Stock that exceeds 19.99% of the outstanding common stock on the respective date of issuances of the Preferred Stock unless shareholder approval or a waiver from the NASD is obtained. In order to avoid any penalty which could include the delisting of our common stock, we obtained shareholder approval for the issuance of shares of our common stock upon conversion of, or the payment of dividends on (if any), the Series D Preferred Stock in excess of 19.99% of the number of outstanding shares of common stock on March 29, 2000, the date of issuance of the Series D Preferred Stock. Similarly, we are obligated to call a meeting for stockholder approval (or obtain a waiver of the approval requirement from the NASD) with respect to the issuance of the shares of common stock issuable upon conversion of the Series E Preferred Stock. There is no guaranty we will obtain this approval or waiver. If we do not call a meeting for such approval (or a waiver) prior to January 31, 2001, we will be in default under the provisions of the Series E Preferred Stock which result, among other things, in our loss of the right to thereafter redeem the Series E Preferred Stock and permits the holders of the Series E Preferred Stock to exercise their conversion privilege, which, if exercised in full, would require us to redeem, at a premium, that number of shares of Series E Preferred Stock which could not be converted because of the limitation described above or to delist our stock from trading on the Nasdaq SmallCap Market, which can be expected to reduce liquidity for our stock and place downward pressure on the stock price.

     There is no similar limitation on our obligation to issue shares of common stock upon conversion of the Class C Preferred Stock. Consequently, the issuance of our Class C Preferred Stock may not have complied with the NASD rules. We have not sought an interpretation or waiver from the NASD with respect to the compliance with the NASD rules of the issuance of the Class C Preferred Stock. If the NASD found that we are in violation of its requirements the NASD could among other penalties possible delist our shares of common stock from the Nasdaq Stock Market in which event trading in our shares and the price of our common stock would likely decrease substantially.

WE HAVE A SIGNIFICANT NUMBER OF OUTSTANDING WARRANTS, OPTIONS AND SHARES OF PREFERRED STOCK THAT COULD ADVERSELY IMPACT THE PRICE OF OUR COMMON STOCK AND OUR ABILITY TO OBTAIN ADDITIONAL FUNDING

     As of Janaury 19, 2001, we had outstanding:

     - shares of Class A Preferred Stock that were immediately convertible into 80,597 shares of common stock;

     - shares of our Class C Preferred Stock that are convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion, which if converted, would result in the issuance of 38,461,538 shares of common stock;

     - 2,145 shares of our Series D Preferred Stock outstanding that were convertible on January 19, 2001, together with unpaid dividends, into a total of 3,293,020 shares of common stock, at a conversion and exercise price of $0.65625 per share;

     - 3,000 shares of our Series E Preferred Stock that are convertible into a total of 6,382,989 shares of our common stock at a fixed price of $0.47 per share.

     -    prepaid warrants exercisable into 24,734,981 shares of common stock;
          and

     - other options and warrants to purchase an aggregate of 7,761,714 shares of our common stock at a weighted average exercise price of $3.94 per share.

     As of January 19, 2001, there were outstanding convertible preferred shares, warrants and options to acquire up to approximately 80,714,839 shares of common stock at prices ranging from $0.0598 to $13.875 per share. The exercise of all of the outstanding warrants, including the prepaid warrants, options and/or conversion of the outstanding convertible preferred stock, would dilute the then-existing shareholders' percentage ownership of our common stock, and any sales in the public market could adversely affect prevailing market prices for our common stock. Moreover, because the holders of outstanding warrants, options and preferred stock will likely exercise or convert these securities, our ability to obtain additional equity capital could be adversely affected because we probably could obtain any needed capital on terms more favorable than those provided by the conversion of these securities. We lack control over the timing of any exercise or the number of shares issued or sold if exercises or conversions occur.

     WE WILL BE PENALIZED IF WE FAIL TO MAINTAIN THE REGISTRATION OF THE SHARES UNDERLYING OUR SERIES D PREFERRED STOCK AND IF WE FAIL TO REGISTER SHARES UNDERLYING OUR SERIES E PREFERRED STOCK, AND THE PREPAID WARRANTS, INCENTIVE WARRANTS AND PLACEMENT AGENT WARRANTS

     If we fail to maintain the effectiveness of our Registration Statement for the public sale of our common shares acquired upon conversion of the Series D Preferred Stock (for any reason other than the issuance of a stop order by SEC), the holders of the Series D Preferred Stock will be entitled to demand that we redeem their remaining shares of Series D Preferred Stock at a 25% premium. The same is true if we fail to timely file a Registration Statement for the sale of the common stock acquirable upon conversion of the Series E Preferred Stock.

     If we fail to obtain and maintain the timely effectiveness of our SEC Registration Statement for the public sale of our common shares acquired upon conversion of the Series E Preferred Stock, we will be subject to a penalty, required to be paid in cash (if the Company can do so) equal to 1% of the principal (plus interest) amount of the Series E Preferred Stock then outstanding, per day (up to 15 days during any 365 day period) that such effectiveness if not obtained or maintained.

FUTURE SALES OF RESTRICTED SHARES COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK AND IMPAIR OUR ABILITY TO RAISE CAPITAL.

     Future sales of common stock by our existing shareholders under exemptions from registration or through the exercise of outstanding registration rights could materially adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are, or will be in the near future, available for sale under exemptions from registration or have been, or are being registered pursuant to registration rights and we are unable to predict the effect, if any, that market sales of these shares or the availability of these shares for future sale will have on the market price of the common stock prevailing from time to time.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE PREVIOUSLY ACQUIRED BUSINESSES.

     During 1998, we acquired substantially all of the assets of The PSS Group, Inc., Automated Business Systems of North Carolina, Inc., Keller Technology Group, Inc. and the consulting division of Applied Intelligence Group, Inc. In 1999, we acquired Dean Liles & Associates, Inc. We entered into the acquisitions with the expectation that the acquisitions would result in certain benefits for the combined businesses. Achieving the anticipated benefits of the acquisitions will depend in part upon whether the business operations and product offerings of the acquired companies can be integrated in an efficient and effective manner. This integration will require the dedication of management resources that may temporarily distract attention from our day-to-day business. The integration of facilities as well as the various functional departments has been partially accomplished. The full extent of the cost savings in operations is not known. If the integration does not result in the anticipated cost savings in operations, there may be an adverse effect on our results of operations and financial condition. A change in the anticipated integration of The PSS Group, Inc. resulted in the write-off in fiscal 1999 of approximately $1.8 million related to intangibles associated with its acquisition.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR STRATEGY OF ACQUIRING OTHER
COMPANIES.

     We intend to look for complementary businesses to acquire so that we can strengthen and expand our core business. However, we may not be able to find any attractive candidates, or we may find that the acquisition terms proposed by potential acquisition candidates are not favorable to us. In addition, we may compete with other companies for these acquisition candidates, and that competition may make an acquisition more expensive for us. Similarly, instability in the U.S. securities markets and volatility in our stock price may make acquisitions with our stock more expensive. Accordingly, our acquisition strategy may not improve our overall business, financial condition, and results of operations and could weaken them.

     If we are able to identify and acquire one or more businesses, the integration of the acquired business or businesses may be costly and may result in a decrease in our revenues or a decrease in the value of our common stock for the following reasons, among others:

     - we may not adequately assess the risks inherent in a particular acquisition candidate or correctly assess the candidate's potential contribution to our financial performance;

     - we may need to divert more management resources to integration than we planned, and this diversion may adversely affect our ability to pursue other more profitable activities;

     - the difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures;

     - we may not eliminate as many redundant costs as we anticipated in selecting our acquisition candidates; and

     - an acquisition candidate may have liabilities or adverse operating issues that we failed to discover through our diligence prior to the acquisition.

     Consequently, any acquisition by us may not improve our business, financial condition, and results of operations in either the short-term or long-term.

WE HAVE NEVER PAID AND DO NOT CURRENTLY INTEND TO PAY DIVIDENDS.

     We have never paid dividends on our common stock. We intend to retain any future earnings to finance our growth. In addition, dividends on common stock are subject to the preferences for dividends on the preferred stock. Any future dividends will depend upon our earnings, if any, our financial requirements, and other factors.

                          FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "believe," "expect," "anticipate," "estimate," "continue" or other similar words, and include statements as to the intent, belief, or current expectations of Netplex and our directors, officers, and management with respect to future operations, performance or position of Netplex or which contain other "forward-looking" information. These forward-looking statements are predictions and are based on current information and expectation, and we assume no obligation to update these statements. When considering the forward-looking statements in this prospectus, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents incorporated in this prospectus by reference. The risk factors noted in this prospectus and the other factors noted throughout this prospectus and the documents that we incorporate by reference, including certain known and unknown risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                USE OF PROCEEDS

     All of the net proceeds from the sale of the common stock covered by this prospectus will go to the selling shareholders who offer and sell shares of the common stock. We will not receive any proceeds from the sale of the common stock offered by the selling shareholders pursuant to this prospectus. If any warrants are exercised by selling shareholders for cash, we will receive proceeds equal to the exercise price of the warrants. We will use the net proceeds received upon the exercise of any warrants for general corporate purposes, including working capital.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "NTPL" and on the Boston Stock Exchange under the symbol "NLX." The following table sets forth, for the periods indicated, inter-dealer prices from Nasdaq, without retail mark-up, markdown or commission and may not necessarily represent actual transactions:

                                   High              Low
                                   ----              ---
1998
----
1/st Quarter                      $ 1.72             $0.81
2/nd Quarter                        1.81              1.25
3/rd Quarter                        1.81              1.09
4/th Quarter                        1.44              0.88

1999
----
1/st Quarter                      $ 3.50             $0.97
2/nd Quarter                        3.44              2.44
3/rd Quarter                        3.38              2.25
4/th Quarter                       11.62              1.66

2000
----
1/st Quarter                      $19.50             $9.13
2/nd Quarter                       10.56              1.84
3/rd Quarter                        2.94               .72


     On January 19, 2001, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $0.4687 per share and, as of January 19, 2001, there were 158 shareholders of record.

                                DIVIDEND POLICY

     We have never paid dividends on our common stock. In addition, dividends on common stock are subject to the preferences for dividends on the preferred stock. Any future dividends will depend upon our earnings, if any, our financial requirements and other factors.


                                CAPITALIZATION

The following table describes our capitalization as of September 30, 2000. The first column reflects our capitalization on an actual basis; the second column reflects our capitalization as adjusted to give effect to the restructuring of the Series D Preferred Stock pursuant to the Exchange, Redemption and Conversion Agreement on November 10, 2000; and the third column reflects our capitalization that would give effect to:

     - the conversion of our Series D Preferred Stock and the number of shares of common stock issuable in lieu of cash dividends payable on the Series D Preferred Stock until November 10, 2000 (the date on which dividends ceased to accrue) over its entire term, based on a price of $0.65625 per share, the applicable conversion price as of January 19, 2001;

     - the conversion of our Series E Preferred Stock and the number of shares of common stock issuable in lieu of cash dividends payable on the Series E Preferred Stock over its entire term, based on a price of $0.47 per share and the applicable dividend conversion price, respectively;

     - the conversion of the prepaid common stock purchase warrants issued to Zanett Lombardier, Ltd. and/or its affiliates or designees, as of August 28, 2000, the issuance of 78,000 shares of common stock issuable upon the exercise of the incentive warrants issued in connection with the Zanett prepaid warrants and the issuance of 39,000 shares of common stock issuable upon the exercise of incentive warrants issued to the placement agent and/or its designees in connection with the Zanett prepaid warrants;

     - the aggregate amount of shares of common stock issuable upon the exercise of the PMG warrant;

     - the aggregate number of shares of common stock issuable upon the exercise of warrants issued to TMP Interactive, Inc.;

     - the aggregate amount of shares of common stock issuable upon the exercise of the warrant issued to Silicon Valley Bank; and

     - the aggregate amount of shares of common stock issuable upon the exercise of the warrant issued to Roseland II, LLC.

     When you read this table, it is important that you also read "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes.


                                                      September 30, 2000
                                                           Actual          As Restructured          As Adjusted
Long term debt                                            $168,371             $168,371               $168,371
Stockholders equity:
  Preferred Stock:
     Class A, $0.1 par value,                                  805                  805                    805
     liquidation preference at $4.00 per
     share; 2,000,000 shares
     authorized; 80,597 shares issued

       and outstanding at September 30,
       2000, as adjusted and as
       restructured

       Class C, $0.01 par value;              15,000       15,000       15,000
       liquidation preference of $3.50
       per share; 2,500,000 shares
       authorized; 1,500,000 shares
       issued and outstanding at
       September 30, 2000, as
       restructured and as adjusted

       Class D, $0.01 par value;                 100           21            0
       15,000 shares authorized liquidation
       preference $5,000 per share;
       10,000 shares issued and
       outstanding at September 30,
       2000, 2145 shares issued and
       outstanding as restructured and as
       adjusted

       Class E, $0.01 par value;                   0           30            0
       liquidation preference $1,000 per
       share; 3,000 shares authorized 0
       shares issues and outstanding at
       September 30, 2000; 3,000 shares
       issued and outstanding as
       restructured as adjusted

    Common Stock, $0.001 par value,           18,494       20,303       33,412
    100,000,000 share authorized;
    18,493,975 shares issued and
    outstanding at September 30, 2000;
    20,303,448 shares issued and
    outstanding, as restructured,
    33,412,018 shares issued and
    outstanding as adjusted (1)


Additional paid in capital                34,815,016   34,815,617   50,844,912

Accumulated deficit                      (27,457,703) (27,457,703) (27,457,703)
                                         ------------ ------------ ------------
Total stockholders' equity                 7,391,712    7,394,127   23,436,426
                                         ------------ ------------ ------------
Total Capitalization                     $ 7,560,083  $ 7,562,498  $23,604,797
                                         ============ ============ ============

(1) The actual, restructured and as adjusted amounts exclude the following outstanding securities as of January 19, 2001;

     - shares of convertible Class A Preferred Stock that are immediately convertible into 80,597 shares of common stock;

     - shares of our Class C Preferred Stock that are convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion, which if converted, would result in the issuance of 38,401,538 shares of common stock;

     -  prepaid warrants exercisable into 24,734,981 shares of common stock;

     - other options and warrants to purchase an aggregate of 7,761,714 shares of our common stock at a weighted average exercise price of $3.94 per share.

                              SELLING SHAREHOLDERS

Holders of Series E Preferred Stock

     As of January 19, 2001 an aggregate of 3,000 shares of Series E Preferred Stock were held by Gaia Offshore Master Fund, Ltd. (the successor to HFTP Investment L.L.C.), Fisher Capital Ltd. and Wingate Capital Ltd. pursuant to an Exchange, Redemption and Conversion Agreement dated November 10, 2000, as amended. The shares of common stock being offered by these selling shareholders pursuant to this prospectus include 1,000 shares of common stock purchased by these selling shareholders on November 10, 2000 and shares issuable:

     -    upon conversion of the Series E Preferred Stock, or
     -    as dividends that accrued on the Series E Preferred Stock.

     We determined the number of shares of common stock to be offered for resale by the selling shareholders holding Series E Preferred Stock by agreement with them and in order to adequately cover the number of shares required. In accordance with the terms of a Registration Rights Agreement, this prospectus covers the resale of 100% of the number of shares of common stock issuable upon conversion of the Series E Preferred Stock and 100% of the number of shares of common stock issuable in lieu of cash dividends payable on the Series E Preferred Stock over its entire term.

     See "Selling Shareholders--Material Terms of Series E Preferred Stock and Related Warrants--Registration Rights Agreement."


Common Stock

     The common stock offered by this prospectus also includes 1,000 shares issued to the selling stockholders pursuant to the Exchange Redemption and Conversion Agreement.

     The second column of the table below lists, for each selling shareholder, the number of shares of common stock that are beneficially held or are issuable to those selling shareholders as of January 19, 2001, assuming conversion of all Series D Preferred Stock and Series E Preferred Stock and accrued dividends without regard to any limitations on conversions. The third column lists each selling shareholder's portion of the shares of common stock being offered by this prospectus. The fourth column assumes the sale of all of the shares offered pursuant to this prospectus by each selling shareholder.

     To our knowledge, except for the ownership of preferred stock and warrants and as otherwise indicated below, none of the selling shareholders has had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates. We are registering shares of our common stock in order to permit the selling shareholders to offer these shares for resale from time to time. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                                          Number of             Shares Beneficially
                                                                           Shares                     Owned
Name of Selling                       Number of Shares Beneficially        Offered              After Offering (2)
                                                                                                ------------------
Security Holder                       Owned Prior to Offering (1)          Hereby                    Number
---------------                       ----------------------------         ------                    ------
Gaia Offshore Master Fund Ltd.
  (the successor to HFTP
  Investment L.L.C.) (3)                      2,964,220 (4)                2,502,235               764,533
Fisher Capital Ltd. (5)                       4,499,583 (6)                3,157,232             1,736,290
Wingate Capital Ltd (5)                       2,423,685 (7)                1,700,048               935,768

______________________

(1) Unless otherwise indicated in this section of the prospectus, the selling shareholders have sole voting power and investment power with respect to all shares listed as owned by such selling shareholders. Under our amended Certificate of Incorporation, no selling shareholder holding Series D Preferred Stock and Series E Preferred Stock, may convert such securities to the extent the conversion (i) would cause its beneficial ownership of our common stock (other than shares deemed beneficially owned through ownership of unconverted shares of the Series D Preferred Stock or the Series E Preferred Stock) to exceed 4.99% of the outstanding shares of our common stock on the date of conversion or (ii) would cause selling shareholder together with its affiliates, to have acquired a number of shares of common stock during the 60 day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60 day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series D Preferred Stock and the Series E Preferred Stock which have not been converted. The number of shares in the second column do not reflect these limitations.

(2) Assumes that the selling shareholders sell all of the shares offered in this offering.

(3) Promethean Asset Management, LLC, a Delaware limited liability company, serves as investment manager to Gaia Offshore Master Fund Ltd. and may be deemed to share beneficial ownership of the shares beneficially owned by Gaia by reason of shared power to vote and to dispose of the shares beneficially owned by Gaia. Promethean disclaims beneficial ownership of the shares beneficially owned by Gaia. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and Gaia. Gaia is not a registered broker-dealer. Gaia, however, is under common control with, and therefore an affiliate of, a registered broker-dealer. On December 29, 2000, Gaia acquired 1,020 shares of Series E Preferred Stock, 498 shares of Series D Preferred Stock and 340 shares of common stock from HFTP Investment LLC.

(4) Includes up to 758,857 shares of common stock issuable upon conversion of the Series D Preferred Stock at a conversion price of $0.65625, 5,676 shares of common stock issuable upon conversion of dividends accrued on the Series D Preferred Stock through January 10, 2001, 2,199,347 shares of common stock issuable upon conversion of the Series E Preferred Stock and accrued dividends at a conversion price of $0.47 and 340 shares of common stock held by the selling stockholders.

(5) Citadel Limited Partnership is the trading manager of each of Fisher Capital Ltd. and Wingate Capital Ltd. and consequently has voting control and investment discretion over securities held by Citadel, Fisher and Wingate. Kenneth C. Griffin indirectly controls Citadel. The ownership information for each of Citadel, Fisher and Wingate does not include ownership information for any of the others. Citadel, Kenneth C. Griffin and each of Citadel, Fisher and Wingate disclaims ownership of the shares held by any of the others. Neither Fisher nor Wingate is a registered broker-dealer. Each of Fisher and Wingate, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

(6) Includes 1,630,476 shares of common stock issuable upon conversion of the Series D Preferred Stock at a conversion price of $0.65625, 12,195 shares of common stock issuable upon conversion of dividends accrued on the Series D Preferred Stock through January 19, 2001, 2,775,059 shares of common stock issuable upon conversion of the Series E Preferred Stock and accrued dividends at a conversion price of $0.47 and 94,048 shares of common stock held by the selling stockholders.

(7) Includes 879,238 shares of common stock issuable upon conversion of the Series D Preferred Stock at a conversion price of $0.65625, 6,576 shares of common stock issuable upon conversion of dividends accrued through January 19, 2001, 1,494,262 shares of common stock issuable upon conversion of the Series E Preferred Stock and accrued dividends at a conversion price of $0.47 and 50,185 shares of common stock held by the selling stockholders.

Material Terms of Series E Preferred Stock And Related Matters
Exchange, Redemption and Conversion Agreement for Series E Preferred Stock

     Pursuant to the Exchange, Redemption and Conversion Agreement, we issued 3,000 shares of Series E Preferred Stock in exchange for 6,177 shares of Series D Preferred Stock and all related warrants exercisable held by the Selling Shareholders.

     The rights of the holders of our Series E Preferred Stock are set forth in our Amended Certificate of Incorporation and are summarized under "Description of Securities--Series E Preferred Stock."

     We may, at our option, redeem the Series E Preferred Stock, subject to certain conditions contained in the Exchange, Redemption and Conversion Agreement and our Amended

Certificate of Incorporation at an price of $1,000 per share on or before April 30, 2001, provided that we redeem at least 1,500 shares of Series E Preferred Stock on or before January 31, 2001 and certain other conditions are satisfied. In the event we do not make these redemptions, such failure will allow the holders of the Series D Preferred Stock to convert to Series E Preferred Stock prior to April 30, 2001.

Limitation on Conversion of Series E Preferred Stock

     No holder of shares of the Series E Preferred Stock may convert its shares if the conversion (i) would make the holder the beneficial owner of more than 4.99% of our then outstanding common stock excluding for purposes of this determination shares of common stock issuable upon conversion of the Series D Preferred Stock and the Series E Preferred Stock which have not been converted or (ii) would cause selling shareholder together with its affiliates, to have acquired a number of shares of common stock during the 60 day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60 day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series D Preferred Stock and the Series E Preferred Stock which have not been converted.

Registration Rights Agreement

     We have entered into a registration rights agreement with the holders of the Series E Preferred Stock pursuant to which we agreed to prepare and file a registration statement by November 30, 2000. The registration statement must register for resale at least 100% of the number of shares of common stock issuable upon conversion of the Series E Preferred Stock. Subject to the terms of the registration rights agreement, we will pay all reasonable expenses, other than underwriting discounts and commissions, incurred in connection with the registration, filing or qualification of the common stock underlying the Series E Preferred Stock, including listing, accounting, printing and attorney's fees.

     If the SEC does not declare this registration statement effective within 90 days of the issuance of the Series E Preferred Stock, we will have to pay a cash penalty to the holders of the Series E Preferred Stock.

Placement Agent

     We did not retain a placement agent in connection with the issuance of the Series E Preferred Stock.

                             PLAN OF DISTRIBUTION

     The selling shareholders, or their pledgees, donees, distributees, transferees or other successors, if any, may sell or distribute some or all of the shares of common stock offered under this prospectus from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers in one or more, or a combination, of the following types of transactions:

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - transactions involving cross and block trades or otherwise on the Nasdaq SmallCap Market;

     - purchases by a broker, dealer or underwriter as principal and resale by that person for its own account under this prospectus;

     - "at the market" or through market makers or into an existing market for the common stock;

     - sales to purchasers or sales effected through agents or in other ways not including market makers or established trading markets;

     - transactions involving cross trades or otherwise on the Nasdaq SmallCap Market;

     -    short sales and other types of hedging transactions;

     -    in privately negotiated transactions; or

     -    by any other legally available means.

The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in these transactions as agent may receive compensation in the form of discounts: concessions or commissions from the selling shareholders and, if they act as agent for the purchaser of the shares, from the purchaser. The discounts, concessions or commissions received by a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. The selling shareholders also may sell shares short and deliver the shares to close out such short positions, provided that the short sale is made after the registration statement has been declared effective and a copy of this prospectus is delivered in connection with the short sale. This prospectus also may be used by donees of the selling shareholders or by other persons acquiring shares of the common stock from the selling shareholders who wish to offer and sell the shares under circumstances requiring the use of the prospectus. If required, we will file, during any period in which the offers or sales are being made, one or more supplements to this prospectus to disclose the names of any donees of the selling shareholders, the names of any other persons acquiring shares of the common stock from the selling shareholders, and any other material information with respect to the plan of distribution not previously disclosed.

     The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any of these underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling shareholders can presently estimate the amount of compensation that may be received by the underwriters, brokers, dealers or agents. We do not know of any existing arrangements between the selling shareholders and any underwriter, broker, dealer or other relating to the sale or distribution of the shares of common stock. Further, each selling shareholder which is affiliated with a broker-dealer has advised us that it purchased our securities in the ordinary course of its business and, at the time each selling shareholder purchased our securities, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of any of the shares of common stock may not simultaneously engage in market activities with respect to the common stock for a period of up to five business days prior to the commencement of the distribution. The selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations enacted under the Exchange Act, including, if applicable, Rule 10b-5 and Regulation M. The Company has advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchases and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. These provisions, if applicable, may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders. All of the foregoing may affect the marketability of the common stock.

     We will pay all of the costs and expenses for the registration of the shares of common stock by the selling shareholders under this prospectus. In addition, we have agreed to indemnify the selling shareholders, the directors and officers of the selling shareholders, each underwriter of the shares of common stock to be registered under this prospectus, and each person who controls any selling shareholder or underwriter of the shares of common stock to be registered under this prospectus against liabilities concerning untrue statements or omissions that we make or violations of the securities laws that we commit with respect to the registration of the shares of common stock, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us against certain liabilities concerning untrue statements or omissions that they make with respect to the registration of the shares of common stock, including liabilities under the Securities Act.

     If shares of the common stock are sold in an underwritten offering, those shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions. These transactions may be made in the following manner:

     -  at market prices prevailing at the time of sale;
     -  at prices related to the prevailing market prices;
     -  at negotiated prices; or
     -  at fixed prices.

     The names of the underwriters with respect to an offering of the shares of common stock and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this prospectus relating to the offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time.

                            SELECTED FINANCIAL DATA

     We present below selected consolidated financial data for our company. The summary historical data set forth below for the years ended December 31, 1999, 1998 and 1997 have been derived from our audited financial statements that are included elsewhere in this prospectus. The summary historical data set forth below for the years ended December 31, 1996 and 1995 have been derived from our audited financial statements that are not included in this prospectus. Grant Thornton, LLP audited our financial statements for the year ended December 31, 1999. KPMG LLP audited our financial statements for the years ended December 31, 1998, 1997, 1996 and 1995. See "Changes in Accountants." The unaudited summary historical data for the six months ended June 30, 2000 and 1999 have been derived from our unaudited financial statements included elsewhere in this prospectus. The following selected consolidated financial data should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus.

                                                                                Nine Months ended
                                                                                  September  30
                                              Year ended December 31              Unaudited (1)
                             1999      1998       1997      1996       1995       2000      1999
                           -------   -------    -------    -------   -------    --------   -------
                               (amounts in thousands , except per share data)
Revenues                   $87,785   $61,279    $40,468    $33,525   $26,782    $ 10,731   $11,792
Cost of revenues            70,869    51,284     36,085     31,314    24,051       7,189     6,115
                           -------   -------    -------    -------   -------    --------   -------
Gross profit                16,916     9,995      4,383      2,211     2,731       5,633     5,677
Expenses:
  Selling, general
   And
  Administrative            24,039    11,980      7,230      4,770     2,928      16,652     7,691
  Restructuring
   Costs                        --       160         --         --        --       1,512        --
Acquired in-process
 technology                     --       250         --         --        --          --        --
Operating/Loss              (7,123)   (2,395)    (2,847)    (2,559)     (197)    (12,531)   (2,014)
Interest expense and
 other income, net            (384)     (154)       (26)        38        28          22      (319)
                           -------   -------    -------    -------   -------    --------   -------
Loss from continuing
 operations before
 income taxes               (7,507)   (2,549)    (2,873)    (2,521)     (169)    (12,509)   (2,333)
Income tax (benefit)
 provisions                     --        --         --        (34)       (4)         --        --

Loss from continuing
 operations before
 minority interest          (7,507)   (2,549)    (2,873)    (2,487)     (165)     (7,886)      250
--Minority Interest             83        --         --         --        --         422        --
Loss from Continuing            --        --         --                   --          --        --
 Operations                 (7,424)   (2,549)    (2,873)    (1,999)     (165)    (12,087)   (3,333)
Discontinued operations:
  Income/(Loss) from
   operations of
  Discontinued business         --        --         --     (1,332)       --        (951)    1,117
   Net gain from disposal       --        --         --      1,820        --         513        --

Net Loss                   $(7,424)  $(2,549)   $(2,873)   $(1,999)  $  (165)   $(12,525)  $(1,216)

Basic and diluted
 earnings (loss)
  Per common share
  Continuing operations    $ (0.63)  $ (0.31)   $ (0.46)   $ (0.51)  $ (0.05)   $  (0.69)  $ (0.23)
  Discontinued operations       --        --         --       0.09        --    $  (0.05)  $  0.10

   Total                   $ (0.63)  $ (0.31)   $ (0.46)   $ (0.42)  $ (0.05)   $  (0.74)  $ (0.13)
                           =======   =======    =======    =======   =======    ========   =======

Weighted average common
 shares outstanding,
 basic and diluted          12,516   $ 9,260      6,821      5,026     3,246      17,870    11,747
                           =======   =======    =======    =======   =======    ========   =======

Total assets               $26,417   $20,651    $ 6,912    $ 9,889   $ 7,799    $ 27,329   $26,023
                           =======   =======    =======    =======   =======    ========   =======

Stockholders' equity       $ 6,862   $ 6,355    $ 1,331    $ 3,239   $   409    $  7,392   $ 6,373
                           =======   =======    =======    =======   =======    ========   =======


(1) The accompanying consolidated financial statements for the nine months ended September 30, 1999 and 2000 reflect (i) a change in the manner the Company recognizes revenue in its Contractors Resources segment ("CR") and (ii) the discontinued operations of the Company's e-Infrastructure segment. The manner in which the Company recognizes revenue in the Contractors Resources segment was changed in order to be consistent with industry practice, in compliance with EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" and the Securities and Exchange Commission's view on revenue recognition issued in Staff Accounting Bulletin No. 101. CR currently recognizes as revenue the fees (net revenue) it charges to its members for providing its back office services as these services are provided. Previously, CR recorded as revenue, the gross billings from services provided by its members to customers with whom it contracts, invoices and collects on behalf of its members. This change has no effect on the net income or loss reported from these operations. The financial statements for the nine months ended September 30, 1999 have been restated for comparative purposes.

                                                             Nine Months
                                                                Ended
                                                             September 30,
                                                             -------------
                                                           2000        1999
                                                          ------      ------

     Gross revenue as previously reported            $    31,265    $   27,954
                                                     ===========    ==========

     Net revenue                                     $     1,146    $      984
                                                     ===========    ==========

On September 29, 2000, the Company announced its decision to sell its e-Infrastructure operations. The Company is seeking a buyer for various businesses within the e-Infrastructure segment and although it is difficult to predict, the Company expects to complete the sales within the 12 months subsequent to the measurement date. Accordingly, effective with the issuance of the third quarter 2000 financial statements, the results of operations and the net assets of the Company's e-Infrastructure segment have been classified as discontinued operations and prior periods have been restated. On September 29, 2000, the Company signed an agreement to sell its Onion Peel subsidiary (previously included as a part of the e-Infrastructure segment) for $1,093,000 ($708,000 of cash and $375,000 of stock) and recorded a gain of $513,000. The Company believes that the remaining businesses within the segment will not generate future operating losses prior to disposal and therefore no provision has been recorded in the financial statements.


  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, including our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Forward-Looking Statements."

Overview

     Together with our subsidiaries, we are an Internet services and electronic business, or "e-business," solutions provider. Our operations have been concentrated on providing information technology services and solutions to U.S.- based commercial organizations since the beginning of 1994. We are based in Reston, Virginia and have 7 other offices throughout the United States.

     Since 1997, we have made several acquisitions in order to improve our service offerings and broaden our geographic scope and customer base.

     - In July 1997, we acquired all membership interests of Onion Peel Solutions, L.L.C. to broaden our customer base and expand the fulfillment capacity of our Enterprise Systems Management service offerings.

     - In January 1998, we acquired all of the outstanding stock of The PSS Group, Inc. to expand our marketing and recruiting organization in the Washington, D.C. metropolitan area and to broaden our customer base.

     - In June 1998, we acquired Automated Business Systems, which expanded the geographic reach of our business to the Charlotte, North Carolina, Spartanburg, South Carolina, and Atlanta, Georgia markets and broadened our customer base.

     - In September 1998, we acquired certain assets of the Applied Intelligence Group, which forms our e-Information Services Group, thereby adding information technology consulting expertise in the retail and distribution industry and expanding our geographic reach into the southwest.

     - In April 1999, we purchased the assets of Dean Liles & Associates, Inc., an information technology strategy consulting practice based in Dallas, Texas and expanded our presence in the southwest.

     The results of operations for The PSS Group, Automated Business Systems, Applied Intelligence Group, and Dean Liles & Associates are included in the statements of operations for the years ended December 31, 1998 and 1999 beginning on the effective date of their acquisitions: January 1, 1998; June 30, 1998; September 1, 1998; and April 1, 1999, respectively.

     In the third quarter of 2000, the Company had two reportable segments after the reclassification of the e-Infrastructure segment as a discontinued operation. All prior year's revenue, cost of services and operating expenses have been restated to reflect this reclassification. Effective in the third quarter of 2000, the Company's reportable segments are as follows:

  -- e-Solutions - provides professional services that constitute the strategic and creative aspects of Netplex's e-solutions, as well as complete Internet-based application development, business security and protection consulting services and Retail Industry-focused consulting and integration services.

  -- Contractors Resources (CR) - provides business infrastructure and advisory services for its membership of independent contractors, which allow members to maximize the freedom and wealth potential of the independent lifestyle while enjoying the benefits associated with full-time employment.

Results of Operations

Nine Months Ended September 30, 2000 and 1999

     The following table sets forth the revenue, gross profit, expenses, and income of each of the business areas for the nine months ended September 30, 2000 and 1999:

Consolidated Operating Results by Segment (amounts in thousands (except for percentages))


                                                         Nine months ended
                                                           September 30,
                                                      ----------------------
                                                        2000           1999
                                                      -------         ------

     Operating revenues
      e-Solutions services                              9,585       $  9,266
      e-Solutions product resales                       2,091          1,542
                                                      -------         ------
       e-Solutions                                     11,676         10,808
      Contractors Resources                             1,146            984
                                                      -------         ------
        Operating revenues                             12,822         11,792
                                                      -------         ------
     Gross profit
      e-Solutions services                              4,353          4,546
      e-Solutions product resales                         533            442
                                                      -------         ------
       e-Solutions                                      4,886          4,988
      Contractors Resources                               747            689
                                                      -------         ------
        Gross profit                                    5,633          5,677
                                                      -------         ------
     Gross profit percentage
      e-Solutions services                               45.4%          49.1
      e-Solutions product resales                        25.5%          28.7
                                                      -------         ------
       e-Solutions                                       41.8%          46.1
      Contractors Resources                              65.2%          70.0
                                                      -------         ------
        Gross profit percentage                          43.9%          48.1
                                                      -------         ------
     Operating expenses
      e-Solutions                                       4,459          2,384
      Contractors Resources                             4,081            994
                                                      -------         ------
        Operating expenses                              8,540          3,378
                                                      -------         ------
     Operating income (loss)
      e-Solutions                                         427          2,604
      Contractors Resources                            (3,334)          (305)
                                                      -------         ------
        Operating income (loss)                        (2,907)         2,299
                                                      -------         ------
     Corporate expenses                                (6,210)        (3,233)
     Restructure charges                               (1,512)            --
                                                      -------         ------

    EBITDA (1)                                       (10,629)          (934)
    Depreciation and amortization                     (1,480)        (1,080)
    Interest income (expense)                             22           (319)
    Tax expense                                           --             --
                                                     -------         ------
    Loss from continuing operations                  (12,087)        (2,333)
    Income (loss) from discontinued operations,
    net of tax                                          (951)         1,117
    Gain on disposal of discontinued operations          513             --
                                                     -------         ------
    Net operating ( loss)                            (12,525)       $(1,216)
                                                     =======         ======

----------------------

/1/ See definition of EBITDA in note 18 of the notes to our consolidated financial statements included elsewhere in this prospectus.

Nine months ended September 30, 2000 compared to the nine months ended September 30, 1999:

     Revenue for the nine months ended September 30, 2000 increased $1.0 million or 6.5% to $12.8 million, compared to $11.8 million for the same period in 1999. This increase includes a $0.9 million or 8.0% increase in e-Solution revenue made up of a $0.5 million or 25.8% increase in e-Solutions product resales and an increase of $0.3 or 2.6% in e-Solution services. This overall increase in revenue was augmented by a $0.2 million or 11.8% increase in Contractors Resources revenue.

     Gross profit for the nine months ended September 30, 2000 remained relatively unchanged from the same period of 1999. Contractors Resources gross profit increased $0.1 million or 6.0% offset by decreases in e-Solutions gross profits of $0.1 million or 0.2%. The e-Solutions services gross losses increased $0.2 million or 3.2% were partially offset by e-Solutions product resales gross profit increases of $0.1 million or 15.1%.

     Gross profit margins decreased to 43.9% for the nine months ended September 30, 2000 compared to 48.1% for the same period in 1999. e-Solutions services and product resales gross profit margins decreased from 49.1% and 28.6% in 1999 to 45.4% and 25.5% in 2000, respectively. This decrease in e-Solution services was primarily due to lower technical staff utilization levels in the nine months ended September 30, 2000 compared to the same period in 1999. Contractors Resources gross profit margin decreased from 70.0% in 1999 to 65.2% in 2000.

     Segment operating expenses for the nine months ended September 30, 2000 increased $5.1 million or 81.2% to $8.5 million from $3.4 million for the same period of 1999. This increase included increases in e-Solutions and Contractors Resources of $2.0 million or 54.3% and $3.1 million or 121.9%, respectively. The increase in the Contractors Resources' operating expenses was due primarily to the fees paid to TMP Interactive, Inc. under the co-branding services arrangement.

     Segment loss for the nine months ended September 30, 2000 was $2.9 million as compared to a segment income of $2.3 million for the same period of 1999, a decline of $5.2 million or 432.4%. This decline includes decreases in segment profits from e-Solutions and Contractors Resources of $2.2 million or 78.8% and $3.0 million or 194.6%, respectively.

     Corporate expense for the nine months ended September 30, 2000 increased $3.0 million or 49.6% to $6.2 million from $3.2 million in the same period of 1999. This increase reflects the additional investment in corporate development capability to support the growth of operations and the integration of acquisitions. Subsequently, as a result of the restructuring and discontinued operations, corporate expenses are expected to decrease.

     Restructuring charges of $1.5 million for the nine month period ended September 30, 2000 were the result of the closing of the Company's Roseland, New Jersey office, including related workforce reductions. There was no comparable charge in the same period of 1999.

     Earnings (from continuing operations) before interest, income taxes, depreciation and amortization ("EBITDA") for the nine months ended September 30, 2000 was a loss of $7.7 million as compared to a loss of $3.2 million for the same period of 1999, a decline in EBITDA of $4.5 million or 138.8%. The components of this decrease are discussed above.

     Depreciation, amortization, interest expense and minority interest for the nine months ended September 30, 2000 increased $0.1 million to $1.5 million from $1.4 million for the same period of 1999. This increase is principally due to the amortization of the developed software for the Contractors Resources operation.

     Loss from discontinued operations for the nine month period ended September 30, 2000 was $1.0 million compared to an income from discontinued operations of $1.1 million for the same period in 1999, an decrease of $2.1 million or 185.1%. See Note B to the financial statements for a description of the discontinued operations.

     Gain on the disposal of discontinued operations for the nine month period ended September 30, 2000 was $0.5 million. There was no comparable gain in the same period of 1999. See Note B to the financial statements for a description of the gain on the disposal of discontinued operations.

     No provision for income taxes was required for the nine months ended September 30, 2000 due to the generation of net losses. No provision for income taxes was required for the nine months ended September 30, 1999 due to utilization of net operating loss carryforwards generated in previous years.

     Net loss for the nine months ended September 30, 2000 was $12.5 million compared to $1.2 million in the same period of 1999, a decrease of $11.3 million or 930.0%. The components of this decrease are discussed above.

Fiscal Years Ended December 31, 1999, 1998 and 1997

     The following table sets forth the revenue, gross profit, expenses, and income of each of the business areas for the years ended December 31, 1999, 1998 and 1997.

Consolidated Operating Results by Segment

                                           Year Ended December 31

Operating revenues
                                     1999          1998            1997
                                     ----          ----            ----

    e-Information Services                                          $11,044,166              $ 3,533,025             $       ---
                                                                    -----------              -----------

    e-Infrastructure Services                                        20,437,959               17,459,183               6,346,530
    e-Infrastructure Product Resales                                 17,679,075                5,406,410               2,073,254
                                                                    -----------              -----------             -----------

    e-Infrastructure                                                 38,117,034               22,865,953               8,419,784
                                                                    -----------              -----------             -----------

    e-Business Solutions                                             49,161,200               26,398,618               8,419,784
    Contractors Resources                                            38,624,064               34,880,542              32,048,350
                                                                    -----------              -----------             -----------

       Operating revenues                                            87,785,264               61,279,160              40,468,134
                                                                    -----------              -----------             -----------

    Gross profit
    e-Information Services                                            5,442,115                1,690,505                      --
                                                                    -----------

    e-Infrastructure Services                                         5,915,833                5,468,254               2,337,358
    e-Infrastructure Product Resales                                  4,184,097                1,511,650                 949,518
                                                                    -----------              -----------             -----------

    e-Infrastructure                                                 10,099,930                6,979,904               3,286,876
                                                                    -----------              -----------             -----------

    e-Business Solutions                                             15,542,045                8,670,409               3,286,876
    Contractors Resources                                             1,373,887                1,324,682               1,096,104
                                                                    -----------              -----------             -----------

       Gross profit                                                  16,915,932                9,995,091               4,382,980
                                                                    -----------              -----------             -----------

    Gross profit percentage
    e-Information Services                                                 49.3%                    47.8%                     --
                                                                    -----------              -----------             -----------

    e-Infrastructure Services                                              28.9%                    31.3%                   36.8%
    e-Infrastructure Product Resales                                       23.7%                    28.0%                   45.8%
                                                                    -----------              -----------             -----------

    e-Infrastructure                                                       26.5%                    30.5%                   39.0%
                                                                    -----------              -----------

    e-Business Solutions                                                   31.6%                    32.8%                   39.0%
    Contractors Resources                                                   3.6%                     3.8%                    3.4%

        Gross  profit percentage                                           19.3%                    16.3%                   10.8%
                                                                    -----------              -----------             -----------

    Operating Expenses
    e-Information Services                                            3,305,752                  709,826
    e-Infrastructure Services and Product Resales                                                709,826                      --
                                                                      7,784,245                6,715,607               4,116,010
                                                                    -----------              -----------             -----------
    e-Infrastructure Product Resales                                      6,631                    9,627
                                                                    -----------              -----------

    e-Business Solutions                                             11,089,997               7,425,4333               4,116,010

    Contractors Resources                                             3,086,904                1,144,143               1,169,120
                                                                    -----------              -----------             -----------

       Operating revenues                                            14,176,901                8,569,576               5,285,130
                                                                    -----------              -----------             -----------

    Operating income
    e-Information Services                                            2,136,363                  980,679                      --
    e-Infrastructure Services and Product Resales
                                                                      2,315,685                  264,297                (829,134)
                                                                    -----------              -----------             -----------


    e-Business Solutions                                              4,452,048                1,244,976                (829,134)
    Contractors Resources                                            (1,713,017)                 180,539                 (73,016)
                                                                    -----------              -----------             -----------

       Operating income                                               2,739,031                1,425,515                (902,150)
                                                                    -----------              -----------             -----------

       Corporate Expenses                                             5,530,469                2,736,624               1,480,453
                                                                    -----------              -----------             -----------

       EBITDA /1/                                                    (2,791,438               (1,311,109)             (2,382,603
        Interest, taxes, depreciation

/1/ See definitions of EBITDA in note 18 of the notes to our consolidated financial statements included elsewhere in this prospectus



     & amortization                  4,632,385         1,237,615        491,000
                                   -----------       -----------    -----------

     Net operating loss            $(7,423,823)      $(2,548,724)   $(2,873,603)
                                   ===========       ===========    ===========

Fiscal Year 1999 Compared to Fiscal Year 1998

     Revenue for the year ended December 31, 1999, increased $26.5 million or 43.3% to $87.8 million, compared to $61.3 million for the year ended December 31, 1998. This increase included a $7.5 million or 212.6% increase in e-Information Services revenue, a $15.3 million or 66.7% increase in e-Infrastructure Services revenue, and a $3.7 million or 10.7% increase in Contractors Resources revenue.

     The increase in 1999 revenue included $20.5 million of increased revenue from a full year of operations of Automated Business Systems and Applied Intelligence Group, which were acquired by the Company effective July 1, 1998, and September 1, 1998, respectively. Additionally, there was a $6.0 million or 9.7% increase in revenue from businesses owned as of December 31, 1998. The increase in revenue in 1999 from businesses owned as of December 31, 1998 included increases in e-Infrastructure Services of $4.3 million or 7.1% and $3.7 million or 11.2% in Contractors Resources. The increase in e-Infrastructure Services was due primarily to increased sales volume in 1999 as compared to the same period of 1998. The growth in

Contractors Resources revenues was due to an increase in the number of contractor members increasing sales volume.

     Gross profit for the year ended December 31, 1999, increased $6.9 million or 69.2% to $16.9 million as compared to $10.0 million for 1998. This increase included an increased gross profit in e-Information Services of $3.8 million or 221.9%, a $3.1 million or 44.7% increase in e-Infrastructure Services, and a $49,000 or 3.7% increase in Contractors Resources gross profit.

     The increase in gross profit included $5.9 million of increased gross profit from a full year of operations of Automated Business Systems and Applied Intelligence Group. Gross profit from businesses owned as of December 31, 1998, increased $1.0 million. The increase in gross profit for the businesses owned as of December 31, 1998, included a $1.0 million or 9.9% increase in e-Infrastructure Services gross profit and a $49,000 increase in Contractors Resources gross profits.

Gross profit margins increased to 19.3% for the year ended December 31, 1999, from 16.3% in the same period of 1998. e-Information Services gross profit margins increased from 47.8% in 1998 to 49.3% in 1999. e-Infrastructure Services gross profit margins decreased from 30.5% in 1998 to 26.5% in 1999. Contractors Resources gross profit margins decreased from 3.8% in 1998 to 3.6% in 1999.

     The increase in e-Information Services gross profit margins was primarily due to better utilization in 1999 versus 1998 which was interrupted by the acquisition of Applied Intelligence Group and Automated Business Systems. The e-Infrastructure Services gross profit margin decrease was due to a decline in the latter half of the year in Technical Consulting Services and disproportionate growth in product revenue with lower margins than service revenue in systems integration services. Contractors Resources had lower gross profit margins primarily due to increased numbers of new members at lower introductory fees to build membership base.

     Operating expenses for the year ended December 31, 1999, increased $5.6 million or 65.4% to $14.2 million from $8.6 million for the same period in 1998. This increase included increases in e-Information Services, e-Infrastructure Services, and Contractors Resources operating expenses of approximately $2.6 million, $1.1 million and $1.9 million, respectively. The increase in operating expenses was primarily due to the acquisitions of Automated Business Systems and Applied Intelligence Group, which collectively increased operating expenses in 1999 by $5.9 million.

     Operating income for 1999 was $2.7 million as compared to $1.4 million for 1998, an increase of $1.3 million. This improvement included increases in profits from e-Information Services and e-Infrastructure Services of $1.2 million and $2.1 million, respectively, and a loss for Contractors Resources of $1.9 million.

     Corporate expense for the year ended December 31, 1999, increased $2.8 million or 102.1% to $5.5 million from $2.7 million in the same period of 1998. This increase reflected an additional investment in corporate development capability and infrastructure to support the growth of operations.

     EBITDA for the year ended December 31, 1999, was a loss of $2.8 million as compared to a loss of $1.3 million for the same period of 1998, which represented a decline in EBITDA of $1.5 million. The components of this $1.5 million decline are discussed above.

     Depreciation, amortization, and interest expense for the year ended December 31, 1999, increased $3.4 million to $4.6 million from $1.2 million for the same period of 1998. The increase was principally due to the write off of intangibles from the acquisition of The PSS Group of $1.8 million that was charged to selling, general and administrative expenses, additional amortization and depreciation from the acquisitions of Automated Business Systems and Applied Intelligence Group, and increased borrowings under the Company's line of credit facility to support growth during the year ended December 31, 1999.

     Due to the generation of net losses, no provision or benefit for income taxes was recorded for either the year ended December 31, 1999 or 1998. Any tax benefits associated with net operating losses have been fully reserved for by a valuation allowance.

     The net loss in 1999 increased $4.9 to $7.4 million from $2.5 million in 1998. The components of this increase are discussed above.

Fiscal Year 1998 Compared to Fiscal Year 1997

     Revenue for the year ended December 31, 1998 increased $20.8 million or 51.4% to $61.3 million, compared to $40.5 million for the same period in 1997. This increase included a $3.5 million increase in e-Information Services revenue, all of which resulted from the acquisition of Applied Intelligence Group, a $14.4 million or 171.6% increase in e-Infrastructure Services revenue, and a $2.8 million or 8.8% increase in Contractors Resources revenue.

     The increase in revenue in 1998 included $13.5 million of revenue contributed collectively by The PSS Group, Automated Business Systems, and Applied Intelligence Group acquired by the Company effective January 1, 1998, July 1, 1998, and September 1, 1998, respectively, and $7.3 million or 18% in revenue growth of the businesses owned as of December 31, 1997. The increase in revenue in 1998 from businesses owned as of December 31, 1997, included increases in e-Infrastructure Services and Contractors Resources revenues of $4.4 million and $2.8 million, respectively. The increase in revenue in e-Infrastructure Services was due primarily to increased sales volume in 1998 as compared to the same period of 1997. The growth in Contractors Resources revenues was to due to an increase in the number of contractor members increasing sales volume and increased rates for services.

     Gross profit for the year ended December 31, 1998, increased $5.6 million or 128% to $10.0 million as compared to $4.4 million for the same period of 1997. This increase included an increased gross profit in e-Information Services of $1.6 million, all of which resulted from the acquisition of Applied Intelligence Group, a $3.7 million or 112.4% increase in e-Infrastructure Services gross profit and an increase of $ 229,000 or 20.9% in Contractors Resources gross profit.

     The gross profit growth included $5.2 million of gross profit contributed collectively by The PSS Group, Automated Business Systems, and Applied Intelligence Group acquired in January, 1998, June, 1998, and September, 1998, respectively, and a $1.7 million increase in gross profits from businesses owned as of December 31, 1997. The growth in gross profit for the businesses owned as of December 31, 1997, included a $1.5 million, or 37%, increase in e-Infrastructure Services gross profit and a $229,000 increase in Contractors Resources gross profit.

     Gross profit margins increased to 16.3% for the year ended December 31, 1998, from 10.8% in the same period of 1997. e-Information services gross profit margins were 47.8% in 1998, all of which resulted from the acquisition of Applied Intelligence Group. e-Infrastructure Services gross profit margins decreased from 39.0% in 1997 to 30.5% in 1998. Contractors Resources gross profit margins increased from 3.4% in 1997 to 3.8% in 1998.

     The decrease in e-Infrastructure Services gross profit margins was primarily due to the higher product content in the 1998 revenues than in 1997 and increased systems implementation consulting revenue. Product revenue and systems implementation consulting revenue commands a lower gross profit margin than custom software development, high end consulting and system design work revenue, which did not grow as rapidly as the product or systems implementation consulting revenue in 1998. The e-Infrastructure Services gross profit margin decrease was due to higher growth in Technical Consulting Services than in systems integration. Technical Consulting Services command a lower gross profit margin than systems integration work. The acquisition of The PSS Group in January, 1998, and the opening of a Tampa office in April, 1998, fueled the Technical Consulting Services growth. Contractors Resources achieved higher gross profit margins primarily through increased service fees to its members.

     Operating expenses for the year ended December 31, 1998, increased $3.3 million or 61.2% to $8.6 million from $5.3 million for the same period of 1997. This increase included increases in e-Information Services operating expenses, all of which resulted from the acquisition of Applied Intelligence Group, and in e-Infrastructure Services operating expenses of $0.7 million and $2.6 million, respectively. Contractors Resources operating expenses decreased by $25,000. The increase in operating expenses was primarily due to the acquisitions of The PSS Group, Automated Business Systems, and Applied Intelligence Group, which collectively increased operating expenses in 1998 by $4.3 million.

     Operating income for the year was $1.4 million as compared to a loss of $0.9 million for the same period of 1997, an improvement of $2.3 million. This improvement included increases in profits from e-Information Services, e-Infrastructure Services, and Contractors Resources of $1.0 million, $1.1 million, and $254,000, respectively. Operating income for The PSS Group, Automated Business Systems, and Applied Intelligence Group accounted for $923,000 of this improvement.

     Corporate expense for the year ended December 31, 1998, increased $1.3 million or 84.9% to $2.7 million from $1.5 million in the same period of 1997. This increase reflected an additional investment in corporate development capability to support the growth of operations and the integration of acquisitions.

     Restructuring costs of $160,000 were recorded in the year ended December 31, 1998, related to the reduction of duplicate costs and consolidation of facilities. Acquired in-process technology of $250,000 from the acquisition of Applied Intelligence Group was written-off in the 1998. We also wrote off $131,000 of software items in our inventory that became obsolete.

     EBITDA for the year ended December 31, 1998, was a loss of $1.3 million as compared to a loss of $2.4 million for the same period of 1997, an improvement in EBITDA of $1.1 million. The components of this improvement are discussed above.

     Depreciation, amortization, and interest expense for the year ended December 31, 1998, increased $747,000 to $1.2 million from $491,000 for the same period of 1997. This increase was principally due to increased amortization and depreciation from the acquisitions of The PSS Group, Automated Business Systems, and Applied Intelligence Group and increased borrowings under our line of credit facility to support growth for the year ended December 31, 1998.

     Due to the generation of net losses, no provision or benefit for income taxes was required for either the year ended December 31, 1998 or 1997.

     The net loss decreased $325,000 to $2.5 million from $2.9 million in the same period of 1997. The components of this improvement are discussed above.

Liquidity and Capital Resources

     At September 30, 2000, the Company had cash and cash equivalents of $7.7 million. The Company had $4.4 million outstanding on its line of credit facilities.

The following increased the Company's liquidity and capital resources:

     For the nine months ended September 30, 2000 the Company's cash increased by $3.5 million. This increase is comprised of cash used in operating activities of $7.1 million, cash used in investing activities of $1.1 million and cash provided by financing activities of $11.7 million.

     In March 2000, the Company issued prepaid warrants that resulted in net proceeds to the Company of $1.3 million and issued convertible preferred stock that resulted in net proceeds to the Company of $9.5 million.

     On July 31, 2000, the Company received a line of credit, secured by the Company's assets, with Silicon Valley Bank. Under the Silicon Valley Bank line of credit the Company can borrow up to an amount equal to 85% of its eligible accounts receivable, as described in the line of credit, but not more than $6.0 million. This line of credit expires on July 31, 2002 and bears interest at the bank's prime rate plus 1.75%. The terms of the line of credit require that the Company meet certain financial and other covenants, including maintaining minimum tangible net worth of $4.0 million. The Company has also agreed to maintain an interest-bearing deposit account of $2.0 million with the bank. The Company has borrowed approximately $4,386,000 under the line of credit at September 30, 2000. As of September 30, 2000, the Company was not in compliance with the covenant that requires it to maintain tangible net assets of $4,000,000. The bank was notified but did not issue a notice of default. The Company and the Bank are in discussions to resolve the matter and negotiate an amendment to the loan agreement as soon as practical.

     Dividends of $0.4 million were paid on the Company's Class A, Class C Class D Cumulative Preferred Stock during the nine months ended September 30, 2000.

     At September 30, 2000, there were $0.1 million of accrued dividends on the Company's Class D Cumulative Preferred Stock. The Company subsequently issued common stock in lieu of cash as payment of those dividends.

     During the nine months ended September 30, 2000, 29,364 shares of Class A Cumulative Preferred Stock were converted into an equal number of shares of Common Stock. The Class C shares are not eligible for conversion to Common Stock until September 2003. The conversions of the Class A Cumulative Preferred Stock during the nine months ended September 30, 2000 will reduce the Company's obligation for dividend payments by $1,835 per quarter ($7,341 annually).

     Stock options and warrants to purchase 2,078,752 shares of the Company's Common Stock were exercised during the nine months ended September 30, 2000, generating cash of $2.7 million for the Company.

Acquisitions and future plans.

     Based on the Company's current operating plan, the Company believes that the cash generated from operating activities, coupled with borrowings on its line of credit facility, will be sufficient to meet the anticipated needs for working capital and capital expenditure for at least the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's liquidity needs, the Company may seek to obtain additional capacity on its line of credit, sell convertible debt securities or sell additional equity securities. However, no assurances can be given that any such addition financing sources will be available on acceptable terms or at all. The sale of convertible debt securities or additional equity securities could result in additional dilution to the Company's stockholders. Except as contemplated by the terms of the Series D Preferred Stock, the Company has no current plans, agreements, commitments, and is not engaged in any negotiations with respect to such transactions.

                            CHANGES IN ACCOUNTANTS

     For the year ending December 31, 1999, Grant Thornton LLP, independent certified public accountants, examined our financial statements. The shareholders have ratified the selection of Grant Thornton LLP as our auditors for the year ending December 31, 1999 and have approved the appointment of Grant Thornton LLP as our auditors for the year ending December 31, 2000.

     During 1999, there were no "disagreements" between Grant Thornton LLP and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

As reported on our Form 8-K filed May 21, 1999, on May 14, 1999, KPMG LLP resigned as our independent accountants. As stated in our Form 8-K filed May 21, 1999, the reports of KPMG LLP on our financial statements for each of the fiscal years ended December 31, 1998 and 1997 did not contain adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Additionally, as stated in the Form 8-K, in connection with the audits of our consolidated financial statements for each of the two fiscal years ended December 31, 1998 and 1997, and in the interim period subsequent to December 31, 1998, preceding the date of KPMG's resignation, there were no "disagreements" with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which "disagreement" if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the matter in their report.

     As stated in our Form 8-K filed June 2, 1999 and in the exhibits thereto, by letter purported to be dated May 13, 1999, delivered to our audit committee by facsimile on May 21, 1999, KPMG advised us that KPMG believed that there was a matter involving our internal control structure and its operation that KPMG considered to be a "reportable condition" under standards established by The American Institute of Certified Public Accountants. In the letter dated May 13, 1999, and an ensuing letter addressed to the Securities and Exchange Commission in response to the Item 4 disclosures set forth in our Form 8-K filed May 21, 1999, which letters were filed as Exhibits 16.1 and 16.2, respectively, to the Form 8-K filed June 2, 1999, KPMG stated that the matter referred to a lack of an adequate system of financial reporting, and more specifically, indicated that:

     - during KPMG's audit of our 1998 financial statements, KPMG noted that we had to seek extensions on several of our required filings with the Securities and Exchange Commission and that we had to amend our Forms 10-Q previously filed for the first three quarters of 1998;

     - KPMG believed that our system of financial reporting was not adequate to enable us to report accurate and timely financial information;

     - KPMG believed that our process for accumulating financial data neither provided management with sufficient time to evaluate the data in an effort to ensure accurate financial reporting nor did it enable us to meet financial reporting deadlines in a timely manner; and

     - KPMG believed that our system of financial reporting did not include a periodic process of evaluating our financial reporting policies in light of significant events or changes in circumstances which might impact those policies.

     As described in our Form 8-K filed June 2, 1999, we disagreed with KPMG's assertion of a "reportable condition" and furthermore, we were of the view that the "reportable condition" described in KPMG's letter did not rise to the level of a "reportable event" as defined in Item 304 of Regulation S-K. Because KPMG resigned before we received either letter, neither we nor our audit committee had an opportunity to discuss the matters with KPMG.

     The reports of our principal accountants on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits for the two most recent fiscal years, there have been no disagreements with our principal accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of our principal accountants, would have caused them to make reference thereto in their report on the financial statements for these years.

     We engaged the firm of Grant Thornton LLP, as of November 13, 1999, to act as our independent accountants. Our audit committee and Board of Directors approved the engagement of Grant Thornton LLP. We authorized KPMG LLP to respond fully to any inquiries of Grant Thornton LLP. We have not consulted with Grant Thornton LLP regarding the application of accounting principles as to a specified transaction or the type of opinion that might be rendered on our financial statements or any matter that was either the subject of a "disagreement" or a "reportable event" prior to their engagement as our independent accountants.

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We do not believe that there is any material market risk exposure with respect to derivative or other financial instruments that would require particular disclosure. Our obligations under our lines of credit are short-term in nature with an interest rate that approximates the market rate.

                                   BUSINESS

Overview

     We are an Internet services company that leverages industry-specific knowledge, creative ideas, and technology expertise to create customized e-solutions. We are based in Reston, Virginia and have offices in 7 other locations in the U.S.

By thoroughly understanding the business dynamics and technology trends of specific vertical markets, we seek to better understand the business problems faced by companies within these industries. This allows us to develop and deliver e-solutions that serve our customers' unique strategic, creative, and technological business needs. As a result, our e-solutions seek to help customers transition from their existing systems and processes to business models that are aligned to the demands of the digital age.

     The  Netplex e-Solution

     An e-solution is a customized combination of strategy, design, development, and project management services that helps a customer solve a business problem, improve a business process, or pursue a business opportunity that has emerged from the e-business era.

     Our e-solutions are divided into five categories:

     -    e-Strategy Consulting;
     -    Creative Design;
     -    e-Application Development, including Internet, intranet, and
     -    extranet; and
     -    Systems Integration.

     With this portfolio of services, we guide customers' initiatives from idea to implementation. Our services seek to provide customers with e-business solutions that cover them "three-dimensionally"--from concept to implementation, from interface to back-end systems, and from efficiency to value creation. We believe that our services position customers to benefit from integrated and streamlined interactive relationships with their customers, partners, and stakeholders.

     MyBizOffice

     In addition to our e-solutions offerings, we have a subsidiary, Contractors Resources, Inc., which we recently recast as the provider of an integrated online service under the brand name MyBizOffice(TM). Targeting professional consultants from all industries and professions, MyBizOffice is a business-to-business, or "B2B," service designed to provide the financial infrastructure, resources, and business services that help professionals build careers as independent consultants. We believe that our transformation of the traditional Contractors Resources business model into an integrated e-business model has increased the business's flexibility, scalability, geographic scope, and exposure.

     MyBizOffice serves as a "virtual corporate office" for its member consultants. It provides its members the services of a corporate administration staff, including the following:

     -    contract review;
     -    time sheet administration;
     -    billing and collections;
     -    health benefits;
     -    retirement plans;

     -    liability insurance;
     -    online account management;
     -    wealth-building financial strategies; and
     -    tax administration.

     At the same time, MyBizOffice helps keep its members abreast of developments that affect their independent life and work style. Through its time-saving and wealth-building services, MyBizOffice is designed to permit its members to focus on revenue-generating activities, thus maximizing their earning power.

     We are currently incubating the MyBizOffice brand and the "Business Service Provider" model associated with MyBizOffice. In 2000, we intend to invest in the incubation process through:

     -    increasing the marketing program,
     -    expanding core service offerings,
     -    expanding existing strategic relationships, and
     -    exploring additional strategic relationships.

Background and Development

     We were incorporated in 1986 in New York under the name CompLink, Ltd. In 1992, we effected an initial public offering to finance an effort to develop a messaging software system. In 1996, we acquired, through a merger that was accounted for as a reverse merger, The Netplex Group, Inc. and Contractors Resources, and changed our name to The Netplex Group, Inc.

     This merger provided us with new management and a revised corporate mission. To better position ourselves to deliver the comprehensive services required to compete in the e-solutions market, we have acquired several companies during the last three years. In 1997, we acquired Raleigh, North Carolina-based Onion Peel Solutions, LLC. In 1998, we acquired The PSS Group, Inc., Automated Business Systems of North Carolina, Inc., Kellar Technology Group, Inc., and the retail technical consulting business of Applied Intelligence Group, Inc. In 1999, we purchased Dean Liles & Associates, Inc. These businesses expanded our experience, technical staff, customer base, market exposure, revenue, and industry-focused expertise.

Market Opportunity

Our e-Solutions Market Opportunity

     According to Forrester Research estimates, the combined worldwide Internet-based B2B and business-to-consumer, or "B2C," e-commerce transactions are growing at about 95% annually, from $51.0 billion in 1998 to over $1.4 trillion by 2003. We believe that this statistic indicates a growing acceptance of the Internet as a medium for B2B and B2C commerce. Our customers have become participants in this growth by implementing business strategies that leverage the Internet. In several cases, these "e-business" strategies include the enhancement of static "brouchureware" Internet sites with Web-based applications through which financial, or "e-commerce," transactions can be processed.

     In our experience, we have found that businesses wishing to implement Internet-based or Internet-integrated e-business strategies often require skill sets and capacity that extend beyond their internal marketing and information systems staff. As a result, several of our customers have selected us to provide Internet-related consulting services intended to help them develop e-business strategies and/or build the systems and applications intended to fulfill their strategies.

     According to International Data Corporation estimates, worldwide demand for Internet-related consulting services is growing at about 60% per year, from $7.8 billion in 1998 to over $78.0 billion in 2003. Through our service offerings and experience, we seek to capitalize on the growth of this market opportunity. As a result, we have sought to position ourselves as part of a relatively new category of companies that focus on providing Internet-related consulting services. These companies are commonly known as e-Solutions Providers, Internet Consulting Companies, or e-Consultancies.

Internet Security Opportunity

     Our Business Protection Services practice has provided high-level information security and contingency planning services to some of the world's most recognized companies and organizations. We expect the recent highly publicized Internet security breaches to have a beneficial impact on growth within this segment of our business.

Contractors Resources Market Opportunity

     Through its MyBizOffice brand, our subsidiary, Contractors Resources, serves the population of professionals who choose to work as independent contractors. The Bureau of Labor and Statistics estimates that there are approximately 9.0 million professional consultants in the United States and the Gartner Group estimates that by 2002, 50% of information technology, or IT, workers at companies with a market value over one billion dollars will be independent consultants.

Overview of our e-Solutions Services

     As noted above, we divide our e-solutions into five primary categories:

     -    e-Strategy Consulting;
     -    Creative Design;
     -    e-Application Development; and
     -    Systems Integration.

Together, these service categories represent the end-to-end e-solutions that enable customers to engage a single vendor to guide them through varying degrees of e-business transition.

     We believe that we have planned our services portfolio so that it will consistently serve various vertical industries. We have already formalized a retail industry-focused practice and, during 2000, we intend to leverage our existing customer base to establish additional formalized vertical practices. Industries in which we have multiple customers and in which we may establish vertical practice areas include financial services, education, healthcare, and entertainment/media.

e-Strategy Consulting

     Our e-Strategy Consulting practice creates strategies that help our clients leverage the Internet in order to sustain and advance their businesses. Our e-Strategy experts work with our clients' executive-level managers to understand their specific goals and objectives, which we believe better enables us to help develop strategies for improving their operations. Typically, the strategy phase concludes with the development of a technology plan to enable the customer to implement its strategy.

Creative Design

     We seek to leverage our Creative Design services to help customers build and maintain interactive relationships with their customers and business partners. Customers often look to our Creative Design services to create customizable user interfaces that improve users' overall interactive experience. In addition, our Creative Design services include interactive marketing services, wherein we assess clients' customer definition, acquisition, and retention issues before creating appropriate solutions. Specific Creative Design services that we provide include the following:

     -    branding;
     -    Web site design;
     -    interactive advertising; and
     -    program tracking.

e-Application Development

     Our e-Application Development practice provides the following services:

     -    develops Internet-based applications;
     -    designs intranet/extranet business systems; and
     -    Web-enables existing systems and processes.

     The group leverages its 15 years of experience implementing business information solutions in its implementation of applications that seek to integrate seamlessly with legacy systems.

Systems Integration

     We believe that "traditional" systems integration services continue to play a significant role within even our most "leading-edge" e-business customers. Our systems integration capabilities extend to providing integration of multi-site enterprise applications, such as retail merchandising and financial systems, and rapid integration of B2B and B2C applications. In addition, we provide the following systems integration services that seek to improve customers' business operations or better position them for upcoming e-business ventures:

     -    technology configuration;
     -    deployment; and
     -    optimization services.

     We also market a proprietary software solution called CHAINLINK(TM) that is applicable to multi-site retail environments connected via the Internet. CHAINLINK is an industry-focused data transfer tool that is designed to leverage Internet Protocol, or "IP," networks to improve store-to-store and store-to-headquarters communications, regardless of the type or configuration of each store's systems.

Overview of Contractors Resources Services

     Contractors Resources, a Netplex subsidiary, gives professional consultants the advantages of contract employment, self-employment, and corporate employment in one program.

     Through its MyBizOffice brand, Contractors Resources provides business infrastructure and advisory services for its membership of professional consultants. These services, which are listed below, are designed to permit consultants to maximize the freedom and wealth potential of the independent lifestyle while enjoying the benefits associated with full-time employment.

     -  Time sheet collection and billing       -  Profit sharing administration
     -  Expense reimbursement                   -  401(k) administration
     -  Accounts receivable management and      -  Benefits administration
        customer collections                    -  Contract review
     -  State/federal/local payroll tax filings -  Billing rate advice
     -  Credit union membership

     As W-2 employees of Contractors Resources, MyBizOffice members have access to a comprehensive suite of employee benefits. This benefits program, which is customizable to the personal needs of the professional consultant, includes

     -  group health;

     -  dental;

     -  disability; and

     -  professional liability.

     In addition, Contractors Resources offers profit sharing and 401(k) retirement plans that allow consultants to annually contribute as much as $30,000 to the plans.

     Members can also take advantage of several advisory services, including up-to-date billing rates, industry news, and knowledge sharing programs. The site also helps to keep consultants current on technology changes and provides directories of training resources that can help keep members' skills in line with the needs of their industries.

     MyBizOffice is also an advocate for the independent worker. There is no potential conflict among the consultant market and the organizations that may engage them because MyBizOffice does not earn fees for finding or brokering the engagements. Thousands of "e-talent marketplaces" already provide this service. Keeping the contract worker as the primary focal-point of the business is pivotal to our strategy.

Financial Information About Segments

     For financial information regarding our business divisions, including e-Information Services, e-Infrastructure Services, and Contractors Resources, as well as a discussion of a change in our segments and a restatement of prior periods, see note 18 of the notes to our consolidated financial statements included elsewhere in this prospectus.

Our e-Solutions Competition

     The market for our e-Solutions is highly competitive. The rapid growth of the Internet services market has fueled a significant influx of companies that pose a competitive threat to our e-solutions business. Many of these companies have greater resources, greater expertise, or better access to capital than us.

     In a broad sense, competition for Internet-related services can range from local Web development companies to large traditional technology providers such as IBM and Microsoft. However, because we target middle-market and larger organizations with an approach that focuses on solving business problems within vertical industries, our e-solutions competitors are generally companies that, like us, deliver a wide variety of Internet-related services.

     We compete with public and private companies. Companies with which we most commonly compete include the following, among others:

     -    AnswerThink;
     -    AppNet;
     -    Cysive;
     -    iXL Enterprises;
     -    Predictive Systems;
     -    Proxicom;
     -    Sapient;
     -    US Interactive;
     -    USWeb/CKS; and
     -    Xceed.

Of the companies with which we most commonly compete, several have moved into the full-service e-solutions market by expanding specific core disciplines, such as network engineering or creative design, while others are start-ups that have been built upon a full-service solutions delivery model.

     Customers also often call upon us to perform individual specialized services from our portfolio, such as information security, network performance enhancements, and enterprise application integration. In these cases, we frequently compete with the "Big 5" consulting firms, including Deloitte & Touche and Andersen Consulting.

e-Solutions Differentiators

     We believe that we have several competitive differentiators:


     Three Dimensions of End-to-End e-Solutions. We attempt to compete with other companies in our market by providing "end-to-end" solutions and developing relationships with customers who seek a single-solution provider for strategizing, developing, launching, and managing their e-business initiatives. Our end-to-end e-solutions seek to cover customers' business requirements "three dimensionally": from beginning to end, from front to back, and from efficiency to value creation. We provide beginning to end services that guide customers from the strategic conception of their e-business initiatives through application development and deployment. Simultaneously, we serve customers' e-business initiatives from front to back--our services connect front-end Web design with back-end databases and legacy systems, while incorporating the appropriate security, networking, and performance management elements. Finally, the scope of our services ranges from relatively simple efficiency improvements to creating new value for businesses with complex e-business transformations.

     Industry Focus. We focus on understanding the business dynamics and technology trends of specific vertical industries. We believe that this focus permits us to better create repeatable solutions with referenceability. As part of our fundamental business strategy, we establish formal practice areas dedicated to serving the unique needs of specific industries. As of June 2000, our largest vertical industry practice was in the retail industry. We employ over 60 full-time billable professionals dedicated to creating retail-specific solutions and our employees have amassed a cumulative 1,000 person-years of retail technology and strategy experience.

e-Solutions Case Study: Retail Communications Application Developer

     Working alongside the executives of one of our customers, a retail communications applications developer, our business strategists and engineers helped conceive a B2B "e-Catalog": an Internet-based service that would connect retailers, distributors, and manufacturers to all partners through a single interface. We then assisted in the design, development, and launch of the resulting product, which allows retailers and suppliers to exchange product, price, and promotion information electronically. This product's Internet-based shared database synchronizes pricing, product, and promotional information throughout the retail supply chain, which saves time otherwise spent correcting delivery and receiving errors, researching disputed invoices, and tracking down late or missing promotion information.

e-Solutions Case Study: Disease Management Services Provider

     A provider of disease-management services specializing in urological tumors and complex diseases had a critical need for a faster, more reliable method for providing results to its customers--physicians and medical organizations. In addition, it wanted to use Internet technology to gain a competitive advantage in the industry and increase the understanding of urological diseases and their clinical management. We conceptualized, designed, and developed an Internet-based system that lets doctors access test results through a secure area within the customer's Web site, thus minimizing diagnostic errors due to poor dissemination of test results. The system not only allows doctors access to test results instantly, it interfaces securely with headquarters' live test-tracking database. This allows doctors to track the status of tests, receive advance case reports on current diagnostic findings, and quickly request consultations with pathologists. The new e-business solution has helped the customer assist doctors in providing optimal patient care and making economical decisions in a managed-care environment while allowing the company to expand its client base to include patients and educators.

e-Solutions Case Study: Major U.S. Stock Market

     Concerned about the possibility of being victimized by Internet-based security breaches, the customer, a major U.S. stock exchange, realized it needed to conduct proactive testing to ensure the security of its existing systems, as well as systems it was planning to implement. The customer called on us to assess their security status and perform appropriate security testing services. Among the several tests we performed were a "DMZ Profile," in which we identified vulnerabilities in their Internet-accessible systems such as their mail gateway and Web server, and Modem Isolation Tests, which identified unauthorized modem-based entry avenues. As a result of our security testing services and ensuing recommendations, the customer has improved its security and has minimized external and internal vulnerabilities.

Contractors Resources Competition

     The market for Contractors Resources MyBizOffice service offering is competitive and changing quickly. We expect that additional companies will emerge in this market and that competition will therefore intensify. Our competitors vary in size and in scope of services.

     We may experience lower margins and/or a reduction in the number of members of the MyBizOffice service as a result of competitive forces. If we cannot compete effectively within this market, we may be unable to sustain or grow our business.

Contractors Resources Differentiators

     Online Service Offering. Some competitors provide a subset of the full range of services offered through MyBizOffice and do so through "paper-based," rather than online, systems. We believe that the Web-based MyBizOffice offering is more scalable and flexible than paper-based systems, and research we conducted in 1999 indicated that an online system is more appealing to our members and target market. Several paper-based competitors have recently indicated that they will be launching online service offerings.

     Experience. Contractors Resources has been providing contractor-focused back-office services since 1986. We believe that this represents a longer period of time than other similar businesses, several of which have emerged in the last two years. We believe that this experience has helped us create formal business processes that are flexible and scalable.

     Community. We believe that an important advantage of the MyBizOffice service is its community of professionals who can provide knowledge sharing to other members. Through the MyBizOffice Web site, Contractors Resources can address this community with specialized marketing programs intended to generate new membership and advertise the sale of products and services.

Seasonal Considerations

     We are not affected by seasonal changes except that only a limited amount of services are furnished to retail clients during the period from the end of November to the end of January. There is no material seasonal effect on our Contractors Resources business.

Backlog

     The backlog of our e-Solutions project based business was approximately $5,000,000 as of January 19, 2001. Due to the nature of its business, Contractors Resources does not have backlog.

e-Solutions Strategic Relationships

     We continue to develop strategic relationships with companies or organizations whose services we believe complement ours. We believe that these partnerships play an important role in our strategy of being a premium-level end-to-end e-solutions provider. As technologies evolve, our ability to deliver advanced e-solutions may depend on our ability to secure and maintain alliances with leading technology manufacturers.

MyBizOffice Strategic Relationships

     Contractors Resources pursues four categories of companies--contractor-focused e-talent marketplaces, business-to-business e-procurement companies, financial services companies, and e-commerce product and service providers--with which it intends to form strategic partnerships. Contractors Resources expects that partnering with the leading companies in these categories--such as Monster.com, with which MyBizOffice formed an alliance in May 2000--will bring significant exposure to MyBizOffice, increase membership, and add value to the services it provides its associates.

Customers


     Our customer base includes Fortune 500, Fortune 1000, and middle-market firms. In addition, our customers extend into the retail, healthcare, education, financial services, and entertainment/media industries, among others. Some of our major customers include:


     -    Amtrak
     -    America Online
     -    BTG
     -    Farm King Supplies
     -    Freddie Mac
     -    GTE
     -    Hancock Fabrics
     -    Lego Systems
     -    Sonic Industries
     -    Telecorp
     -    Trans World Entertainment
     -    Union Camp
     -    Unisys
     -    Virgin Entertainment

We derived, and believe that we will continue to derive, a significant portion of our revenue from a large number of clients. In 1999, no single client accounted for more than 10% of our revenues.

Geographic Positioning

     Our geographic scope currently consists of 12 office locations. Of these, nine are on the East Coast of the United States, and three are elsewhere in the United States. We do not have any locations outside of the United States. Revenue from sources outside of the United States is less than 1% of our total revenue.

     Expanding our geographic reach is a priority in 2000 and beyond. We are continually assessing the most suitable areas for geographic expansion and will seek to penetrate new markets when appropriate, either organically or through acquisitions.

Growth Strategy

Sustain Rapid-e-Solutions Growth

     In 2000, we intend to undertake several initiatives that are designed to bring exposure to our company and help us continue our growth. We intend to make investments in publicizing our services, strengths, and positions in the market through coordinated advertising campaigns and public relations activity. We are also planning to grow our sale staff and our team of billable professionals to accommodate revenue growth. Between 1998 and 1999, our revenue per billable employee changed by only 1%, indicating that our professional recruitment efforts are virtually identically aligned with our growth.

New Vertical Practice Areas.

     We also intend to roll out new vertical practice areas in 2000. We believe that the growth of our retail-focused practice group stems from our knowledge and experience in the retail technology market. We believe that this industry understanding better enables us to create e-solutions that are optimally aligned to the demands of the retail industry. Consequently, we believe that we must build a core industry competency, either organically or through acquisition, before we formalize any new industry focused practice.

Acquisitions

     We have made six acquisitions since 1986. We believe that additional acquisitions could benefit our core service offerings and improve our growth. As a result, we intend to consider further acquisitions if management deems them appropriate to improving our market position and shareholder value. We expect to consider acquisitions that are complementary to our existing capabilities or geographical positioning, or ones that help us expand into additional vertical markets. See "Risk Factors--We are subject to risks associated with our strategy of acquiring other companies."

Contractors Resources Growth Strategy

     By establishing the Contractors Resources business model on the Internet as MyBizOffice, we believe that we have engineered the business's infrastructure to accommodate a vast increase in membership. In addition to increased marketing efforts, we also intend to increase the number of our strategic partnerships. In 1999, we announced an initiative through which we plan to forge strategic relationships with multiple leading online job and project placement sites. Since this announcement, Contractors Resources has formed alliances with SkillsVillage.com and Monster.com, currently the world's leading online careers site.

Operations and Support

     During 1999, we moved our headquarters from McLean, Virginia, to Reston, Virginia. However, many of our internal operations and support services are still located in our McLean office. The McLean office continues to house most of our critical information systems, including the management infrastructure for our wide area network, our Web site and intranet, and all electronic mail gateways. A centralized management information systems department located in the McLean office manages all of the systems.

     Our marketing, legal, finance and human resources support services are based in our Reston, Virginia, office.

Intellectual Property


     We do not hold any patents or registered trademarks other than those of Onion Peel Solutions. However, we consider the Netplex name and our database of independent consultants to be highly proprietary.

Employees

     As of January 19, 2001, we had approximately 700 full-time employees, including permanent and contract employees.

     We believe that our relations with our employees are good.

Properties

     We lease approximately 20,000 square feet of space in McLean and Reston, Virginia for our corporate offices and the operations of some business units. We also lease office space in Roseland, New Jersey, southwestern Virginia, Charlotte, North Carolina, Atlanta, Georgia, Tampa, and Edmond, Oklahoma. These locations serve as operating offices of our businesses. These leases expire on various dates from December 2000 to May 2005.

     We believe that the space in our existing corporate and branch facilities is adequate for the foreseeable future to support the growth of our existing operations in the geographic areas in which we currently operate. We expect to expand our operations into new geographic regions in the future and will need to lease additional branch offices to support operations in those regions.

Legal Proceedings

     From time to time, we are subject to litigation in the ordinary course of business. On September 4, 1997, Data Systems Analysts, Inc., a software design and consulting company, filed a complaint against us and Technology Development Systems, Inc., a wholly owned subsidiary of us, alleging copyright infringement and breach of our agreement with Data Systems Analysts. The complaint also seeks damages against XcelleNet, Inc., which we have indemnified. The complaint claims damages in excess of $300,000 plus punitive damages and attorney fees. The case is currently in discovery. We are vigorously defending against the action. The nature and amount of damages, if the allegations of Data Systems Analysts are proved, are uncertain.

     The principal risks that we insure against are workers' compensation, personal injury, property damage, general liability, and fidelity losses. We maintain insurance in amounts and with coverages and deductibles that management believes are reasonable and prudent.

                                  MANAGEMENT

Executive Officers, Directors and Key Employees

     The following table lists the names and ages of all of our executive officers, directors and key employees and the positions and offices held by each individual:

Name                          Age           Title
----                          ---           -----

Gene Zaino                     42            Chief Executive Officer, Chairman,
                                             President and Director (Class III)

Peter Russo                    54            Chief Financial Officer and
                                             Treasurer

Richard Goldstein              53            Director (Class III)

Steven L. Hanau                55            Director (Class II)

J. Alan Lindauer               60            Director (Class I)


Gene Zaino has been a director of Netplex since August 1995 and became our Chief Executive Officer and Chairman upon completion of the merger with Netplex in June 1996. From November 1995 through the completion of the merger, Mr. Zaino functioned in the capacity of Chief Executive Officer. Mr. Zaino started his career at KPMG LLP in 1980. He was a founding principal of a subsidiary of Evernet Systems, Inc., which was acquired by Control Data Systems, Inc. in 1993. In January 1994, Mr. Zaino developed the business plan that led to the formation of Netplex. Mr. Zaino is a graduate of the University of Pennsylvania's Wharton School of Business and is a Certified Public Accountant.

Peter Russo joined Netplex in January, 2000 as our Chief Accounting Officer and was promoted to Chief Financial Officer in October 2000. Mr. Russo was the Executive Vice President and Chief Financial Officer for Template Software, from May 1999 to January 2000, Senior Vice President and Chief Financial Officer at Computer People, Inc. from April 1997 to May 1999, Senior Vice President and Chief Financial and Administrative Officer at TRC Companies, Inc. from June 1993 to April 1997 and Treasurer and Controller at Gerber Scientific, Inc. from May 1990 to June 1993. Prior to that, Mr. Russo spent 11 years with a predecessor to Pricewaterhouse Coopers, from 1969 to 1980, the last four years as Senior Audit Manager. Mr. Russo holds a bachelor's degree in accounting from Niagara University and is a Certified Public Accountant.

Richard Goldstein has served as a director of Netplex since July 1996. Mr. Goldstein has been a Partner of Tocci, Goldstein and Company, L.L.P., a New York City-based C.P.A. firm since 1992. Prior to 1992, Mr. Goldstein was a Tax Partner with KPMG LLP. Mr. Goldstein holds a Bachelor of Business Administration in Accounting and Master of Business Administration in Taxation from the City University of New York and is a Certified Public Accountant.

Steven Hanau became a director of Netplex in July 1998. Mr. Hanau has served as President of Enterprise Services at Wang Global since August 1996. Prior to 1996, Mr. Hanau spent eight years at I-NET, becoming its President of Enterprise Services until Wang Global acquired I-NET. Mr. Hanau spent twenty two years in the U.S. Army, holding high level positions with the Army Chief of Staff and the Office of the Secretary of Defense. Mr. Hanau holds a degree from the United States Military Academy and earned advanced degrees in operations research from Stanford University and in business administration from Long Island University.

J. Alan Lindauer became a director of Netplex in November 1998. Mr. Lindauer has also been serving as a director of Waterside Capital Corporation since July 1993 and was named as its President and Chief Executive Officer in March 1994. Mr. Lindauer has also served as President of JTL, Inc., since 1986. Also since 1986, Mr. Lindauer has served as a director of Commerce Bank of Virginia. In 1963, Mr. Lindauer started Minute-Man Fuels, which he managed until 1985. Mr. Lindauer holds a Bachelor of Business Administration in Accounting and a Master of Business Administration from Old Dominion University. He is a Certified Management Consultant.

Board Composition

Our amended Certificate of Incorporation currently authorizes six (6) directors. Our Board of Directors currently consists of four (4) members. Our amended Certificate of Incorporation provides that our board of directors will be divided into three classes, Class I, Class II, and Class III, with each class serving staggered three-year terms. The initial Class I directors, Pamela Fredette and J. Alan Lindauer, were reelected to office at the 2000 annual meeting of shareholders and will hold office until the 2003 annual meeting of shareholders. Ms. Fredette resigned from our Board of Directors on September 15, 2000. The initial Class II director, Steven L. Hanau, will hold office until the 2001 annual meeting of shareholders. The initial Class III directors, Gene Zaino and Richard Goldstein, will hold office until the 2002 annual meeting of shareholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management.

Compensation of Directors and Executive Officers

     Our Board of Directors are not paid to attend meetings; however, each member receives options to purchase 15,000 shares of common stock when he or she is first elected to the Board. Options awarded to directors are granted under a stock option plan established for the directors. To date, options to purchase 300,000 shares at exercise prices ranging from $0.47 to $3.56 per share have been granted to directors. In February 2000, each outside director received a cash bonus of $10,000.

     The following table lists, for the fiscal years indicated, all compensation that we paid to Gene Zaino, Chief Executive Officer; Pamela Fredette, President; Robert M. Skelton, Vice President - Corporate Development, General Counsel and Secretary; and Walton Bell III, Chief

Financial Officer. We had no other executive officers, whose salary and bonus exceeded $100,000 for the year ended December 31, 1999.

Summary Compensation Table

                                                      Annual                 Long-Term
                                                   Compensation         Compensation Awards

                                        Fiscal                                Securities
                                         Year                            Underlying Options         All Other
Name and Principal Position                              Salary ($)              (#)             compensation ($)
Gene Zaino, Chief Executive               1999            $744,537                7,500               $13,000
Officer (1)
                                          1998            $140,747                                    $15,000
                                          1997            $130,000              600,000(4)            $ 4,563
Pamela Fredette, President (2)            1999            $119,683              365,000               $   704
Robert Skelton, Secretary (3)             1999            $119,990                                    $ 3,000
                                          1998            $101,988               15,000               $11,000
                                          1997            $100,000               70,000               $ 2,903
Walton Bell III, Chief Financial          1999            $112,000              110,000               $     0
Officer (5)


________________________________
     (1) Mr. Zaino is employed under an employment agreement under which as of January 1, 2000, he is paid a base salary of $275,000. As of January 1, 1999, Mr. Zaino received a base salary of $163,000, and effective upon signing of his employment agreement, as of June 7, 1999, he received a base salary of $225,000. See "Management - Compensation of Directors and Executive Officers - Employment and Related Agreements." Mr. Zaino received a bonus approved by the Board in January 2000 of $545,902, the net proceeds of which were used to repay the loan from the Company. He accrued the bonus in 1999.

     (2) Ms. Fredette was employed under an employment agreement under which she was paid an annual base salary of $225,000. See "Management -Compensation of Directors and Executive Officers - Employment and Related Agreements." Ms. Fredette received a bonus of $50,000 in January 2000; she accrued the bonus in 1999. Ms. Fredette resigned from her position as President on September 15, 2000.

     (3) Mr. Skelton resigned from his position as Secretary on July 28, 2000.

     (4) Options to purchase 600,000 shares, issued to Mr. Zaino in 1995 under the Company's 1992 Incentive and Nonqualified Stock Option Plan, were canceled in December 1997 and replaced by options to purchase 600,000 shares at a lower exercise price. None of Mr. Zaino's options have been exercised and 600,000 are vested as of

     December 31, 1999. Options to purchase 70,000 shares granted to Mr. Skelton in 1996 and 1997 under the 1992 Incentive and Nonqualified Stock Option Plan were canceled in December 1997 and replaced by options to purchase 70,000 shares at a lower exercise price. None of Mr. Skelton's options have been exercised and 70,000 shares are vested as of December 31, 1999.

     (5) Mr. Bell resigned from his positions as Chief Financial Officer and Treasurer on August 15, 2000.

Aggregated Option Exercises and Fiscal Year-end Option Values

                          Number of Securities
                          Underlying                                  Value of Unexercised In-The-Money
                          Unexercised Options at                      Options at
                          December 31, 1999 (1)                       December 31, 1999 ($)(1)
                          ----------------------                      -----------------------

NAME                      Exercisable          Unexercisable          Exercisable           Unexercisable
                       ------------------   --------------------  --------------------  ---------------------
Gene Zaino                        615,000                  7,500            $6,209,550             $   62,100
Pamela Fredette (2)                25,000                340,000            $  203,250             $3,138,350
Robert Skelton (3)                 70,000                 15,000            $  711,200             $  149,700
Walter E. Bell III (4)             33,333                 76,667            $  326,184             $  752,178

______________
(1) At December 31, 1999, the closing price of our common stock on the Nasdaq SmallCap Market was $11.13 per share.

(2) On September 15, 2000, Ms. Fredette resigned from all positions as an executive officer of the Company.

(3) On July 28, 2000, Mr. Skelton resigned from all positions as an executive officer of the Company.

(4) On August 15, 2000, Mr. Bell resigned from all positions as an executive officer of the Company.

     We did not grant stock options or stock appreciation rights to our chief executive officer or any of the named executive officers during the year ended December 31, 1999.

Employment and Related Agreements

     Mr. Zaino is employed under an employment agreement through June 2002, under which he is currently paid an annual base salary of $275,000. Mr. Zaino is also entitled to receive an annual bonus based on the financial and operating performance of Netplex. The Board approved and determined to grant Mr. Zaino additional compensation in the form of annual cash incentive compensation. In January 2000, Mr. Zaino received annual cash incentive compensation of $545,902. This bonus was accrued in 1999. In addition, under his employment agreement, Mr. Zaino may also receive an annual bonus at the sole discretion of the Board, based upon our financial and operating performance, which shall not exceed 60% of base salary.

     We have and are the beneficiary under a key-person life insurance policy for $2 million with respect to Mr. Zaino.

     Prior to her resignation, Ms. Fredette was employed under an employment agreement through May 2002, under which she was paid an annual base salary of $225,000. Ms. Fredette was also entitled to receive an annual bonus based on the financial and operating performance of Netplex. In addition, under her employment agreement, Ms. Fredette could have also received an annual bonus at the sole discretion of the Board.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors currently consists of Richard Goldstein and Steven Hanau. No interlocking relationship exists between any member of our Board of Directors or our Compensation Committee and any member of the board of directors or compensation committee of any other company, and no interlocking relationship has existed in the past.

                             CERTAIN TRANSACTIONS

     In January 1997, we loaned $150,000 to Mr. Zaino, our chief executive officer, for relocation expenses. The loan accrued interest at a rate of 8% per year. The note and accrued interest were paid in January 2000.

     In April 2000, we loaned $120,000 to Mr. Skelton, our former Secretary and General Counsel. The loan bore an interest rate of 6.6% per year. One-half of the principal amount must be repaid by December 31, 2000, and the balance by December 31, 2001.

     Mr. Lindauer is one of our directors and the President, Chief Executive Officer and Director of Waterside Capital Corporation, the holder of shares of our Class C Preferred Stock. On January 28, 1999, Waterside lent us $800,000 under a subordinated note. On December 15, 1999, the subordinated note was exchanged for an increase in the number of shares of our common stock that the Class C Preferred Stock is convertible into.

     We paid $45,064 in 1999, $23,756 in 1998 and $28,800 in 1997 for
accounting, tax and consulting services to an accounting firm in which Mr. Goldstein, one of our directors, is a partner.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information concerning ownership of the Company's common stock, as of January 19, 2001, by each person known by the Company to be the beneficial owner of more than five percent of the common stock, each director, each nominee for Director, each executive officer, and by all directors and executive officers of the Company as a group.


Name of Beneficial Owner*                Number of Shares of Common Stock
                                              Beneficially Owned (1)

                                                Number       Percent
                                                ------       -------
Gene Zaino                                    2,088,350(2)      10%

Peter Russo                                     100,000         **
Richard Goldstein                                30,000(3)      **
Steve Hanau                                      15,000(3)      **
J. Alan Lindauer                                 12,500(4)      **
Amy O'Donnell                                   149,999(5)      **
All directors and                             2,395,849       11.5%
   Executive officers as a
   Group

________________________

 * All of the above beneficial owners use The Netplex Group, Inc., 1800 Robert Fulton Drive, Second Floor, Reston, Virginia 20191 as a business address with respect to the matters provided herein.
** Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and, unless otherwise indicated, includes sole voting and investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the outstanding common stock beneficially owned by the person holding such options or warrants but are not deemed outstanding for computing the percentage beneficially owned by any other person. Based solely on a review of Schedules 13G and 13D that have been filed and delivered to the Company, the Company is not aware of any 5% beneficial holders of its common stock, other than the persons specified in the table above.
(2) Includes 673,420 shares of common stock, subject to currently exercisable options and warrants.
(3) Consists of 15,000 shares of common stock subject to currently exercisable options.
(4) Consists of 7,500 shares of common stock subject to currently exercisable options and 5,000 shares of common stock owned.
(5) Includes 39,999 shares of common stock subject to currently exercisable options.
(6) Includes 947,586 shares of common stock subject to currently exercisable options and warrants.

                           DESCRIPTION OF SECURITIES

     As of January 19, 2001, our authorized capital stock consisted of:

     - 100,000,000 shares of common stock, par value $0.001 per share, of which 20,303,448 shares were issued and outstanding, 5,028,205 shares were reserved for issuance pursuant to our stock option and purchase plans and 7,875,690 shares were issuable and reserved for issuance pursuant to securities (other than shares reserved for issuance pursuant to the Company's stock option and purchase plans) exercisable or exchangeable for, or convertible into, shares of common stock, and


     - 6,000,000 shares of preferred stock, par value $0.01 per share, of which 1,904,438 shares have been designated as Class A Preferred Stock of which 80,597 shares were issued and outstanding; 1,500,000 shares have been designated Class B Preferred Stock of which no shares were issued and outstanding; 1,500,000 shares have been designated Class C
       Preferred Stock of which 1,500,000 shares were issued and outstanding; 15,000 shares have been designated Series D Preferred Stock of which 2,145 shares were issued and outstanding; and 3,000 shares have been designated Series E Preferred Stock of which 3,000 shares were issued and outstanding.

     The descriptions below of the terms of the common stock, preferred stock and the related warrants are summaries of the material terms only and do not purport to be complete. The descriptions below are subject to and qualified by the detailed provisions of our amended Certificate of Incorporation and Bylaws, all of which have been filed with the SEC and are incorporated into this prospectus by reference and by applicable law.

Common Stock

     The holders of our common stock are entitled to one vote per share on all matters on which shareholders are entitled to vote. Subject to the rights of holders of any class or series of shares, including preferred shares, having a preference over the common stock as to dividends or upon liquidation, the holders of our common stock are also entitled to dividends as may be declared by our Board of Directors out of funds that are lawfully available, and are entitled upon liquidation to receive pro rata the assets that are available for distribution to holders of common stock. Holders of the common stock have no preemptive, subscription or conversion rights. The common stock is not subject to assessment and has no redemption provisions.

Preferred Stock

     In addition to the Series D Preferred Stock and the Series E Preferred Stock, we have the authority to issue 4,414,258 additional shares of preferred stock in one or more series and to fix the designations, relative powers, preferences, and rights and the qualifications, limitations or restrictions of all shares of each series, including dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each series, without any further vote or action by the shareholders.

     The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Netplex without further action by the shareholders.

Class A Preferred Stock

General

     We have designated 1,904,438 shares of our preferred stock as Class A Preferred Stock. For each share of Class A Preferred Stock issued, the shareholder also received a warrant to purchase one share of our common stock at an exercise price of $2.50 per share. Each warrant became exercisable on March 19, 1997 and expires on September 19, 2001. We have the right to call the warrants at a redemption price of $0.01 per share upon:

 .  registration of the shares underlying the warrant, or

 . 30 days written notice given at any time upon the common stock attaining a trading price of at least $5.00 per share and sustaining that price for 20 trading days.

Dividends

     Each share of Class A Preferred Stock shall receive a cumulative dividend of 10% per year, payable in cash or additional shares of Class A Preferred Stock.

Liquidation Preference

     The Class A Preferred Stock shall rank senior to all classes and series of our capital stock now or hereafter authorized, issued, or outstanding. In the event of any voluntary or involuntary liquidation, dissolution, winding up, or change in control of Netplex, the holders of Class A Preferred Stock shall receive the greater of:

 . $4.00 per share of Class A Preferred Stock, plus any accrued but unpaid dividends, or

 . the amount the holders of Class A Preferred Stock would have received if they had converted their preferred stock into common stock, plus any accrued but unpaid dividends.

Voting Rights

     The holders of Class A Preferred Stock are not entitled to vote on any matter except as required by law.

Conversion

     The holders of the Class A Preferred Stock have the right, at any time, to convert each share of Class A Preferred Stock into one share of common stock, plus any accrued but unpaid dividends payable in cash or the Class A Preferred Stock.

Redemption

     Upon the effectiveness of a registration statement that registers the common stock underlying the Class A Preferred Stock, we may redeem the Class A Preferred Stock for $2.00 plus any accrued but unpaid dividends. Additionally, we may redeem the Class A Preferred Stock upon 30 days written notice at any time after September 19, 2000 if:

 . the last sale price of the common stock has been at least $5.00 per share on all 20 of the trading days ending on the third date prior to the date on which written notice of redemption is given, or

 . the last sale price of the common stock has been at least 20 percentage points higher than the prior year's price as the prior year's price relates to $2.50 per share (i.e., 220% of $2.50 in the fifth year, 240% of $2.50 in the sixth year, etc.) on all 20 which notice of redemption is given.

Class B Preferred Stock

     In October 1998, we issued 643,770 shares of Class B Preferred Stock. Each share of Class B Preferred Stock is immediately convertible into one share of common stock. No dividends are payable on Class B Preferred Stock. There are no shares of Class B Preferred Stock currently outstanding.

Class C Preferred Stock

General

     We have designated 1,500,000 shares of preferred stock as Class C Preferred Stock. The holders of the Class C Preferred Stock have received warrants to purchase 150,000 shares of common stock at $1.375 per share. In addition, we are required to issue warrants to purchase 100,000 additional shares of common stock for each 18 month period the Class C Preferred Stock is outstanding, up to a total of 400,000 additional shares of common stock. The warrants have a 10-year term and are immediately exercisable.

Dividends

     Each share of the Class C Preferred Stock earns cumulative dividends at 9.99% per year, payable in cash. The dividend rate increases to 15% per year once the Class A Preferred Stock is no longer issued and outstanding.

Liquidation Preference

     The Class C Preferred Stock shall rank senior to the common stock and shall rank junior to the Class A Preferred Stock with respect to dividend rights or rights on liquidation, winding up, dissolution, or change in control. In the event of any voluntary or involuntary liquidation, dissolution, winding up, or change in control, the holders of the Class C Preferred Stock shall receive, before the holders of any securities junior to the Class C Preferred Stock, the greater of:


 . $3.99 per share of Class C Preferred Stock, plus any accrued but unpaid dividends, or


 . the amount the holders of Class C Preferred Stock would have received if they had converted their preferred stock into common stock, plus any accrued but unpaid dividends.


Voting Rights


     The holders of the Class C Preferred Stock are not entitled to vote on any matter except as required by law.


Conversion


     The Class C Preferred Stock is convertible at any time after the earlier of a change in control of Netplex or five years from the date of issuance and is redeemable at our option at any time within the first five years. The number of shares into which the Class C Preferred Stock is convertible is equal to $2,300,000 plus accrued unpaid dividends divided by 25% of the 20 day average trading price of our common stock immediately prior to conversion.


     To the extent that our stock price decreases and we do not exercise our right of redemption prior to conversion, the number of shares of our common stock to be issued upon conversion of our Class C Preferred Stock could increase significantly; the issuance of additional shares of common stock could substantially dilute your ownership interest and depress the price of our common stock. The conversion of the Class C Preferred Stock into common stock may result in the sale of a significant number of shares of common stock into the market; these sales could decrease the price of our common stock. Additionally, the perceived risk of dilution from conversion of the Class C Preferred Stock may cause other shareholders to sell their shares before conversion or encourage short sales of our common stock; those sales could also place further downward pressure on the price of our common stock.


Redemption


     We may redeem the Class C Preferred Stock at any time prior to or on September 28, 2003 at an aggregate amount equal to $2,300,000 plus any accrued but unpaid dividends.


Series D Preferred Stock


General


     We have designated 15,000 shares of our preferred stock as Series D Preferred Stock. As of January 19, 2001, 2,145 shares of Series D Preferred Stock are issued and outstanding.


Dividends

     Commencing November 10, 2000, the holders of the Series D Preferred Stock have waived the continued accrual or payment of dividends on the Series D Preferred Stock. Prior to such date the Series D Preferred Stock earned a cumulative dividend at a rate of 7% per year which was payable quarterly, beginning on the first day of the calendar quarter subsequent to the date of issuance. Subject to the terms of our amended Certificate of Incorporation, we were permitted to pay the dividends in cash or shares of our common stock, and prior to November 10, 2000, a total of 190,608 shares of Common Stock were issued as dividends thereunder.


Liquidation Preference


     In the event of our liquidation, the holders of the Series D Preferred Stock will be entitled to a liquidation preference before any amounts are paid to the holders of any of our capital stock of any class junior in rank to the Series D Preferred Stock. The liquidation preference is equal to the amount originally paid for the shares of Series D Preferred Stock, or $1,000 per share, plus an additional amount equal to a 7% annual return on the amount originally paid for the shares of Series D Preferred Stock plus any unpaid dividends and any unpaid default interest.


Voting Rights


     The holders of the Series D Preferred Stock are not entitled to vote on any matter except as required by law, except that the consent of holders of at least two-thirds of the outstanding shares of Series D Preferred Stock will be required to effect any change in our amended Certificate of Incorporation that would change any of the rights of the shares of Series D Preferred Stock.


Conversion


     The Series D Preferred Stock is convertible, at a conversion price of $0.65625 per share, into shares of common stock at the option of the holder thereof at any time from the date of issuance. Pursuant to the Exchange Conversion and Redemption Agreement, the holders of the Series D Preferred Stock are required to convert all of their remaining shares of Series D Preferred Stock on or before March 28, 2002, subject to certain limitations to conversion described below. The number of shares of common stock to be issued upon a conversion of a share of Series D Preferred Stock is determined by dividing the sum of $1,000 (the amount paid for the share), plus accrued and unpaid dividends ($109.19 as of January 19, 2001) plus any unpaid default interest by $0.65625.


     If we fail to deliver shares of common stock after being requested by a holder of the Series D Preferred Stock to convert its shares to common stock, then we will be subject to certain cash penalties after 5 business days from our receipt of the request:


 . after 12 business days from our receipt of the request,


 . if the holder exercises its right to void the conversion request, the conversion price will be reduced to the lesser of the conversion price then in effect or the lowest closing sale price of our common stock during the period beginning on the date the holder requested conversion and ending on the date the conversion request was voided; and


 . the holder that made the request will be entitled to require us to redeem its shares of Series D Preferred Stock.


     Also, if we issue certain options or convertible securities that are convertible into or exchangeable or exercisable for common stock at a price that varies based on the market price of our common stock, then the holders of the Series D Preferred Stock may elect to substitute the variable price of these options or convertible securities for the conversion price then in effect when they elect to convert their shares of Series D Preferred Stock.


     The conversion of the outstanding Series D Preferred Stock at the fixed conversion price of $0.65625 will result in the issuance of 3,293,020 shares of common stock.


     No holder of shares of the Series D Preferred Stock may convert its shares if the conversion (i) would make the holder the beneficial owner of more than 4.99% of our then outstanding common stock, excluding shares deemed beneficially owned through ownership of unconverted shares of the Series D Preferred Stock and Series E Preferred Stock or (ii) would cause selling shareholder together with its affiliates, to have acquired a number of shares of common stock during the 60 day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60 day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series D Preferred Stock and the Series E Preferred Stock which have not been converted. Although, originally we were not obligated to issue any shares of common stock if as a result of the issuance the aggregate number of shares of common stock issued upon conversion of the Series D Preferred Stock and exercise of the related warrants would equal or exceed 20% of the amount of our common stock outstanding on March 29, 2000, this limitation is no longer applicable because we obtained shareholder approval as required by the applicable rules of the Nasdaq SmallCap Market for such an issuance. As a result of this approval, there is no limit on the amount of shares that can be issued upon conversion of the Series D Preferred Stock.


Mandatory Conversion


     Pursuant to the Exchange, Redemption and Conversion Agreement, the holders of our Series D Preferred Stock are obligated to convert all of their shares of Series D Preferred Stock in to our common stock on or before March 29, 2002. Accordingly, on November 10, 2000, such shareholders converted 1,178 shares of Series D Preferred Stock into 1,808,473 shares of common stock. Subject to the 4.99% limitation and the 9.99% limitation discussed above and other conditions contained in the Exchange, Redemption and Conversion Agreement, the holders of the Series D Preferred Stock shall from time to time convert their remaining 2,145 shares into common stock.


Redemption

Beginning on March 29, 2002, subject to extension in certain circumstances, we can redeem the outstanding Series D Preferred Stock that we issued on March 29, 2000 for the price originally paid for the shares plus an additional amount equal to a 7% annual return on the amount originally paid for the shares of Series D Preferred Stock plus unpaid default interest. If we do not redeem all of these shares of Series D Preferred Stock by June 3, 2002, we will be required to convert the shares that we do not redeem into the number of shares of common stock determined by dividing the sum of $1,000 plus an additional amount equal to a 7% annual return on the amount originally paid for the shares of Series D Preferred Stock plus unpaid default interest by the applicable conversion price. The applicable conversion price at the time of the conversion will be 95% of the dollar volume-weighted average price of the common stock on June 3, 2002. During the period beginning on and including April 2, 2002 and ending on and including June 3, 2002, the holders of the shares of common stock issued upon the conversion of the Series D Preferred Stock will be limited in the amount of the shares that they may sell.


Upon the occurrence of the trigger events listed below, the holders of Series D Preferred Stock have the right to require us to redeem all or a portion of their Series D Preferred Stock at a redemption price per preferred share equal to the greater of:



 . 125% of the price paid for such share of Series D Preferred Stock plus unpaid dividends and unpaid default interest; or


 . The relative percentage that the average closing sales price of the common stock on the date immediately preceding such trigger event bears to the applicable conversion price in effect at such time the holders give notice of their election to redeem upon the occurrence of a triggering event of the price paid for such share of Series D Preferred stock plus any unpaid dividends and any unpaid default interest.


The events that will entitle the holders of the Series D Preferred Stock to exercise these redemption rights are the failure by us to deliver shares of common stock upon conversion of the Series D Preferred Stock and the occurrence of any of the following trigger events:


 . the effectiveness of a registration statement we are required to file under the terms of the registration rights agreement lapses for any reason or is unavailable to the holders of the Series D Preferred Stock (excluding such unavailability imposed by the Securities and Exchange Commission and not at our request) and such lapse or unavailability continues for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;


 . our common stock is suspended or delisted from trading on the Nasdaq SmallCap
  Market, the Nasdaq National Market, the American Stock Exchange, the New York Stock Exchange or the bulletin board over-the-counter market (as operated by NASD) for a period of at least five consecutive trading days or for more than 10 trading days in any 365-day period;

 . we give notice to any holder of Series D Preferred Stock of our intent not to comply with a request for conversion tendered in accordance with the terms of the Series D Preferred Stock;


 . we fail to issue shares of common stock to any holder of the Series D
  Preferred Stock prior to the 12th business day after the holder requests such conversion;



We are informed by our auditing firm that, because the Series D Preferred Stock is not redeemable upon the occurrence of any event which is beyond our control, the Series D Preferred Stock has been accounted for as equity in our current consolidated balance sheet.


     In addition, holders also may redeem the Series D Preferred Stock upon a change of control of the Company other than a tender offer at a redemption price per preferred share equal to the greater of:


 . 125% of the price paid for such the shares of Series D Preferred Stock plus unpaid dividends and unpaid default interest or


 . The relative percentage that the average closing sales price of the common stock during the five trading days immediately preceding the date the holders give notice of their election to redeem upon a change of control bears to the applicable conversion price in effect at such time the holders give notice of their election to redeem upon a change of control of the price paid for such share of Series D Preferred stock plus any unpaid dividends and any unpaid default interest.


Preemptive Rights


     Until December 27, 2000, subject to the exceptions described in the securities purchase agreement under which the Series D Preferred Stock was sold, we may not negotiate or contract with any party for any equity financing or issue any equity securities or securities convertible or exchangeable into or for equity securities in any form unless we have first delivered to each holder of Series D Preferred Stock a written notice describing the proposed transaction. In addition, we must provide each holder an option to purchase a certain participation percentage of the securities to be issued in the proposed transaction equal to 75% of its pro rata portion of the Series D Preferred Stock issued in March, 2000.


     Pursuant to the Exchange, Redemption and Conversion Agreement, the holders of the Series D Preferred Stock have agreed to waive any call rights or options to buy additional shares of the Series D Preferred Stock.


Series E Preferred Stock


General

     We have designated 3,000 shares of our preferred stock as Series E Preferred Stock. To date, we have issued 3,000 shares of Series E Preferred Stock.


Dividends


     The Series E Preferred Stock shall bear cumulative dividends at a rate of 7% per year and be payable quarterly, beginning on May 1, 2001 and thereafter on the first day of each calendar quarter commencing July 1, 2001. Subject to the terms of our amended Certificate of Incorporation, we may pay the dividends in cash or shares of our common stock. If we choose to pay dividends in shares of our common stock, the number of shares to be issued in payment of the dividend on each share of the Series E Preferred Stock will be equal to the accrued dividends (plus any unpaid default interest) divided by the applicable dividend conversion price. The applicable dividend conversion price will be equal to the average of the closing sale prices for our common stock on the 10 consecutive trading days immediately preceding the date of determination.


     We will not have the right to pay dividends in shares of our common stock if any of the trigger events identified below under "Description of Securities-- Series E Preferred Stock--Redemption--Redemption at option of holders of Series E Preferred Stock" has occurred and is continuing.


Liquidation Preference


     In the event of our liquidation, the holders of the Series E Preferred Stock will be entitled to a liquidation preference before any amounts are paid to the holders of any of our capital stock of any class junior in rank to the Series E Preferred Stock. The liquidation preference is equal to the amount originally paid for the shares of Series E Preferred Stock, or $1,000 per share, plus an additional amount equal to a 7% annual return on the amount originally paid for the shares of Series E Preferred Stock plus any unpaid dividends and any unpaid default interest.


Voting Rights


     The holders of the Series E Preferred Stock are not entitled to vote on any matter except as required by law, except that the consent of holders of at least two-thirds of the outstanding shares of Series E Preferred Stock will be required to effect any change in our amended Certificate of Incorporation that would change any of the rights of the shares of Series E Preferred Stock.


Conversion


     Subject to our rights of redemption described below under "Description of Securities--Series E Preferred Stock--Redemption of Securities", the Series E Preferred Stock is convertible at a conversion rate of $0.47 per share into shares of common stock at the option of the holder thereof at any time after we fail to redeem such shares in accordance with the schedule described under the heading "Redemption", below or upon the occurrence of certain other events. We can require the holders to convert the Series E Preferred Stock on May 31, 2002, subject to extension in certain situations. The number of shares of common stock to be issued upon conversion of a share of Series E Preferred Stock issued in November 2000 is determined by dividing the sum of $1,000 (the amount paid for each share), plus an additional amount equal to a 7% annual return on the principal amount of the Series E Preferred Stock accrued from the last date on which dividends were paid (or if no dividends have been paid, November 10, 2000) plus unpaid default interest, by $0.47.


     If we fail to deliver shares of common stock after being requested by a holder of the Series E Preferred Stock to convert its shares to common stock, then


     - we will be subject to certain cash penalties after 5 business days from our receipt of the request;


     - after 12 business days from our receipt of the request, the holder that made the request will be entitled to require us to redeem its shares of Series E Preferred Stock at a premium.


The conversion as of January 19, 2001 of the outstanding Series E Preferred Stock at the fixed conversion price of $0.47 would result in the issuance of 6,382,979 shares of common stock.


If all of the Series E Preferred Stock are converted into common stock and if we pay dividends in shares of our common stock, the number of shares of common stock to be issued in payment of the dividends and/or upon conversion of the Series E Preferred Stock could result in significant dilution in your ownership interest.


     No holder of shares of the Series E Preferred Stock may convert its shares if the conversion (i) would make the holder the beneficial owner of more than 4.99% of our then outstanding common stock, excluding shares deemed beneficially owned through ownership of unconverted shares of the Series D Preferred Stock and the Series E Preferred Stock or (ii) would cause selling shareholder together with its affiliates, to have acquired a number of shares of common stock during the 60 day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60 day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series D Preferred Stock and the Series E Preferred Stock which have not been converted. It is possible that the applicable rules of the Nasdaq SmallCap Market might limit the issuance of an aggregate number of shares of common stock issued upon conversion of the Series E Preferred Stock to 20% or less of the amount of our common stock outstanding on November 10, 2000. We are obligated to either call a meeting to obtain shareholder approval for the issuance of the common stock upon the conversion of the Series E Preferred Stock or receive a waiver from Nasdaq to the effect that the 20% limitation does not apply to such issuance. After obtaining such approval or waiver, there will be no limit on the amount of shares that can be issued upon conversion or the payment of dividends in lieu of cash on the Series E Preferred Stock. In the event we do not call such a shareholder meeting or received such wavier by January 31, 2001, we will incur certain cash penalties and the holders of the Series E Preferred Stock will have the option to require us to redeem their shares of the Series E Preferred Stock.


Redemption


     Redemption at our option. We have the option to redeem from the selling shareholders, their shares of Series E Preferred Stock. Our right to redeem the outstanding Series E Preferred Stock expires on the first to occur of April 30, 2001 if we have redeemed 1,500 shares of Series E Preferred Stock by January 31, 2001, or January 31, 2001. The redemption price will be the face value of such shares of Series E Preferred Stock redeemed plus any unpaid default interest. Additionally, on March 29, 2002, subject to extension in certain circumstances, we can redeem any remaining unconverted Series E Preferred Stock for a redemption price equal to the Liquidation Preference. If we do not redeem all of these shares of Series E Preferred Stock by March 29, 2002 (or such applicable extended date), we will be required to convert the shares that we do not redeem into the number of shares of common stock determined by dividing the sum of $1,000 plus an additional amount equal to a 7% annual return on the principal amount of the Series E Preferred Stock accrued from the last date on which dividends were paid (or if no dividends were paid, the date of issuance) plus unpaid default interest by the applicable conversion price. The applicable maturity conversion price will be 100% of the closing bid price on the date of such conversion.


     Redemption at option of holders of Series E Preferred Stock. Upon the occurrence of the trigger events listed below, the holders of Series E Preferred Stock have the right to require us to redeem all or a portion of their Series E Preferred Stock at a redemption price equal to the greater of:


 . 125% of the price paid for the shares of Series E Preferred Stock plus unpaid dividends and unpaid default interest or


 . the relative percentage that the average closing sales price of the common stock on the date immediately preceding such trigger event bears to the applicable conversion price in effect at such time the holders give notice of their election to redeem upon the occurrence of a triggering event of the price paid for such share of Series E Preferred stock plus any unpaid dividends and any unpaid default interest.


The events that will entitle the holders of the Series E Preferred Stock to exercise these redemption rights are the failure by us to deliver shares of common stock upon conversion of the Series E Preferred Stock and the occurrence of any of the following trigger events:


 . Our failure to file any registration statement we are required to file under the terms of the registration rights agreement we entered into with the holders of the Series E

  Preferred Stock on or prior to the date required by the terms of the registration rights agreement;


 . we give notice to any holder of Series E Preferred Stock of our intent not to comply with a request for conversion tendered in accordance with the terms of the Series E Preferred Stock;


 . we fail to issue shares of common stock to any holder of the Series E
  Preferred Stock prior to the 12th business day after the holder requests such conversion;


 . we fail to delist from the Nasdaq SmallCap Market (or if our common stock is not traded on the Nasdaq SmallCap Market, then the principal securities exchange or trading market (including, without limitation, the over-the-counter electronic bulletin board (sponsored by the Nasdaq Stock Market, Inc.)) within five (5) Business Days of the Corporation's receipt of a conversion notice because such issuance would cause us to exceed the limitation on the number of shares that may be issued in accordance with the applicable rules of the Nasdaq SmallCap Market;


 . we fail to make any liquidity default payments (See "Description of Securities--Series E Preferred Stock--Liquidity Defaults); or


 . we fail to call a meeting of the shareholders by January 31, 2001 and fail to recommend the approval of the proposal to issue common stock in excess of 20% of our outstanding common stock to the holders of the Series E Preferred Stock or fail to obtain a waiver from the NASD of such 20% limitation.


     In addition, holders also may redeem the Series E Preferred Stock upon a change of control of Netplex at a redemption price equal to the greater of:


 . 100% of the price paid for the shares of Series E Preferred Stock plus unpaid dividends and unpaid default interest or


 . The relative percentage that the average closing sales price of the common stock during the five trading days immediately preceding the date the holders give notice of their election to redeem upon a change of control bears to the applicable conversion price in effect at such time the holders give notice of their election to redeem upon a change of control of the price paid for such share of Series E Preferred stock plus any unpaid dividends and any unpaid default interest.


Liquidity Defaults


     Upon the occurrence of the following events, we will incur certain cash penalties payable to the holders of the Series E Preferred Stock:

 . the failure of the applicable registration statement filed in connection with the Series E Preferred Stock to be declared effective within 90 days of the issuance of the Series E Preferred Stock.


 . the effectiveness of a registration statement we are required to file under the terms of the registration rights agreement lapses for any reason or is unavailable to the holders of the Series E Preferred Stock and such lapse or unavailability continues for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;


 . our common stock is suspended or delisted from trading on the Nasdaq SmallCap
  Market, the Nasdaq National Market, the American Stock Exchange, the over-the-counter electronic bulletin board (sponsored by the Nasdaq Stock Market, Inc.) or the New York Stock Exchange for a period of at least five consecutive trading days or for more than 10 trading days in any 365-day period;


 . we breach any representation, warranty, covenant or other term or condition of the documents governing the issuance of the Series E Preferred Stock and the breach would have a material adverse effect on our business or is not cured within 20 days after its occurrence.


 . A purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of common stock


Prohibition on Issuance of Certain Securities


     While any Series E Preferred Stock remains outstanding, we are prohibited from issuing any options or convertible securities that are convertible into or exchangeable or exercisable for common stock at a price, which may vary with the market price of the Common Stock.


Registration Rights


     We have granted to holders of our Series E Preferred Stock registration rights that will require us to file registration statements under the Securities Act covering all or a portion of the common stock issued or issuable upon conversion of the Series E Preferred Stock or to include these shares of common stock in a registration under the Securities Act that we initiate. Certain registration rights agreements that we have entered into are discussed under "Selling Shareholders."


Anti-takeover Effects of Certain Provisions of New York Law and our Amended Certificate of Incorporation and Bylaws


     A number of provisions of New York law, our amended Certificate of Incorporation, and our Bylaws could make any attempt to acquire us by means of a tender offer, a proxy contest, or otherwise and the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids even though these types of transactions may offer our shareholders the opportunity to sell their stock at a price above the prevailing market price. These provisions also encourage persons seeking to acquire control of us to negotiate with us first.


     We are subject to the "business combination" provisions of Section 912 of the New York Business Corporation Law and expect to continue to be so subject if and for so long as we have a class of securities registered under Section 12 of the Exchange Act. Section 912 provides, with some exceptions, which include, among others, transactions with shareholders who became interested prior to the effective date of an amendment to our Certificate of Incorporation providing that we would be subject to Section 912 if we did not then have a class of stock registered pursuant to Section 12 of the Exchange Act, that a New York corporation may not engage in a "business combination" (e.g., merger, consolidation, recapitalization, or disposition of stock) with any "interested shareholder" for a period of five years from the date that the person first became an interested shareholder unless:


 . the transaction resulting in a person becoming an interested shareholder was approved by the board of directors of the corporation prior to that person becoming an interested shareholder; or


 . the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder at a meeting called no earlier than five years after the interested shareholder's stock acquisition date; or


 . the business combination meets certain valuation requirements for the stock of the New York corporation.


     An "interested shareholder" is defined as any person that


 . is the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of a New York corporation, or


 . is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock.


          A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested shareholder. Subject to a number of exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or within five years did own, 20% or more of the corporation's outstanding voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.


          The "stock acquisition date," with respect to any person and any New York corporation, means the date that the person first becomes an interested shareholder of the corporation.

          In addition, some provisions of our amended Certificate of Incorporation and Bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.


     BOARD COMPOSITION. Our amended Certificate of Incorporation currently authorizes six directors. The amended Certificate of Incorporation provides that our board will be divided into three classes, with each class serving staggered three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management.


     BOARD OF DIRECTORS VACANCIES. Our Bylaws and amended Certificate of Incorporation authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This authority may deter a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by allowing the board to fill the vacancies created by the removal with its own nominees.


     ADVANCE NOTICE OF SHAREHOLDER PROPOSALS AND NOMINEES. Rules promulgated under the Exchange Act establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before any meeting of our shareholders. The shareholder notice procedure provides that only persons who are nominated by, or at the direction of, the board, or by a shareholder who has given timely written notice prior to the meeting at which directors are to be elected, will be eligible for election as directors. In addition, the shareholder notice procedure provides that at a shareholders' meeting, the only business that may be conducted is business that has been brought before the meeting by, or at the direction of, the board of directors or by a shareholder who has given timely written notice of his or her intention to bring such business before the meeting.


     Under the shareholder notice procedure, for notice of shareholder nominations or other business to be made at a shareholders' meeting to be timely, the notice must be received by us not less than 120 calendar days prior to the anniversary of the date of the proxy statement for last year's annual meeting.


     A shareholder's notice to us proposing to nominate a person for election as a director or proposing other business must contain information specified in the rules promulgated under the Exchange Act including a representation that the shareholder is a record holder of our stock entitled to vote at the meeting and information regarding each proposed nominee or each proposed matter of business that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee or the proposed matter of business.


     The shareholder notice procedure may have the effects of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.


     SPECIAL MEETINGS OF SHAREHOLDERS. Our Bylaws provide that special meetings of shareholders can be only called by the board of directors or any officer instructed by the board to call a special meeting except when the shareholders are expressly entitled by the New York Business Corporation Law to demand the call of a meeting.


     AMENDMENT OF OUR CERTIFICATE OF INCORPORATION. Our amended Certificate of Incorporation may only be further amended by a majority vote of the directors and the shareholders. By making it more difficult to alter the provisions of the amended Certificate of Incorporation, the anti-takeover provisions specified in this section will be more likely to withstand attempts to minimize their anti-takeover intent.


     AUTHORIZED BUT UNISSUED SHARES. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to the limitations imposed by the Nasdaq SmallCap Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.


Limitation of Liability and Indemnification Matters


     Our amended Certificate of Incorporation limits the liability of directors to the fullest extent permitted by New York law. Specifically, a director will not be personally liable to us or our shareholders for damages for any breach of duty in his or her capacity as a director unless a judgment or other final adjudication adverse to the director establishes that:


 . his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law,


 . he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or

 . his or her acts violated Section 719 of the New York Business Corporation Law, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of our shares.


          This provision is intended to afford directors protection and limit their potential liability from suits alleging a breach of the duty of care by a director. We believe this provision will assist us in maintaining and securing the services of directors who are not our employees. As a result of this provision, shareholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties although it may still be possible to obtain injunctive or other equitable relief with respect to those actions. If equitable remedies are found not to be available to shareholders for any particular case, shareholders may not have any effective remedy against the challenged conduct. This provision does not affect the directors' responsibilities, under any other laws, such as the federal securities laws or other state or federal laws.


          Our Bylaws also provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law. To obtain this benefit, there is generally a requirement that the individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. We may not indemnify any director or officer if a judgment or other final adjudication adverse to him or her establishes that his or her acts were committed in bad faith, were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.


          In addition, New York law provides that the indemnification permitted under New York law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our Bylaws, any agreement, a vote of shareholders, or otherwise as long as those rights are not inconsistent with New York law.


          We have also entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our Bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Additionally, as permitted under New York law, we have obtained directors' and officers' liability insurance for our officers and directors.


At present, there is no pending litigation or proceeding involving any director, officer, employee, or agent as to which indemnification will be required or permitted under our amended Certificate of Incorporation, Bylaws, or any indemnification agreement. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.


Transfer Agent and Registrar


     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     As of January 19, 2001, 20,878,448 shares of our common stock were outstanding. Of the shares outstanding as of January 19, 2001, 18,760,181 were freely tradable without restriction. The remaining shares of our common stock outstanding as of January 19, 2001 are "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Securities Act or sold under an available exemption.


     In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - one percent of the number of shares of common stock outstanding at that time, which equaled approximately 208,784 shares as of January 19, 2001; or


     - the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.


     Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


     Approximately 1,286,992 shares of restricted common stock were held by affiliates as of January 19, 2001. So long as shares of the restricted common stock remain in the hands of affiliates, unless sold pursuant to a registration statement, it will be subject to all of the conditions of Rule 144 except for the holding period. If these holders of our common stock cease to be affiliates and, in the case of restricted stock, the two-year holding period of Rule 144(k) has been met, these shares may become freely tradable without regard to most of the Rule 144 restrictions, including the volume limitation.


     In addition to the outstanding shares of our common stock, as of January 19, 2001, we had 7,100,000 shares of our common stock reserved for issuance upon the exercise of outstanding options issued under our stock option plans of which 1,014,731 were vested, issued and exercisable. All shares issuable upon exercise of options granted under our stock option plans are generally available for resale in the public market.


     In addition, as of January 19, 2001, we had outstanding


     - shares of our Series D Preferred Stock, that are convertible into a total of 3,293,020 shares of common stock, assuming a conversion and exercise price of $0.65625 per share;

     - shares of our Series E Preferred Stock, that are convertible into a total of 6,382,989 shares of common stock, assuming a conversion and exercise price of $0.47 per share;


     -  prepaid warrants exercisable into 24,734,981 shares of common stock; and


     - options and warrants, other than options issued under our stock option plans, to purchase an aggregate of 7,761,714 shares of our common stock.


     We are registering for sale in the Registration Statement of which this prospectus forms a part 7,358,515 shares of common stock on behalf of the holders of our outstanding shares of Series E Preferred Stock and 1,000 shares of our common stock previously issued to the holders of the Series D Preferred Stock.


     As of Janaury 19, 2001, we also had outstanding:


     - shares of our Class A Preferred Stock that are immediately convertible into 80,597 shares of common stock; and


     - shares of our Class C Preferred Stock that are convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion, which, if converted on the basis of the 20 day average trading price calculated as of Janaury 19, 2001, would result in the issuance of 38,461,538 shares of common stock.


     The 80,597 shares of common stock that are issuable upon conversion of the Class A Preferred Stock are available for resale in the public market. Of the 38,461,538 shares of common stock issuable upon conversion of the Class C Preferred Stock as of January 19, 2001, 2,450,000 will be available for resale in the public market upon issuance. The remaining shares of common stock issuable upon conversion of the Class C Preferred Stock are subject to registration rights.

                                 LEGAL MATTERS


     The validity of the issuance of the shares of common stock offered hereby and certain other matters is passed upon for us by Gadsby Hannah LLP.


                                    EXPERTS


     The consolidated financial statements and schedule of The Netplex Group, Inc. as of December 31, 1999, and for the year then ended, appearing in the Registration Statement, of which this prospectus is a part, have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report herein, and has been so included in reliance upon such report given upon the authority of said firm as experts as stated in their report appearing in accounting and auditing.


     The consolidated financial statements and schedule of The Netplex Group, Inc. as of December 31, 1998, and for each of the years in the two-year period ended December 31, 1998, have been included herein and in the Registration Statement, in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, covering the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and exhibits.


     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.


            DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES


     Our amended Certificate of Incorporation allows us to indemnify to the fullest extent permitted under the New York Business Corporation Law our directors, officers, employees and agents. We may indemnify them only if we determine that their conduct did not violate the law. In addition, our amended Certificate of Incorporation eliminates the personal liability of directors to Netplex and its shareholders for money damages if they breach their duty as directors.


     The New York Business Corporation Law also permits us to indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses of litigation, except when we bring the case against such director or officer, or if a case is brought by our shareholders against them on our behalf. We can indemnify a director or officer if he acted in good faith and for a purpose he reasonably believed to be in Netplex's best interests. However, no indemnification is permitted in an action by Netplex, or its shareholders on its behalf, in connection with the settlement or other disposition of a threatened or pending action or in connection with any claim, issue or matter as to which a director or officer is liable to Netplex, unless a court determines Netplex should pay a portion. In addition, the New York Business Corporation Law provides that a director or officer shall be indemnified if he is successful in the litigation on the merits or otherwise.

     Permitted indemnification as described above may only be made if it is authorized by our board of directors, in each specific case, based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the New York Business Corporation Law. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors or based upon an opinion by independent legal counsel, or if the shareholders decide that indemnification is proper because the applicable standard of conduct has been met. Upon application of the person seeking indemnification, a court may also award indemnification upon a determination that the standards outlined above have been met. We may also authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by him to repay such expenses if it is ultimately determined that he is not entitled to be indemnified by us.


     We have also agreed to indemnify our directors and executive officers pursuant to indemnification agreements. We will pay all expenses, losses, claims, damages and liability incurred by our directors or executive officers for or as a result of action taken or not taken while they were acting as directors, officers, employees or agents.


     Although the indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons as discussed above, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  Index to Consolidated Financial Statements


                                                                  Page
                                                                  ----
Independent Auditors' Reports..................................    F-2

Consolidated Balance Sheets as of December 31, 1999 and 1998...    F-4

Consolidated Statements of Operations for the years ended
     December 31, 1999, 1998 and 1997..........................    F-5

Consolidated Statements of Stockholders' Equity for the years
     ended December 31, 1999, 1998 and 1997....................    F-6

Consolidated Statements of Cash Flows for the years ended
     December 31, 1999, 1998 and 1997..........................    F-8

Notes to Consolidated Financial Statements.....................    F-9

Condensed Consolidated Balance Sheets as of June 30, 2000
     and December 31, 1999.....................................   F-26

Condensed Consolidated Statements of Operations for the Six
     Months Ended June 30, 2000 and 1999.......................   F-27

Condensed Consolidated Statements of Cash Flows for the
     Six Months Ended June 30, 2000 and 1999...................   F-28

Notes to Condensed Consolidated Statements as of June 30, 2000
     and December 31, 1999 and the Six Months Ended
     June 30, 2000 and 1999....................................   F-29

              Report of Independent Certified Public Accountants

Board of Directors and Stockholders
The Netplex Group, Inc.:


We have audited the accompanying consolidated balance sheet of The Netplex Group, Inc. and subsidiaries (the "Company") as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997, were audited by other auditors whose report dated April 19, 1999 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Netplex Group, Inc. and subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

In connection with our audit of the consolidated financial statements referred to above, we have audited Schedule II - Valuation and Qualifying Accounts, as of December 31, 1999. In our opinion this schedule presents fairly, in all material respects, the information required to be set forth therein.



                                          /s/ Grant Thornton LLP


Vienna, Virginia
March 1, 2000 (Except for Note 20, as to which the date is March 30, 2000)

                         Independent Auditors' Report


Board of Directors and Stockholders
The Netplex Group, Inc.:


We have audited the accompanying consolidated balance sheets of The Netplex Group, Inc. and subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement Schedule II - Valuation and Qualifying Accounts, for each of the years in the two-year period ended December 31, 1998. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Netplex Group, Inc. and subsidiaries as of December 31, 1998 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



                                          /s/ KPMG LLP


McLean, Virginia
April 19, 1999

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                          Consolidated Balance Sheets
                                 December 31,


                                 Assets                                            1999              1998
Current assets:
   Cash and cash equivalents                                                $   4,220,148     $      870,465
   Accounts receivable, net of allowance for doubtful
      accounts of $342,000 and $589,000, respectively                          12,513,823         11,654,743
   Prepaid expenses and other current assets                                      923,762            772,242
                                                                              -----------        -----------
      Total current assets                                                     17,657,733         13,297,450

   Property and equipment, net                                                  1,891,084          1,704,975
   Other assets                                                                   775,290            213,174
   Goodwill and other intangible assets, net                                    6,092,610          5,435,024
                                                                              -----------        -----------
      Total assets                                                          $  26,416,717     $   20,650,623
                                                                              ===========        ===========
                          Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                                         $   3,294,403     $    2,545,730
   Line of credit                                                               5,126,245          4,041,000
   Notes payable                                                                        -            300,000
   Accrued expenses and other current liabilities                               9,305,229          6,418,326
   Capital lease obligation, current portion                                      107,890             97,315
   Deferred revenues                                                              193,262            835,827
                                                                              -----------        -----------
     Total current liabilities                                                 18,027,029         14,238,198
   Insurance premium obligation                                                   850,000                  -
   Capital lease obligations long-term, net of current portion                    195,504             57,901
                                                                              -----------        -----------
     Total liabilities                                                         19,072,533         14,296,099

Commitments and contingencies
Minority interest in subsidiary                                                   481,877                  -

Stockholders' equity:
 Preferred Stock:
   Class A Cumulative, $.01 par value, liquidation preference of $4.00 per share for 1999 and 1998; 2,000,000 shares authorized, 109,961 and 987,573 shares issued and outstanding at December 31, 1999
     and 1998 respectively                                                          1,099              9,875
   Class B, $.01 par value; liquidation  preference of $3.50 per share;
     1,500,000 shares authorized, 643,770 shares issued and
     outstanding at December 31, 1998                                                   -              6,438
   Class C Cumulative, $.01 par value; liquidation preference of $3.99 per share; 2,500,000 shares authorized; 1,500,000 share issued and
     outstanding at December 31, 1999 and 1998, respectively                       15,000             15,000
   Common Stock: $.001  par value, 40,000,000 shares authorized,
     16,137,250 and 10,204,735  shares issued and outstanding at
     December 31, 1999 and 1998, respectively                                      16,137             10,204
 Additional paid in capital                                                    21,762,418         13,821,531
 Accumulated deficit                                                          (14,932,347)        (7,508,524)
                                                                              -----------        -----------
      Total stockholders' equity                                                6,862,307          6,354,524
                                                                              -----------        -----------
      Total liabilities and stockholders' equity                            $  26,416,717     $   20,650,623
                                                                              ===========        ===========

         See accompanying notes to consolidated financial statements.

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                     Consolidated Statements of Operations
                           Years Ended December 31,

                                                                               1999             1998             1997
Revenues
   Services                                                             $   70,106,190   $   55,872,750    $  38,394,880
   Product                                                                  17,679,074        5,406,410        2,073,254
                                                                           -----------      -----------      -----------
                                                                            87,785,264       61,279,160       40,468,134

Cost of revenues
   Services                                                                 57,374,354       47,389,309       34,961,418
   Product                                                                  13,494,978        3,894,760        1,123,736
                                                                           -----------      -----------      -----------
                                                                            70,869,332       51,284,069       36,085,154
                                                                           -----------      -----------      -----------
Gross profit                                                                16,915,932        9,995,091        4,382,980

Operating expenses
   Selling, general and administrative expenses                             24,038,665       11,979,941        7,230,246
   Restructuring costs                                                               -          160,000                -
   Acquired in-process technology                                                    -          250,000                -
                                                                           -----------      -----------      -----------
   Operating expenses                                                       24,038,665       12,389,941        7,230,246
                                                                           -----------      -----------      -----------

   Operating loss                                                           (7,122,733)      (2,394,850)      (2,847,266)

   Interest expense, net                                                      (384,213)        (153,874)         (26,337)
                                                                           -----------      -----------      -----------
Loss before income taxes                                                    (7,506,946)      (2,548,724)      (2,873,603)

Provision for income taxes                                                           -                -                -
                                                                           -----------      -----------      -----------
Loss before minority interest                                               (7,506,946)      (2,548,724)      (2,873,603)

Minority interest                                                               83,123                -                -
                                                                           -----------      -----------      -----------
Net loss                                                                    (7,423,823)      (2,548,724)      (2,873,603)
Preferred Stock dividend                                                      (500,603)        (315,778)        (275,625)
                                                                           -----------      -----------      -----------
Loss applicable to common shareholders                                  $   (7,924,426)  $   (2,864,502)   $  (3,149,228)
                                                                           -----------      -----------      -----------
Basic and diluted loss per common share                                 $        (0.63)  $        (0.31)   $       (0.46)
                                                                                 =====            =====            =====
Weighted average common shares outstanding
   Basic and diluted                                                        12,515,759        9,259,599        6,820,863
                                                                           ===========      ===========      ===========

         See accompanying notes to consolidated financial statements.

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                            Class A Cumulative             Class B           Class C Cumulative
                                                                Convertible              Convertible             Convertible
                                                             Preferred Stock          Preferred Stock         Preferred Stock
                                                           --------------------     --------------------    --------------------
                                                              Share       $           Shares       $          Shares       $
                                                           --------------------     --------------------    --------------------
Balance at January 1, 1997                                  1,750,000 $  17,500     $        -   $     -           -  $        -

  Net loss                                                          -         -              -         -           -           -
  Conversions of Class A Preferred to Common Stock           (687,500)   (6,875)             -         -           -           -

  Exercise of Common Stock warrants                                 -         -              -         -           -           -

  Preferred Stock dividends                                         -         -              -         -           -           -

  Common Stock options granted for services                         -         -              -         -           -           -

  Common Stock issued for the acquisition of Onion
         Peel Solutions, LLC                                        -         -              -         -           -           -

  Exercise of Common Stock options                                  -         -              -         -           -           -
                                                           ----------------------------------------------------------------------

Balance at December 31, 1997                                1,062,500    10,625              -         -           -           -

  Net loss                                                          -         -              -         -           -           -

  Conversions of Class A Preferred to Common Stock           (141,865)   (1,419)             -         -           -           -

  Dividends paid in kind                                       66,938       669              -         -           -           -

  Preferred Stock dividends                                         -         -              -         -           -           -

  Private placements of Common Stock                                -         -              -         -           -           -

                                                                                     Additional
                                                              Common Stock             Paid In             Accumulated
                                                          ----------------------
                                                            Shares        $            Capital          Deficit        Total
                                                          ----------------------     -----------     --------------------------
Balance at January 1, 1997                                 6,442,903  $    6,443     $ 5,301,542     $ (2,086,197) $  3,239,288

  Net loss                                                         -           -               -       (2,873,603)   (2,873,603)

  Conversions of Class A Preferred to Common Stock           687,500         687           6,188                -             -

  Exercise of Common Stock warrants                          225,000         225         537,275                -       537,500

  Preferred Stock dividends                                        -          -          (82,500)               -       (82,500)

  Common Stock options granted for services                        -          -           40,000                -        40,000

  Common Stock issued for the acquisition of Onion
         Peel Solutions, LLC                                  80,000         80          399,920                -       400,000

  Exercise of Common Stock options                            34,967         35           69,982                -        70,017
                                                           ---------------------------------------------------------------------

Balance at December 31, 1997                               7,470,370      7,470        6,272,407       (4,959,800)    1,330,702

  Net loss                                                         -          -                -       (2,548,724)   (2,548,724)

  Conversions of Class A Preferred to Common Stock           141,865        142            1,277                -             -

  Dividends paid in kind                                           -          -             (669)               -             -

  Preferred Stock dividends                                        -          -         (304,504)               -      (304,504)

  Private placements of Common Stock                       2,123,000      2,123        2,343,440                -     2,345,563

                                                      Class A Cumulative           Class B         Class C Cumulative

                                                         Convertible             Convertible           Convertible
                                                       Preferred Stock         Preferred Stock       Preferred Stock

                                                       Share         $         Shares        $       Shares        $
  Private placement of Prepaid Common Stock
         purchase warrants                                   -          -            -          -           -         -
  Common Stock issued for the acquisition of ABS             -          -            -          -           -         -
  Class B Preferred Stock issued for the
         acquisition of AIG                                  -          -      643,770      6,438           -         -
  Private placement of Class C Preferred Stock               -          -            -          -   1,500,000    15,000
  Exercise of Common Stock options                           -          -            -          -           -         -
                                                     -------------------------------------------------------------------
Balance at December 31, 1998                           987,573      9,875      643,770      6,438   1,500,000    15,000
  Net loss                                                   -          -            -          -           -         -
  Conversions of Class A Preferred to Common
         Stock                                        (877,612)    (8,776)           -          -           -         -
  Preferred Stock dividends                                  -          -            -          -           -         -
  Exercise of Prepaid Common Stock purchase
         warrant                                             -          -            -          -           -         -
  Conversion of subordinated debt to Class C
         Preferred Stock                                     -          -            -          -           -         -
  Common Stock issued for the acquisition of ABS             -          -            -          -           -         -
  Common Stock issued for the acquisition of
         Onion Peel Solutions, LLC                           -          -            -          -           -         -
  Conversion of Class B Preferred Stock to
         Common Stock                                        -          -     (643,770)    (6,438)          -         -
  Common Stock issued                                        -          -            -          -           -         -
  Exercise of Common Stock warrants                          -          -            -          -           -         -
  Exercise of Common Stock options                           -          -            -          -           -         -
                                                     -------------------------------------------------------------------
Balance December 31, 1999                              109,961    $ 1,099            -    $     -   1,500,000  $ 15,000
                                                     ===================================================================
                                                                                   Additional
                                                           Common Stock              Paid In                   Accumulated
                                                         Shares            $         Capital            Deficit           Total
  Private placement of Prepaid Common Stock
         purchase warrants                                     -           -         2,582,490                  -        2,582,490
  Common Stock issued for the acquisition of ABS         450,000         450           590,175                  -          590,625
  Class B Preferred Stock issued for the
         acquisition of AIG                                    -           -           993,562                  -        1,000,000
  Private placement of Class C Preferred Stock                 -           -         1,324,457                  -        1,339,457
  Exercise of Common Stock options                        19,500          19            18,896                  -           18,915
                                                     ------------------------------------------------------------------------------
Balance at December 31, 1998                          10,204,735      10,204        13,821,531         (7,508,524)       6,354,524
  Net loss                                                     -           -                 -         (7,423,823)      (7,423,823)
  Conversions of Class A Preferred to Common
         Stock                                           877,612         873             7,903                  -                -
  Preferred Stock dividends                                    -           -          (241,478)                 -         (241,478)
  Exercise of Prepaid Common Stock purchase
         warrant                                         554,421         555              (555)                 -                -
  Conversion of subordinated debt to Class C
         Preferred Stock                                       -           -           800,000                  -          800,000
  Common Stock issued for the acquisition of ABS         114,756         115           566,715                  -          566,830
  Common Stock issued for the acquisition of
         Onion Peel Solutions, LLC                       297,396         297              (297)                 -                -
  Conversion of Class B Preferred Stock to
         Common Stock                                    643,770         648             5,790                  -                -
  Common Stock issued                                     55,000          55               (55)                 -                -
  Exercise of Common Stock warrants                    2,093,856       2,094         5,258,008                  -        5,260,102
  Exercise of Common Stock options                     1,295,704       1,296         1,544,856                  -        1,546,152
                                                     ------------------------------------------------------------------------------
Balance December 31, 1999                             16,137,250    $ 16,137      $ 21,762,418      $ (14,932,347     $  6,862,307
                                                     ==============================================================================

         See accompanying notes to consolidated financial statements.

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           YEARS ENDED DECEMBER 31,

                                                                        1999            1998             1997
Operating activities:
    Net loss                                                       $  (7,423,823)   $ (2,548,724)   $  (2,873,603)
    Adjustments to reconcile net loss to net cash
      used in operating activities:
      Depreciation and amortization of property and equipment            776,741         578,564          391,091
      Amortization of goodwill and other intangibles                   1,660,835         505,177           73,122
      Write-off of intangibles                                         1,810,597               -                -
      Acquired in-process R&D write-off                                        -         250,000                -
      Common stock options granted for services                                -               -           40,000

      Change in assets and liabilities, net of
        effects of acquisitions:
          Accounts receivable                                           (859,080)     (5,985,628)         301,321
          Prepaid expenses and other current assets                     (723,200)         32,656          117,712
          Accounts payable and accrued expenses                        3,548,287       1,441,526       (2,159,896)
          Deferred revenue                                              (642,565)        726,628         (219,770)
                                                                       ---------       ---------        ---------
      Net cash used in operating activities                           (1,852,208)     (4,999,801)      (4,330,023)

Investing activities:
      Net cash (paid) acquired in acquisitions and earn-outs          (2,404,926)     (3,339,043)           2,149
      Purchases of property and equipment                               (962,850)       (382,779)        (105,438)
                                                                       ---------       ---------        ---------
          Net cash used in investing activities                       (3,367,776)     (3,721,822)        (103,289)

Financing activities:
      Sale of minority interest in subsidiary                            565,000               -                -
      Issuance of note payable                                           800,000               -                -
      Net proceeds from sale of stock                                          -       6,267,510                -
      Line of credit advances, net                                     1,085,245       2,724,700        1,221,300
      Proceeds from the exercise of stock options and warrants         6,806,254          18,915          607,517
      Payment of Preferred Stock dividends                              (304,354)              -         (180,694)
      Principal payments on capital lease obligations                    (92,040)       (116,744)         (99,945)
      Proceeds from (repayment of) note payable                         (300,000)        300,000          (59,496)
      Repayment (issuance) of note receivable                                  -         100,000         (200,000)
      Repayment (issuance) of employee notes receivable                    9,562         (55,298)        (193,464)
                                                                       ---------       ---------        ---------
          Net cash provided by financing activities                    8,569,667       9,239,083        1,095,218
                                                                       ---------       ---------        ---------

      Increase (decrease) in cash and cash equivalents                 3,349,683         517,460       (3,338,094)

Cash and cash equivalents at beginning of year                           870,465         353,005        3,691,099
                                                                       ---------       ---------        ---------

Cash and cash equivalents at end of year                           $   4,220,148    $    870,465    $     353,005
                                                                       =========       =========        =========

Supplemental information:
    Cash paid during the year for:
      Interest                                                     $     601,370    $    187,201    $      61,366
      Income taxes                                                             -               -                -
    Non-cash financing activity:
      Capital lease obligation                                           240,217          52,732           88,098
      Conversion of debt to equity                                       800,000               -                -
      Insurance premium obligation for non-compete agreement           1,275,000               -                -
      Common stock issued for acquisitions and earn-outs           $     566,830    $  1,591,000    $     400,000

         See accompanying notes to consolidated financial statements.

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1999, 1998 AND 1997


(1)  The Business And Basis Of Presentation

     The Business
     ------------
     The Netplex Group, Inc. ("the Company") was incorporated in 1986 to provide IT services and solutions. Netplex is an Information Technology (IT) company that provides the expertise and information systems to link employees, customers, prospects, suppliers, and manufacturers to help "network-enable" organizations. The Company re-sells technology products when necessary to deliver to customers fully integrated system solutions. The Company also provides certain business services to independent consultants who become the Company's employees.

     Basis of presentation
     ---------------------

     Merger with Netplex
     -------------------
     On June 7, 1996, the Company (formerly known as "CompLink, Ltd." or "CompLink") acquired and merged with America's Work Exchange and The Netplex Group, Inc. (collectively referred to as "Netplex") in a reverse merger transaction by issuing approximately 3,245,000 shares of Common Stock, or 50.4 % of the Company's outstanding stock after giving effect for the merger. The merger agreement also provided for the Company to assume 1,691,000 outstanding Common Stock options of Netplex.

     The merger has been accounted for under the purchase method of accounting as a reverse merger, since the shareholders of Netplex, which have common control, received the larger of the voting rights of the combined entity. As a result, Netplex is considered the acquirer for accounting purposes.

     The merger resulted in a re-capitalization of the acquirers, so that the resulting capitalization of the Company after the merger is that of CompLink's giving effect to the issuance of new shares and elimination of CompLink's accumulated deficit. In addition, the par value of the Company's Common Stock was decreased from $0.01 per share to $0.001 per share in connection with the merger. The assets and liabilities of CompLink were recorded by the Company at book value, which approximates fair value.

     Coincident with the merger the Company's name was changed from CompLink, Ltd. to The Netplex Group, Inc. and the entity known as The Netplex Group, Inc. prior to the merger changed its name to Netplex Systems, Inc. Upon completion of the merger, the Company consisted of Netplex Systems, Inc.; America's Work Exchange ("AWE"), and its wholly-owned subsidiary, Software Resources of New Jersey, now known as Contractor's Resources (" CR"), and The Netplex Group, Inc. (formerly known as CompLink Ltd.) and its wholly-owned subsidiary, TDS.

(2)  Acquisitions

     All acquisitions by the Company have been accounted for as purchases. The purchase prices assigned to the net assets acquired were based on the fair value of such assets and liabilities at the acquisition dates. Additionally, the operating results of all acquisitions have been included in the consolidated financial statements from their effective dates of acquisition.

     Acquisition of Onion Peel Solutions L.L.C.:
     ------------------------------------------

     On July 1, 1997, the Company acquired all of the outstanding membership interests of Onion Peel Solutions L.L.C. ("Onion Peel"), a Raleigh, N.C. based provider of network management solutions, for 80,000 shares of Common Stock. Additionally, the Company was required to issue 297,396 additional shares based on the closing price of the Company's Common Stock on December 31, 1998. The additional shares were issued to the seller in February, 1999. Including the value of the additional shares issued, the purchase price for Onion Peel was $400,000.

Acquisition of PSS Group, Inc.:

On January 30, 1998, effective January 1, 1998, the Company purchased all of the stock of The PSS Group, Inc. ("PSS"), a wholly owned subsidiary of Preferred Systems Solutions, Inc. ("Preferred") for $600,000; $300,000 was paid at closing and $300,000 on January 15, 1999. The purchase included an earnout provision and an employment agreement. PSS was the technical professional staff augmentation operations and business of Preferred. In January, 1999, the purchase agreement was amended to eliminate the Earn-out provision. Additionally, Preferred's shareholder agreed not to compete with the Company for four years and the Company purchased a split dollar life insurance policy on his life. The policy is payable, in four equal annual payments of $425,000, beginning January 29, 1999. As of December 31, 1999, $1,275,000 remains due on the policy and is reflected in accrued expenses and insurance premium obligation on the balance sheet.

The purchase prices was allocated to the fair value of the assets and liabilities acquired, as follows:

                                                                     December 31,
                                                                1999             1998
               Cash                                     $      148,000   $      148,000
               Accounts receivable                             800,000          800,000
               Fulfillment database                            930,000          930,000
               Other assets                                    122,000          122,000
               Less liabilities assumed                     (1,400,000)      (1,400,000)
                                                            ----------       ----------
               Net assets acquired                      $      600,000   $      600,000
                                                            ==========       ==========

During the fourth quarter of 1999 the Company contemplated transitioning PSS's staffing operation into Contractor's Resources and evaluated the future operations of PSS. As a result of this evaluation the Company wrote off the goodwill, fulfillment database and the cost of the non-compete agreement. The total write-off was $1,810,597.

Acquisition of Automated Business Systems of North Carolina, Inc.:

On June 18, 1998, effective July 1, 1998, the Company purchased Automated Business Systems of North Carolina, Inc. and Kellar Technology Group, Inc. (Collectively "ABS") for $200,000 and 450,000 shares of Common Stock, valued at $591,000. The agreement also provides that the former shareholders of ABS will receive additional consideration, payable 50% in cash and 50% in stock, through December 31, 2000, if ABS meets certain operating targets. In connection with the acquisition, the Company has entered into employment agreements with certain employees of ABS. In December 1999, the contingent earn-out was bought out by a cash payment and issuance of additional shares.

As of December 31, 1999, the purchase price of ABS is $1,907,000 consisting of the original consideration of $791,000 and subsequent earn-out payments consisting of $549,000 and 114,756 shares of Common stock, valued at $567,000. The purchase price has been allocated as follows:

                                                                     December 31,
                                                                1999             1998
               Cash                                     $      205,000   $     205,000
               Accounts receivable                             736,000         736,000
               Property and equipment                           51,000          51,000
               Other assets                                     33,000          33,000
               Goodwill                                      1,794,000         678,000
               Less liabilities assumed                       (912,000)       (912,000)
                                                            ----------       ---------
               Net assets acquired                      $    1,907,000   $     791,000
                                                            ==========       =========

Acquisition of Applied Intelligence Group, Inc.
-----------------------------------------------

On October 16, 1998, effective September 1, 1998, the Company purchased the information technology consulting business of Applied Intelligence Group, Inc. of Oklahoma City ("AIG"), for $3,000,000 and 643,770 shares of Class B Preferred Stock ("Preferred Stock") valued at $1,000,000. The Class B Preferred Stock is convertible into the Company's Common Stock at anytime on a share for share basis. No dividends are payable on the Preferred Stock. The holders of the Preferred Stock agreed not to sell or otherwise distribute the Common Stock underlying the Preferred Stock for one year. The agreement also provides that AIG will receive additional consideration (the "AIG Earn-out") if AIG meets the following targets: (i) up to $1.5 million of cash based on net profit, as defined in the agreement, that AIG generates over the next six quarters and (ii) up to 643,770 shares of Class B Preferred Stock if AIG achieves approximately $9 million net profits over the next 9 quarters. ViaLink coverted its Class B Preferred Stock and sold it during 1999 thereby eliminating the additional potential contingent earn-out shares. In connection with the acquisition, the Company entered into employment agreements with certain employees of AIG.

As of December 31, 1999, the purchase price of AIG is $4,800,000 consisting of the original consideration of $4,000,000 and subsequent earn-out payments of $800,000. The total purchase price has been allocated as follows:

                                                                  December 31,
                                                             1999             1998
               Prepaid and other assets                 $      52,000    $     52,000
               Property and equipment                         450,000         450,000
               Acquired software                              850,000         850,000
               Assembled workforce                          1,000,000       1,000,000
               viaLink non-compete agreement                  900,000         900,000
               Goodwill                                     1,636,000         836,000
               Less: liabilities assumed                     (338,000)       (338,000)
                                                           ----------      ----------
               Net assets acquired                          4,550,000       3,750,000
               Acquired in process technology                 250,000         250,000
                                                           ----------      ----------
                Purchase price                          $   4,800,000    $  4,000,000
                                                           ==========      ==========

The software, assembled workforce, viaLink non-compete agreement, and goodwill are being amortized over estimated useful lives of 4, 5, 5, and 7 years, respectively, using the straight-line method.

The Company has allocated $250,000 of the purchase price to certain in-process Internet commerce technology that had not achieved technological feasibility as of the acquisition date. Accordingly, such costs were written off and included in the statement of operations for 1998.

Acquisition of Dean Liles & Associates, Inc.
--------------------------------------------

On April 23, 1999, effective April 1, 1999, the Company purchased the assets of Dean Liles and Associates, Inc, ("DLA") a Dallas, Texas based information technology strategy consulting practice for $600,000. The seller may be entitled to additional cash consideration for each of the three years ended March 31 beginning in 2000 if certain performance goals are met. In connection with the acquisition, the Company has entered into employment agreements with certain employees of DLA. The acquisition price of $600,000 has been allocated $595,000 to goodwill and $5,000 to Property and Equipment.

The goodwill is being amortized over 5 years using the straight-line method.

Proforma Acquisition Data
-------------------------

The following supplemental financial information presents the consolidated results of the Company on a pro forma basis, and the resulting increase in common shares outstanding, as though the acquisitions of Onion Peel, PSS, ABS, and AIG had taken place on January 1, 1997. The amounts for the DLA acquisition were immaterial.

                                                                             (Unaudited)
                                                                       Year Ended December 31,
                                                                        1998              1997
          Revenue                                                 $   71,424,000     $   57,382,000
          Net loss                                                      (817,000)        (3,188,000)
          Basic and diluted loss per share                                 (0.08)             (0.40)
          Weighted Average shares outstanding                          9,914,000          7,915,000

     The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchase been made at the beginning of the period, or the results, which may occur in the future.

(3)  Summary of  Significant Accounting Policies

     Principles of Consolidation
     ---------------------------
     The accompanying consolidated financial statements include the accounts of The Netplex Group, Inc. and its wholly owned subsidiaries. All significant inter-company transactions have been eliminated in consolidation.

     Revenue Recognition
     -------------------
     The majority of the Company's revenue is from consulting services contracts. This revenue is recognized when the services are performed and the costs are incurred. The Company generally recognizes hardware and software product revenue, which does not involve significant integration services, when the products are delivered to the customer site. Revenue on fixed price contracts for services, or both hardware and significant integration services is recognized on the percentage of completion basis, based on the efforts expended method in accordance with SOP 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." During 1999 and 1998 the Company recognized $2,287,277 and $814,841 of revenue under the percentage of completion method. The amount of revenue that was recognized on the percentage of completion basis for 1997 was immaterial. The Company's systems integration contracts are typically 3-6 months and are priced either on a time and material ("T&M") or a fixed price basis. Substantially all of the Company's contracts through 1997 were T&M. In 1998 the Company proposed more business on a fixed price basis because it has found it is able to generate higher margins than under the T&M proposal and pricing method. Revenue for maintenance contracts is recognized ratably over the service period of the underlying contract. Deferred revenue represents the unearned portion of maintenance contracts and amounts billed in advance of work performed, in accordance with the terms of the contract. The Company records loss provisions if required for its contracts at the time that such losses are identified.

     Cash and Cash Equivalents
     -------------------------
     The Company considers all highly liquid investments with maturity, at date of purchase, of three months or less to be cash equivalents. Cash equivalents are comprised of money market accounts, and are stated at cost, which approximates fair value.

     Property and Equipment
     ----------------------
     Property and equipment is recorded at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years. Computer software developed for internal use is amortized over 4 years in accordance with SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.".

     Property and equipment under capital leases is amortized using the shorter of the lease term or the estimated useful life.

     Upon sale or retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accounts and any gain or loss on such disposition is reflected in the statement of operations. Expenditures for repairs and maintenance are charged to operations as incurred.

     Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of
     -----------------------------------------------------------------------
     Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

     Goodwill and Other Intangible Assets
     ------------------------------------
     Goodwill, the cost in excess of the fair value of net assets acquired, is being amortized by the straight-line method, for periods ranging from 5 to 15 years. Management reviews the valuation and amortization period of goodwill continually. As part of this review, the Company estimates the value and future benefits of income generated, to determine whether impairment has occurred.

     Other intangible assets resulting from the Company's acquisitions consist of a fulfillment database, acquired software, an assembled workforce, and a non-compete agreement. Such assets are being amortized on the straight-line basis over periods of 4 to 7 years.

     Income Taxes
     ------------
     Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates, that are applicable to the future years in which the deferred tax assets or liabilities are expected to be settled or realized. Any change in tax rates on deferred tax assets and liabilities is recognized in net income in the period in which the rate change is enacted.

     Earnings (loss) per share
     -------------------------
     The Company accounts for earnings (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which requires companies to present basic earnings per share and diluted earnings per share (EPS). Basic net loss per common share is calculated using the weighted average number of common shares outstanding during the periods. Diluted net loss per common share is calculated using the weighted average number of common shares and dilutive potential common shares outstanding during the period. For the years ended December 31, 1999, 1998 and 1997, the assumed exercise of the Company's outstanding stock options, warrants and Convertible Preferred Stock are not included in the calculation, as the effect would be anti-dilutive.

     Stock Options
     -------------
     The Company accounts for its 1992 Incentive Stock Option plan ("ISO Plan") and the 1995 Directors' Stock Option plan ("Directors' Plan") in accordance with the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which permits entities to recognize, as expense over the vesting period, the fair value of all stock-based awards on the grant date. Alternatively, SFAS No.123 also allows entities to continue to apply the provisions of APB 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and in future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion 25 and provide the pro forma disclosure provisions of SFAS No. 123 for the ISO and Directors' Plans.

     The Company's 1995 Consultant's plan ("Consultant's Plan") allows for the granting of options to organizations and individuals who are not employees of the Company. The Company accounts for the options granted under this plan based on the provisions of SFAS No. 123.

     Segment Reporting
     -----------------
     The Company accounts for its segments pursuant to Statement of Financial Accounting Standards (SFAS No. 131) "Disclosures about Segments of an Enterprise and Related Information." Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that it is used internally for evaluating the segment performance. The Company believes it operates in three segments as defined: e-Information Services, e-Infrastructure Services, and Contractor's Resources.

     Reclassifications
     -----------------
     Certain 1998 and 1997 amounts have been reclassified to conform to the current year presentation. The Company also changed its components of cost of services to include all labor related to direct labor employees and their attendant fringe benefits. Prior to 1999, non-billable direct labor related to idle time, training and other activities was included in operating expense. These changes were made to permit a more direct reflection upon gross profits of the impact of increasing or decreasing labor productivity. All prior year's cost of services and operating expenses have been restated to reflect these changes.

     Use of Estimates
     ----------------
     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(4)  Equity Financing

     During 1999, the Company raised additional equity of $800,000 through the sale of securities, excluding equity securities issued in acquisitions, as follows:

     . On January 28, 1999, the Company issued a subordinated note for $800,000, at 14% annual interest, through a private placement to an accredited investor. The note was subordinated to the Company's line of credit with a bank. On December 15, 1999, the note was exchanged for an increase in the number of shares that the Company's Class C Cumulative Convertible Preferred Stock ("Class C Preferred") is convertible into. See note 12.

     During 1998, the Company raised additional equity of $6,267,510, excluding equity securities issued in acquisitions, as follows:

     . In February, 1998, the Company sold for $100,000, 80,000 shares of unregistered Common Stock plus a warrant to purchase an additional 100,000 shares of Common Stock at $1.20.

     . In March 1998 the Company raised $1,457,000 in a private placement primarily from accredited investors and employees of the Company. The Company issued 1,457,000 shares of unregistered Common Stock to purchasers who agreed not to sell or otherwise distribute their shares for a period of one year. These restricted shares carry registration rights and were offered at $1.00 per share.

     . On April 7, 1998, the Company sold 1,500 units in a private placement for $1.5 million ($1.2 million after fees and expenses). Each unit sold consisted of a prepaid Common Stock purchase warrant entitling the holder to acquire such number of shares of the Company's Common Stock as is equal to $1,000 divided by an adjustable exercise price and an incentive warrant to acquire 78,000 shares of Common Stock. The Company also granted the placement agent a warrant to purchase 39,000 shares of Common Stock plus a placement fee and a non-accountable expense allowance equal to 12.53% of the proceeds of the offering. The sale represents the first half of a transaction that could include the sale of an additional 1,500 units for $1.5 million at a future date, subject to the satisfaction of certain conditions (see Note 20).

     . In April, 1998, the Company raised $198,000 in two private placements with accredited investors. The Company issued shares of unregistered Common Stock to purchasers who agreed not to sell or otherwise distribute their shares for a period of one year. These restricted shares carry registration rights and were sold at $1.375 to $1.50 per share.

     . On August 28, 1998, the Company raised $592,000 in a private placement to accredited investors. The Company issued unregistered shares of Common Stock to purchasers who agreed not to sell or otherwise distribute their shares for a period of one year. These restricted shares carry registration rights and were sold at $1.3125 per share.

     . On September 28, 1998, the Company sold 1,700 units of prepaid Common Stock purchase warrants in a private placement, totaling $1.5 million ($1.3 million net of expenses). The prepaid warrants are exercisable in shares of Common Stock of the Company as is computed by dividing $1,700,000 by 125% of the fixed exercise price of $1.3938, with respect to any exercise within the first year, and the lower of the fixed exercise price and a variable exercise price (subject to a floor price of $1.00), with respect to any exercise after the first year. As part of this transaction, the Company also issued to the holders, warrants to purchase 141,667 shares of Common Stock at an exercise price of $1.3938 per share. In connection with the issuance of these warrants, the Company issued 50,000 shares of its Common Stock to the placement agent.

     . On September 30, 1998, the Company received $1.5 million ($1.3 million net of expenses) for 1,500,000 shares of its Class C Preferred and a warrant to purchase 150,000 shares of its Common Stock, at $1.375 per share. Additionally, depending on the length of time the Class C Preferred is outstanding the warrant holder may be entitled to purchase up to an additional 450,000 shares of Common Stock at $1.375 per share. In connection with this transaction the placement agent received a warrant to purchase 250,000 shares of Common Stock at $1.59 per share.

(5)  Liquidity

     Under its bank line of credit the Company is required to meet certain financial and other covenants. As of December 31, 1999, the Company was not in compliance with the covenant that requires it to maintain tangible net assets of $900,000 through March 30, 2000, and $1,200,000 thereafter. The bank was notified but did not issue a notice of default. The default was cured by the influx of cash in January and February 2000 from the exercise of options and warrants and the Company's tangible net asset position was further strengthened by two equity financings in March, 2000.

     Based on its current operating plan, the Company believes that the net proceeds from private placements together with cash anticipated to be provided by operating activities and amounts expected to be available under its line of credit will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 24 months. If cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or convertible debt securities or obtain additional credit facilities. However, no assurance can be given that any such additional sources of financing will be available on acceptable terms or at all. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. A portion of the Company's cash may be used for acquisitions or to acquire or invest in complimentary businesses or products or to obtain the right to use complementary technologies.

     The Company will continue to make significant investments in its technical workforce, marketing, training and infrastructure to increase productivity, build its core competency practice unit skill base and product offerings and foster growth of its operations.

(6)  Property and Equipment

     Property and equipment consists of the following:

                                                                        December 31,
                                                                    1999            1998
               Computer software                              $   1,254,686   $     896,134
               Computer and office equipment                      1,273,764       1,011,359
               Furniture and fixtures                               978,911         907,679
               Equipment under capital leases                       838,870         598,653
               Leasehold improvements                               132,126         101,682
                                                                 ----------      ----------
                                                                  4,478,357       3,515,507

               Accumulated depreciation and amortization         (2,587,273)     (1,810,532)
                                                                 ----------      ----------

               Property and equipment, net                    $   1,891,084   $   1,704,975
                                                                 ==========      ==========

     Computer software at December 31, 1999 and 1998 includes $668,844 and $407,338 of software that was developed for internal use. Accumulated depreciation related to this software was $336,000 and $172,000 at December 31, 1999 and 1998, respectively.

     Accumulated depreciation and amortization includes $638,639 and $445,344 related to assets under capital leases at December 31, 1999 and 1998, respectively.

(7)  Goodwill and Other Intangible Assets

Goodwill and other intangible assets consist of the following:

                                                                               December 31,
                                                                           1999           1998
               Goodwill                                             $    4,483,798  $    1,925,917
               Acquired database                                                 -         930,000
               Acquired software                                         1,254,226       1,254,226
               Assembled workforce                                       1,000,000       1,000,000
               Non-Compete                                                 900,000         900,000
                                                                         7,638,024       6,010,143
                                                                        ----------      ----------
               Accumulated amortization                                 (1,545,414)       (575,119)
                                                                        ----------      ----------
                                                                     $   6,092,610   $   5,435,024
                                                                        ==========      ==========

(8)  Accrued Expenses

     Accrued expenses consists of the following:

                                                                 December 31,
                                                             1999           1998
                    Accrued wages                    $     6,009,320  $   4,150,303
                    Accrued vacation                         386,101        115,912
                    Accrued commission                       599,733        365,958
                    Accrued payroll taxes                    242,872              -
                    Accrued earn-out                         390,042              -
                    Insurance premium obligation             425,000              -
                    Accrued project expense                  191,310         22,511
                    Other                                  1,060,851      1,763,642
                                                          ----------     ----------
                                                     $     9,305,229  $   6,418,326
                                                          ==========     ==========

(9)  Line of Credit

     The Company has a line of credit agreement with a bank that expires on May 31, 2000. Under the agreement the Company may borrow 80% of eligible accounts receivable (as defined in the agreement) up to $6,000,000. Amounts borrowed bear interest at the bank's prime rate plus 3/4%. Outstanding advances were $5,126,245 and $4,041,000 at December 31, 1999 and 1998,
     respectively. The loan is secured by substantially all of the Company's tangible and intangible assets. The Company is required to meet certain financial and other covenants. As of December 31, 1999, the Company was not in compliance with the covenant that requires it to maintain tangible net assets of $900,000 through March 30, 2000, and $1,200,000 thereafter. The bank was notified of the violation but did not issue a notice of default. The default was cured by the influx of cash in January and February 2000 from the exercise of options and warrants and the Company's tangible net asset position was further strengthened by two equity financings in March, 2000.

(10) Income Taxes

     The reconciliation between the actual income tax expense and income tax computed by applying the statutory Federal income tax rate to earnings before provision for income taxes for the year ended December 31, 1999 1998 and 1997 is as follows:

                                                                        1999             1998            1997
          Pretax loss                                             $  (7,424,000)    $ (2,549,000)  $  (2,874,000)
          Computed Federal income tax benefit at 34%                 (2,524,000)        (867,000)       (977,000)
          Computed state income taxes, net of Federal benefits         (408,000)               -               -
          Permanent differences                                       1,033,000          291,000         278,000
          Change in valuation allowance                               1,899,000          576,000         699,000
                                                                     ----------       ----------       ---------
                                                                  $           -     $          -   $           -
                                                                     ==========       ==========       =========

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1999, 1998 and 1997 are presented below:

                                                                                   As of December 31,
                                                                          1999            1998            1997
          Deferred tax assets:
               Net operating loss carryforwards                     $   7,690,000   $   4,272,000   $    4,010,000
               Research and development credit carryforwards              187,000         187,000          187,000
               Depreciation and amortization                              215,000               -                -
               Excess tax basis over book of net assets acquired                -         302,000          180,000
               Inventory obsolescence reserve                             107,000         108,000           56,000
               Allowance for doubtful accounts receivable                 136,000         146,000           48,000
               Accrued liabilities, not presently deductible                    -               -            8,000
                                                                       ----------       ---------       ----------
                   Total gross deferred tax assets                      8,335,000       5,015,000        4,489,000
                   Less valuation allowance                            (8,335,000)     (5,015,000)      (4,489,000)
                                                                       ----------       ---------       ----------
                     Net deferred tax asset                                     -               -                -
                                                                       ==========       =========       ==========

     The Company has provided a valuation allowance for all of its deferred tax assets at December 31, 1999, 1998, and 1997 because the Company could not conclude that it was more likely than not that it would realize these assets due principally to the Company's history of losses.

     The deferred tax asset related to net operating loss (NOL's) carryforwards has increased because of the current year tax loss, an adjustment of prior year NOL to the actual tax return amount, and an adjustment to reflect Federal and state income tax rates expected to apply in future periods. The valuation allowance related to the NOL's has also been adjusted accordingly.

     As of December 31, 1999 and 1998, the Company has NOL's for Federal and state income tax purposes of approximately $19,469,000 and $12,563,000 which may be applied against future taxable income. Additionally, the Company has $187,000 of research and development tax credits ("Credits") available to offset future Federal income taxes. The NOL's and credits expire primarily in years 2002 through 2019. Approximately $14,200,000 of the NOL's and the credits are subject to annual limitations and other conditions. Additionally, they may not be fully utilized for tax purposes due to the change in ownership resulting from the Company's merger in 1996 and an additional change in ownership in 1998.

(11) Commitments

     Employment Agreements
     ---------------------
     The Company has employment agreements with several key employees. At December 31, 1999, the Company's annual obligation under the agreements is approximately $1,367,000 for each of the next three years.

     Lease Obligations
     -----------------
     The Company leases computer equipment, furniture, vehicles, and office facilities under long-term lease agreements. The following is a schedule of future minimum lease payments for capital and non-cancelable operating leases (with initial terms in excess of one year) as of December 31, 1999:

                                                                 Capital            Operating
          Year ending December 31:                                Leases             Leases
                     2000                                      $     139,247      $   1,142,387
                     2001                                            117,550            827,834
                     2002                                            100,370            710,943
                     2003                                              2,412            335,348
                     2004                                                  -            162,146
                  Thereafter                                               -                  -
                                                                    --------         ----------

          Total  minimum lease payments                              359,579      $   3,178,658

          Less: amount representing interest                          56,185
                                                                    --------
          Present value of minimum lease payments                    303,394
          Less current portion                                       107,890
                                                                    --------
                                                               $     195,504
                                                                    ========

     Total rent expense under operating leases was approximately $1,020,000, $900,000 and $647,000 for the years ended December 31, 1999, 1998, and 1997.

(12) Preferred Stock

     On July 29, 1998, the Company increased the number of shares of its Preferred Stock from 2,000,000 to 6,000,000.

     Class A Cumulative Convertible
     ------------------------------
     On September 19, 1996, the Company raised approximately $3,000,000 through a private placement of units. Each unit consisted of one share of $.01 par value Class A Cumulative Convertible Preferred Stock (the "Preferred Stock") and one warrant to purchase one share of the Company's Common Stock at $2.50 per share.

     Each share of Preferred Stock is convertible into one share of Common Stock at any time, at the discretion of the holder. The Preferred Stock has cumulative dividend of 10% per annum, payable in either cash or additional shares of Preferred Stock at the Company's option. Subject to the conversion rights, the Company may redeem the Preferred Stock at its stated value plus all accrued and unpaid dividends ($91,479 and $267,004 at December 31, 1999 and 1998, respectively) upon: (1) registration of the shares underlying the Preferred Stock, and (2) 30 days written notice given at any time upon attaining certain per share trading prices and sustaining such prices for a specified period. The Preferred Stock has a per share liquidation preference of the greater of: (i) $4 per share plus any accrued and unpaid dividends, or (ii) the amount that would have been received if such shares were converted to Common Stock on the business day immediately prior to liquidation.

     Each warrant issued in connection with the private placement became exercisable on March 19, 1997, and expires on September 19, 2001. The Company has the right to call the warrants at a redemption price of $.01 per share upon: (1) registration of the shares underlying the warrant, and
     (2) 30 days written notice given at any time upon the Common Stock attaining certain per share trading prices and maintaining such prices for a specified period.

     Class B Convertible
     -------------------
     During 1999 all shares of the Class B Preferred Stock were converted into 643,770 shares of Common Stock. The holders of the shares agreed not to sell or otherwise distribute the Common Stock for one year.

     Class C Cumulative Convertible
     ------------------------------
     The Class C Cumulative Convertible Preferred Stock ("Class C Preferred") has a liquidation preference of $3.99 per share: a dividend rate of 9.99% per annum that increases to 15% per annum after the date there are no Class A Cumulative Convertible Preferred Stock issued and outstanding. The Class C Preferred is convertible at any time, after the earlier of a change in control of the Company, or five years from the date of issuance. The Class C Preferred is redeemable at the option of the Company at any time within five years from the date of issuance. At December 31, 1999 and 1998, the Class C Preferred is convertible into the number of shares equal to $2,300,000 and $1,500,000, respectively, plus accrued but unpaid dividends ($150,000 and $37,500 at December 31, 1999 and 1998, respectively), divided by 25% of the 20 day average trading price of the Common Stock immediately prior to conversion. The Company has measured the intrinsic value of the beneficial conversion feature of the Class C Preferred to be $2,300,000 and $1,500,000 at December 31, 1999 and 1998, respectively. As a result, the Company will accrete this discount as additional Preferred Stock dividends over the five years. During 1999 and 1998, the accretion of the discount of approximately $259,000 and $53,000 was included as additional Preferred Stock dividends in the Company's EPS calculation.

(13) Common Stock and Warrants

     On July 29, 1998, the Company increased the number of shares of its Common Stock from 20,000,000 to 40,000,000.

     Effective April 11, 1996, in connection with the reverse merger of the Company, it gave its underwriters warrants to purchase 125,000 shares of the Company's Common Stock, at an exercise price of $3.50 per share, through April 10, 2001. The fair value of the warrants issued, of approximately $170,000, had no effect on the Company's equity as a result of the merger. During 1997 50,000 warrants were exercised.

     In connection with the reverse merger of the Company, effective June 7, 1996, the shareholders of Netplex were granted warrants to purchase 150,000 shares of the Company's Common Stock at an exercise price of $2.50 per share, through June 6, 2001. The fair value of the warrants issued of approximately $270,000 had no effect on the Company's equity as a result of the merger.

     In connection with the sale of the Class A Convertible Preferred Stock, the Company gave the underwriters 87,500 units. Each unit consists of an option to purchase one share of Class A Convertible Preferred Stock at $2.00 per share and a Common Stock purchase warrant to purchase one share of common stock at $2.50.

     During 1998, the Company issued warrants in connection with several equity issues. See Note 4, Equity Financing.

     The following table sets forth the warrants outstanding and their weighted-average exercise price:

                                                         Shares         Price
               January 1, 1997                         2,295,000      $    2.66
                    Issued                                     -              -
                    Exercised                                  -              -
                    Expired                                    -              -
                                                     -----------        -------
               December 31, 1997                       2,295,000      $    2.66
                    Issued                               814,102           1.29
                    Exercised                                  -              -
                    Expired                                    -              -
                                                     -----------        -------
               December 31, 1998                       3,109,102      $    2.30
                    Issued                               225,000           3.00
                    Exercised                         (2,093,856)          2.52
                    Expired                              (45,000)          3.00
                                                     -----------        -------
               December 31, 1999                       1,195,246      $    2.15
                                                     ===========        =======

     As of December 31, 1999, 1998 and 1997 all of the warrants were exercisable and had an average remaining life of 3.5, 3 and 4 years, respectively.

(14) Stock Options

     The Company has three stock option plans.

     . The ISO Plan includes both incentive and non-qualified stock options. The Board of Directors may grant stock options to employees to purchase up to 4,100,000 shares of the Company's Common Stock. Stock options are granted with an exercise price equal to the market price on the date of grant. All stock options expire 10 years from grant date (5 years or holder's of more than 10% of the voting stock of the Company). Generally the options vest ratably and become fully exercisable after 3 years but not less than 6 months from the date of grant. At December 31, 1999, approximately 117,000 options are available for grant under this plan.

     . The Directors' Plan authorizes the Board of Directors to grant each director options to purchase up to 15,000 shares of the Company's Common Stock, upon election to the Board. Under this plan 300,000 shares of the Company's Common Stock are available. The terms of option grants for the Directors' Plan are identical to those of the ISO plan, except that the vesting period for the Directors' Plan is at the Board's discretion. All options granted under this Plan have contained two-year vesting periods. At December 31, 1999, 180,000 options are available for grant under this Plan.

     . The Consultant's Plan authorizes the Board of Directors to grant organizations or individuals, who are not employees of the Company, to purchase up to 800,000 shares of the Company's Common Stock. The exercise price, terms of the option grant and vesting period for the Consultant's Plan are at the Board's discretion. At December 31,1999, approximately 61,000 options are available for grant under this Plan.

     Stock option activity for the Plans during the periods indicated is as follows:

                                        ISO Plan              Directors' Plan           Consultants' Plan
                                                Wt. Avg.                Wt. Avg.                    Wt. Avg.
                                   Shares      Ex. Price    Shares     Ex. Price       Shares       Ex. Price
                January 1, 1997   2,412,500    $   2.86     60,000     $     3.03            -       $     -

     Granted                      2,363,500        1.29     15,000           2.97       32,000          2.50
     Exercised                      (34,967)       2.00          -              -            -             -
     Forfeited/Canceled          (2,201,033)       2.78    (15,000)          2.50            -             -
     Expired                        (50,000)       4.40          -              -            -             -
                                -----------               --------                    ---------

              December 31, 1997   2,490,000    $   1.45     60,000     $     3.15       32,000       $  2.50

     Granted                        879,150        1.36     30,000           1.28      391,828          0.94
     Exercised                      (19,500)       0.97          -              -            -             -
     Forfeited/Canceled            (864,450)       2.04          -              -            -             -
     Expired                              -           -          -              -            -             -
                                -----------               --------                    ---------

              December 31, 1998   2,485,200    $   1.13     90,000     $     2.53      423,828       $  1.49

     Granted                      1,517,750        2.28     37,500           2.85      315,000          1.07
     Exercised                     (831,104)       1.11          -              -     (464,600)         1.34
     Forfeited/Canceled            (101,171)       1.89     (7,500)          2.85            -             -
     Expired                              -           -          -              -            -             -
                                -----------               --------                    ---------

              December 31, 1999   3,070,675    $   1.67    120,000     $     2.61      274,228       $  1.26
                                ===========               ========                    =========


     ISO Plan
     --------
     At December 31, 1999, the exercise price for options granted under the ISO plan was $.94 to $3.38 and the weighted-average remaining contractual life of those options was 7.9 years. At December 31, 1999, 1998, and

     1997, the number of options exercisable under the ISO Plan was 1,175,898, 936,750 and 545,835, respectively. The weighted-average exercise price of those options was $1.04, $1.08 and $2.73, respectively.

     Directors' Plan
     ---------------
     At December 31, 1999, the exercise price for options granted under the Directors' Plan was $1.06 to $3.56 and the weighted-average remaining contractual life of those options was 2.7 years. At December 31, 1999, 1998 and 1997, the number of options exercisable under the Directors' Plan was 75,000, 52,500 and 25,000, respectively. The weighted-average exercise price of those options was $2.61, $3.17 and $3.55, respectively.

     Consultants' Plan
     -----------------
     At December 31, 1999, the exercise price for all options granted under the Consultants' Plan was $1.00 to $2.50 and the weighted-average remaining contractual life of those options was 3.5 years. All options, granted under the Consultants' Plan, are exercisable at the time of grant. No options were granted prior to 1997. The weighted-average exercise price of those options was $1.25, $1.49 and $2.50 at December 31, 1999, 1998 and 1997,
     respectively. During 1997, in accordance with SFAS No. 123, the Company recorded compensation expense of $40,000 for the 32,000 options granted, based on the value of the services provided. The options granted during 1999 and 1998 were in connection with certain equity issues, and as a result had no compensation expense.

     The Company applies APB Opinion No. 25 in accounting for its ISO and Directors' Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                             1999            1998            1997
          Net loss - As reported                       $   (7,424,000)  $  (2,549,000)  $  (2,874,000)
          Net loss - Pro forma                         $  (10,806,000)  $  (3,466,000)  $  (4,836,000)
          Net loss per share - As reported             $        (0.63)  $       (0.31)  $       (0.46)
          Net loss per share - Pro forma               $        (0.86)  $       (0.37)  $       (0.71)
          Weighted average shares outstanding              12,516,000       9,260,000       6,821,000


     The per share weighted average fair value of the ISO on the grant date in 1999, 1998, and 1997 was $2.29, $1.17 and $1.20, respectively using the
     Black -Scholes option pricing model with the following weighted average assumptions:

                                                          1999           1998           1997
          Dividend yield                                    0.0%           0.0%           0.0%
          Risk-free interest rate                          5.98%          5.36%          6.24%
          Expected volatility                               167%           106%           103%
          Expected life (years)                             7.86           6.75          10.00

     The per share weighted average fair value of the Directors' Plan options on the grant date in 1999, 1998 and 1997 was $2.85, $1.02 and $2.76 and respectively using the Black - Scholes option pricing model with the following weighted average assumptions:

                                                      1999           1998           1997
          Dividend yield                               0.0%           0.0%           0.0%
          Risk-free interest rate                     6.10%          5.27%          6.97%
          Expected volatility                          167%           106%           103%
          Expected life (years)                        2.72           5.00          10.00

(15) Related Party Transactions

     The Company paid $45,064 in 1999, $23,756 in 1998 and $28,800 in 1997 for
     accounting, tax and consulting services to a CPA firm in which a partner of the firm is a director of the Company.

     In January, 1997, the Company loaned $150,000 to its chief executive officer for relocation expenses. The loan bears interest at 8% per annum. The note and accrued interest were paid in full in January 2000.

     A Director of the Company is the President and Director of a company that owns all of the Company's Class C Convertible Preferred Stock (Note 12).

(16) Litigation

     From time to time, the Company is subject to litigation in the ordinary course of business.

     On September 4, 1997, Data Systems Analysts, Inc. ("DSA"), a software design and consulting company, filed a complaint against the Company and Technology Development Systems, Inc. (TDS), a wholly owned subsidiary of the Company, alleging copyright infringement and breach of the Company's agreement with DSA. The Complaint also seeks damages against XcelleNet, Inc., which the Company has indemnified. The Complaint claims damages in excess of $300,000 plus punitive damages and attorney fees. The case is currently in discovery. The Company is vigorously defending against the action. The nature and amount of damages, if DSA's allegations are proven, appear uncertain.

     The Company is not currently involved in any other litigation or proceedings, which if decided against the Company would have a material adverse affect, either individually or in the aggregate.

(17) Employee Benefit Plans

     On January 1, 1997, the Company and its CR subsidiary merged their 401(k) plans. Under the merged Plan, all full time employees with over 1000 hours of service to the Company or its subsidiaries are eligible to participate. The Company matches one-half of the employees' voluntary contributions up to a maximum Company contribution of 5% of participants' salaries. The Company's contribution to the Plan during 1999, 1998 and 1997 was $405,725, $704,333 and $647,418, respectively.

     The Company's CR subsidiary has a profit sharing plan for its employees whereby up to 10% of the employees salary can be contributed to the plan. The Company made no matching contributions to this plan during 1999 1998, and 1997.

     The Company does not provide any post retirement or post employment benefits.

(18) Segment Information

     In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company's reportable segments are strategic business units that offer different products and services to different industries through out the United States.

     The Company's reportable segments are as follows:

     -- e-Information Systems (e-Info)--provides professional services that constitute the strategic and creative aspects of Netplex's e-solutions, as well as complete Internet-based application development and Retail Industry-focused consulting and integration services.

     -- e-Infrastructure Services (e-Infra)--provides information security, performance management, contingency planning, and network management services that ensure the long-term viability of Netplex's e-solutions, as well as other aspects of our customers' businesses.

     -- Contractor's Resources (CR)-- provides business infrastructure and advisory services for its membership of independent contractors, which allow members to maximize the freedom and wealth potential of the independent lifestyle while enjoying the benefits associated with full-time employment.

     The Company's accounting policies for these segments are the same as those described in the summary of Significant Accounting Policies, except that income tax expense is not allocated to each segment. In addition, the Company evaluates the performance of its segments and allocates resources based on gross margin, and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Intersegment revenues are not significant.

     In 1999, the Company restructured its segments by combining all operations not related to Contractor's Resources into a single profit and loss center, e-Infrastructure services, except for its operations related to the acquisition of AIG that now form the e-Information Services segment. The Company also changed its components of cost of services to include all labor related to direct labor employees and their attendant fringe benefits. Prior to 1999, non-billable direct labor related to idle time, training and other activities was included in operating expense. These changes were made to permit a more direct reflection upon gross profits of the impact of increasing or decreasing labor productivity. All prior year's cost of services and operating expenses have been restated to reflect these changes.

     The reportable segments are measured and resources are allocated both on income before income taxes and EBITDA, which represents the sum of income before taxes, depreciation, amortization, and interest. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles, but is presented to provide additional information. The Company considers EBITDA to be a useful measure of the Company's performance, because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand business. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity under generally accepted accounting principles. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

     The table below presents information about segments used by the chief operating decision-maker of Netplex as of and for the years ended December 31, 1999, 1998, and 1997:

                                                                                      Segment
                                           e-Info        e-Infra           CR          Total
          1999:
          Revenues                   $  11,044,166  $  38,117,034  $  38,624,064  $  87,785,264
          Gross profit                   5,442,115     10,099,030      1,373,887     16,915,932
          EBITDA                         2,136,363      2,315,685     (1,713,017)     2,739,031
          Total assets                   8,220,000      8,709,000      8,949,000     25,878,000
                                       ===========     ==========     ==========    ===========
          1998:
          Revenues                   $   3,533,025  $  22,865,593  $  34,880,542  $  61,279,160
          Gross profit                   1,690,505      6,979,904      1,324,682      9,995,091
          EBITDA                           980,679        264,297        180,539      1,425,515
          Total assets                   8,378,000      6,794,000      4,269,000     19,441,000
                                       ===========     ==========     ==========    ===========
          1997:
          Revenues                   $           -  $   8,419,784  $  32,048,350  $  40,468,134
          Gross profit                           -      3,286,876      1,096,104      4,382,980
          EBITDA                                 -       (829,134)       (73,016)      (902,150)
          Total assets                           -      2,598,000      3,094,000      5,692,000
                                       ===========     ==========     ==========    ===========

Reconciliation of Segment EBITDA to Net Loss
--------------------------------------------

                                                   1999             1998             1997
Segment EBITDA                                $   2,739,031    $   1,425,515   $     (902,150)
Unallocated corporate expenses                   (5,530,469)      (2,736,622)      (1,480,453)
Depreciation & amortization                      (4,248,172)      (1,083,741)        (464,663)
Interest expense, net                              (384,213)        (153,874)         (26,337)
Tax expense                                               -                -                -
                                                -----------      -----------       ----------
Net loss                                      $  (7,423,823)   $  (2,548,722)  $   (2,873,603)
                                                ===========      ===========       ==========

(19) Restructuring Charge

     The Company recorded a restructuring charge of $275,000 during the third quarter of 1998, related to the reduction of duplicate costs and the consolidation of facilities, including severance costs. The Company recorded $115,000 during the forth quarter of 1998, as a reduction to the restructuring charge, resulting from an update of the Company's estimated restructuring costs.

(20) Subsequent Events

     In March 2000, the Company closed two private placement equity financings. The Company issued prepaid warrants that resulted in net proceeds to the Company of $1.3 million, representing the second half of an equity raise on April 7, 1998 discussed in Note 3. In addition, the Company closed the private placement of convertible preferred stock that resulted in net proceeds to the Company of $9.5 million.

     The following unaudited pro forma consolidated balance sheet sets forth the Company's financial position as if these two transactions had occurred as of December 31, 1999:

                                                                                           December 31,
                                                          December 31,      Pro Forma          1999
                                                              1999         Adjustments      Pro Forma
                                                             Actual        (Unaudited)     (Unaudited)
                       Assets
                       ------
Cash                                                    $    4,220,148    $  10,800,000     $  15,020,148
Other current assets                                        13,437,585                -        13,437,585
                                                           -----------      -----------      ------------
    Total current assets                                    17,657,733       10,800,000        28,457,733
Other assets                                                 2,666,374                -         2,666,374
Goodwill and other intangibles, net                          6,092,610                -         6,092,610
                                                           -----------      -----------      ------------
Total Assets                                            $   26,416,717    $  10,800,000     $  37,216,717
                                                           ===========      ===========      ============

         Liabilities & Stockholders' Equity
         ----------------------------------
Accounts payable                                        $    3,294,403                -     $   3,294,403
Line of credit                                               5,126,245                -         5,126,245
Accrued expenses                                             9,305,229                -         9,305,229
Other current liabilities                                      301,152                -           301,152
Other liabilities                                            1,045,504                -         1,045,504
                                                           -----------      -----------      ------------
    Total liabilities                                       19,072,533                -        19,072,533
Minority interest                                              481,877                -           481,877
Temporary Equity
    Redeemable Preferred Series D                                    -        9,500,000         9,500,000
    Prepaid Warrants                                                 -        1,300,000         1,300,000
                                                           -----------      -----------      ------------
Total Temporary Equity                                               -       10,800,000        10,800,000
                                                           -----------      -----------      ------------
Shareholders' Equity
    Preferred stock
        Class A                                                  1,099                -             1,099
        Class C                                                 15,000                -            15,000
    Common stock                                                16,137                -            16,137
    Additional paid in capital                              21,762,418                -        21,762,418
    Accumulated deficit                                    (14,932,347)               -       (14,932,347)
                                                           -----------      -----------      ------------
Total shareholders' equity                                   6,862,307                -         6,862,307
                                                           -----------      -----------      ------------
Total liabilities and stockholders' equity              $   26,416,717    $  10,800,000     $  37,216,717
                                                           ===========      ===========      ============

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES

                     Condensed Consolidated Balance Sheets


                                                                                     (Unaudited)
                                                                                      June 30,      December 31,
                                    Assets                                             2000               1999
Current assets:
   Cash and cash equivalents                                                      $   7,421,644    $   4,220,148
   Accounts receivable, net of allowance for doubtful
     accounts of $358,000 and $342,000, respectively                                  9,877,628       12,513,823
   Prepaid expenses and other current assets                                            688,806          923,762
                                                                                    -----------      -----------
     Total current assets                                                            17,988,078       17,657,733

   Property and equipment, net                                                        1,643,415        1,891,084
   Other assets                                                                         672,883          775,290
   Goodwill and other intangible assets, net                                          6,142,227        6,092,610
                                                                                    -----------      -----------
     Total assets                                                                 $  26,446,603    $  26,416,717
                                                                                    ===========      ===========

                        Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                                               $   2,852,677    $   3,294,403
   Line of credit                                                                     1,379,000        5,126,245
   Accrued expenses and other current liabilities                                     8,767,553        9,305,229
   Capital lease obligation, current portion                                             46,563          107,890
   Deferred revenues                                                                    212,682          193,262
                                                                                    -----------      -----------
    Total current liabilities                                                        13,258,475       18,027,029
   Insurance premium due                                                                425,000          850,000
   Capital lease obligations, net of current portion                                    195,504          195,504
                                                                                    -----------      -----------
    Total liabilities                                                                13,878,979       19,072,533

Commitments and contingencies
Minority interest in subsidiary                                                         230,339          481,877

Temporary Equity:
   Redeemable Preferred Stock Class D Cumulative, $.01 par value;
     15,000 shares authorized;  10,000 shares issued and
     outstanding at June 30, 2000                                                     9,500,000                -
   Prepaid warrants                                                                   1,300,000                -
                                                                                    -----------      -----------
Total temporary equity                                                               10,800,000                -

Stockholders' equity:
 Preferred Stock:
   Class A Cumulative, $.01 par value, liquidation preference of $4.00 per share; 2,000,000 shares authorized; 80,597 and 109,961 shares issued and outstanding at June 30, 2000 and December 31, 1999,
     respectively                                                                           805            1,099
   Class C Cumulative, $.01 par value; liquidation preference of $3.50 per share; 2,500,000 shares authorized; 1,500,000 shares issued and outstanding at June 30, 2000 and December 31, 1999,
     respectively                                                                        15,000           15,000
   Common Stock: $.001 par value, 40,000,000 shares authorized;
     18,238,284 and 16,137,250 shares issued and outstanding at June 30,
     2000, and December 31, 1999, respectively                                           18,238           16,137
   Additional paid in capital                                                        24,069,949       21,762,418
   Accumulated deficit                                                              (22,566,707)     (14,932,347)
                                                                                    -----------      -----------
     Total stockholders' equity                                                       1,537,285        6,862,307
                                                                                    -----------      -----------
     Total liabilities and stockholders' equity                                   $  26,446,603    $  26,416,717
                                                                                    ===========      ===========


                See notes to condensed consolidated statements

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES

                Condensed Consolidated Statements of Operations

                                                                           Six Months Ended
                                                                               June 30
                                                                       2000                1999
                                                                              (Unaudited)
Revenues
  Services                                                      $    34,815,267     $    34,825,035
  Product                                                             6,631,037           9,627,248
                                                                    -----------         -----------
                                                                     41,446,304          44,453,283
                                                                    -----------         -----------
Cost of revenues
  Services                                                           29,890,629          31,602,804
  Product                                                             4,538,682           7,372,007
                                                                    -----------         -----------
                                                                     34,429,311          35,339,811
                                                                    -----------         -----------
  Gross profit                                                        7,016,993           9,113,472

Selling, general and administrative expenses                         14,865,521           8,663,595
                                                                    -----------         -----------

  Operating income (loss)                                            (7,848,528)            449,877

Interest expense, net                                                   (37,368)           (199,600)
                                                                    -----------         -----------

Net Income(loss) before income taxes                                 (7,885,896)            250,277

Provision for (benefit from) income taxes                                     -                   -
                                                                    -----------         -----------

Income (loss) before minority interest                               (7,885,896)            250,277

Minority interest                                                       251,538                  -
                                                                    -----------         -----------

  Net income (loss)                                                  (7,634,358)            250,277

Preferred Stock dividend                                               (488,725)           (236,355)
                                                                    -----------         -----------

Loss applicable to common shareholders                          $    (8,123,083)    $        13,922
                                                                    ===========         ===========

Basic and diluted loss per common share                         $         (0.46)    $          0.00
                                                                    ===========         ===========

Weighted average common shares outstanding:
  Basic and diluted                                             $    17,653,125     $    11,195,457
                                                                    ===========         ===========

                See notes to condensed consolidated statements

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Six Months Ended
                                                                                           June 30,
                                                                                  2000               1999
                                                                                        (Unaudited)
Net cash provided(used) by operating activities                            $   (4,700,124)   $       592,214
                                                                               ----------         ----------
Investing activities:
     Net cash (paid) acquired in acquisitions                                    (425,000)        (1,650,450)
     Purchases of property and equipment                                         (974,146)          (340,747)
                                                                               ----------         ----------
          Net cash used in investing activities                                (1,399,146)        (1,991,197)
                                                                               ----------         ----------

Financing activities:
     Net proceeds from stock offerings                                         13,410,589                  -
     Net borrowings on line of credit                                          (3,747,245)           342,000
     Proceeds from borrowings of subordinated debt                                      -            800,000
     Proceeds from the exercise of stock options and warrants                           -          1,103,660
     Payment of dividends on preferred stock                                     (301,251)          (371,313)
     Principal payments on capital lease obligations                              (61,327)           (56,390)
     Payment of other notes payable                                                     -           (300,000)
     Employee receivables                                                               -            (82,313)
                                                                               ----------         ----------
          Net cash provided by financing activities                             9,300,766          1,435,644
                                                                               ----------         ----------

     Increase in cash and cash equivalents                                      3,201,496             37,361

Cash and cash equivalents at beginning of period                                4,220,148            870,465
                                                                               ----------         ----------

Cash and cash equivalents at end of period                                 $    7,421,644    $       907,826
                                                                               ==========         ==========

Supplemental information:
   Cash paid during the period for:
     Interest                                                              $      176,228    $       292,081
     Income taxes                                                          $            -    $             -

                See notes to condensed consolidated statements

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


              For the Six Months Ended June 30, 2000 and 1999

                                  (Unaudited)


The accompanying unaudited condensed consolidated financial statements of The Netplex Group, Inc. and Subsidiaries ("Netplex" or the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and note disclosures normally included in the financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The Company believes the disclosures made are adequate to make the information presented consistent with past practices. However, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999.

In the opinion of the Company, the accompanying condensed consolidated financial statements reflect all adjustments and reclassifications (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of June 30, 2000 and December 31, 1999 and the results of its operations and its cash flows for the six months ended June 30, 2000 and 1999. Interim results are not necessarily indicative of the results that may be expected for the full year.

Basis of Presentation

The accompanying financial statements include the accounts of The Netplex Group, Inc. and its wholly owned subsidiaries. All acquisitions by the Company are accounted for as purchases. Additionally, the operating results of all acquisitions have been included in the consolidated financial statements from their effective dates of acquisition. All material intercompany transactions were eliminated in consolidation.


Earnings (loss) per share

Basic net income (loss) per share is calculated using the weighted average number of common shares outstanding during the relevant periods. Diluted net income (loss) per common share is calculated using the weighted average number of common shares and dilutive potential common shares outstanding during the relevant periods. For the six months ended June 30, 2000 and 1999, the assumed exercise of the Company's outstanding stock options and warrants, Convertible Preferred Stock and contingently issuable shares in connection with certain business combinations would be anti-dilutive.

Sale of Equity Securities

In March 2000, the Company sold 10,000 shares of convertible Series D Preferred Stock that resulted in net proceeds to the Company of $9.5 million and issued prepaid warrants that resulted in net proceeds to the Company of $1.3 million. The conversion ratio of the preferred to common was established based on 120% of the weighted average stock price during the thirty trading day period between April 3, 2000 and May 16, 2000, which was $5.87 per share. The Series D Preferred Stock securities purchase agreement's call option provision, relating to the time the Company must obtain additional financing, was amended effective July 31, 2000. The amendment extends the call option trigger date to October
31, 2000 (previously August 1, 2000) and requires the following by such date:
(1) the Company's subsidiaries must complete the sale of common stock or convertible securities which results in net proceeds of at least $7 million, and
(2) the Company and/or its subsidiaries must complete the sale of common stock or convertible securities which results in net proceeds of at least $5 million. The call option provides the holder an option to purchase an aggregate of 5,000 shares of Series D Preferred Stock and related warrants at an aggregate purchase price of $5 million if the Company does not complete the sale of equity securities described above. The conversion price of the preferred stock and the exercise price of the related warrants are based upon 120% of the weighted average price of the Company's Common Stock for 15 consecutive trading days beginning the first day after the holders are entitled to exercise the call option. Further information can be obtained by reading the Company's amended Registration Statement on Form S-3 filed on Form S-1 as filed with the SEC on August 8, 2000.


                See notes to condensed consolidated statements

Segment Information


In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company's reportable segments are strategic business units that offer different products and services to different industries throughout the United States.

The Company's reportable segments are as follows:

     -- e-Information Systems (e-Info)--provides professional services that constitute the strategic and creative aspects of Netplex's e-solutions, as well as complete Internet-based application development and Retail Industry-focused consulting and integration services.

     -- e-Infrastructure Services (e-Infra)--provides information security, performance management, contingency planning, and network management services that ensure the long-term viability of Netplex's e-solutions, as well as other aspects of our customers' businesses.

     -- Contractor's Resources (CR)-- provides business infrastructure and advisory services for its membership of independent contractors, which allow members to maximize the freedom and wealth potential of the independent lifestyle while enjoying the benefits associated with full-time employment.


In 1999, the Company restructured its segments by combining all operations not related to Contractor's Resources into a single profit and loss center, e-Infrastructure services, except for its operations related to the acquisition of AIG that now form the e-Information Services segment. The Company also changed its components of cost of services to include all labor related to direct labor employees and their attendant fringe benefits. Prior to 1999, non-billable direct labor related to idle time, training and other activities was included in operating expenses. These changes were made to permit a more direct reflection upon gross profits of the impact of increasing or decreasing labor productivity. All prior year's cost of services and operating expenses have been restated to reflect these changes.

The Company's accounting policies for these segments are the same as those described in the summary of Significant Accounting Policies, except that income tax expense is not allocated to each segment. In addition, the Company evaluates the performance of its segments and allocates resources based on gross margin, and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Inter-segment revenues are immaterial.

The table below presents information about segments used by the chief operating decision-maker of Netplex as of and for the six months ended June 30, 2000 and 1999:

                                                                                         Segment
                                                e-Info       e-Infra          CR          Total
               2000:
               Revenues                      $   5,322     $  15,466    $   20,660    $   41,448
               Gross profit                      2,275         3,968           775         7,018
               EBITDA                               61            43        (2,638)       (2,534)

               1999:
               Revenues                      $   5,067     $  20,554    $   18,842    $   44,453
               Gross profit                      2,607         5,850           656         9,113
               EBITDA                            1,206         2,042           116         3,364

               Total assets:
               June 30, 2000:                $   7,360     $   6,127    $    7,140    $   20,627
               Unallocated                                                                 5,820
               Total                                                                      26,447
               =================================================================================
               June 30, 1999:                $   7,377     $   9,005    $    6,962    $   23,344
               ---------------------------------------------------------------------------------
               Unallocated                                                                   278
               Total                                                                      23,622
               =================================================================================

                See notes to condensed consolidated statements

Reconciliation of Segment Profit or (Loss) to Income (Loss) from Operations:

                                                              2000           1999
          Segment EBITDA                                 $   (2,534)     $    3,364

          Unallocated corporate expenses                     (4,184)         (1,987)

          Depreciation and amortization                        (954)           (927)

          Interest expense, net                                 (38)           (200)

          Tax expense                                             -               -
                                                            --------         -------

          Income (Loss) from continuing operations       $   (7,634)     $      250
                                                            ========         =======

New pronouncements

In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation: an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 provides guidance on how to account for stock-based compensation, including stock option grants. FIN 44 is effective July 1, 2000. The Company intends to adopt FIN 44 during the fiscal quarter ended September 30, 2000. The Company does not expect that the adoption of the Interpretation will have a significant effect on the Company's results of operations or its financial position.

                See notes to condensed consolidated statements

                 Part II. Information Not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses expected to be incurred in connection with the issuance and distribution, all of which will be paid by Netplex:

Registration Fee-- Securities and Exchange Commission...................................             $   5,360
Listing Fee-- Nasdaq SmallCap Market....................................................             $   7,500
Listing Fee - Boston Stock Exchange.....................................................             $   5,000
Legal Fees and Expenses.................................................................             $ 100,000
Printing and Engraving Expenses.........................................................             $   1,000
Miscellaneous...........................................................................             $  15,000
                                                                                                     ---------

Total...................................................................................             $ 133,860


     Except for the Securities and Exchange Commission Registration fee, the Nasdaq SmallCap Market listing fee and the Boston Stock Exchange listing fee, the costs and expenses are estimates.

Item 14. Indemnification of Directors and Officers.

     Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of Netplex is insured or indemnified in any manner against liability that he may incur in his capacity as such.

     Our authority to indemnify our directors and officers is governed by the provisions of Article 7 of the New York Business Corporation Law (the "BCL").

     Section 722 of the BCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholder vote, agreement or otherwise.

     A more specific description of the relevant law is provided below.

     Section 721. Nonexclusivity of Statutory Provisions for Indemnification of Directors and Officers -- The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

     Section 722. Authorization for Indemnification of Directors and Officers --
(a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

     (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer or any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

     Section 723. Payment of Indemnification Other Than By Court Award --(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

     (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

          (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

          (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

                (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

                (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

                (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

     Section 724. Indemnification of Directors and Officers by a Court --(a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723.


         Application therefor may be made, in every case, either:

              (1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

              (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in action or proceeding in which the expenses were incurred or other amounts were paid.

         (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

         (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

         Section 725. Other Provisions Affecting Indemnification of Directors and Officers -- (a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled:

     (b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

         (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

         (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

         (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

     (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

     (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

     (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

     (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

     Section 726. Insurance for Indemnification of Directors and Officers --(a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

     (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

     (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

     (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

     (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

     (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

     (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

     (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

     (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

     (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

     Our amended Certificate of Incorporation provides that the personal liability of our directors to Netplex or our shareholders for damages for any breach of duty as directors, is eliminated, provided that nothing shall limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct.

     We have also entered into indemnification agreements with each of our officers and directors.

     The holders of Series D Preferred Stock have agreed to indemnify Netplex against liabilities concerning untrue statements or omissions that they make, or violations of the securities laws that they commit, with respect to the registration of the shares of common stock, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be given to directors, officers and controlling persons of the registrant or others under the above provisions, or otherwise, the registrant has been informed that in the opinion of the Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether that indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

Item 15. Recent Sales of Unregistered Securities.

     We sold the following securities in the past three years that were not registered under the Securities Act:

     In July 1997, we issued 80,000 shares of common stock and the obligation to issue additional shares of common stock based on the closing price of the common stock on December 31, 1998, in exchange for the outstanding membership interests of Onion Peel Solutions LLC. In February, 1999, we issued 297,396 additional shares of common stock based on the December 31, 1998, closing price. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In February 1998, we sold 80,000 shares of common stock and warrants to purchase 100,000 shares of common stock at a price of $1.20 per share, for an aggregate of $100,000. The warrants have a 5-year term and are immediately exercisable. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In March 1998, we sold 1,457,000 shares of common stock at a price of $1.00 per share for an aggregate of $1,457,000 to accredited investors and several of our employees. These shares carry registration rights. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In April 1998, we sold 1,500 units at a price of $1,000 per unit for an aggregate of $1.7 million to certain accredited investors (the "Zanett 1998 Private Placement"). Each unit consists of a warrant to purchase the number of shares of common stock equal to $1,000 divided by an adjustable exercise price and an additional warrant to acquire 52 shares of common stock at a price equal to the adjustable exercise price. The warrants have a 5-year term and are immediately exercisable. We paid an aggregate placement fee and non-accountable expense allowance of $284,500 and also granted the placement agent a warrant to purchase 39,000 shares of common stock at a price of $1.47. The placement agent warrants have a 10-year term and are immediately exercisable. The placement agent for this transaction was The Zanett Securities Corporation and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In April 1998, we sold 100,000 shares of common stock for $1.50 per share for an aggregate of $150,000 to accredited investors. These shares carry registration rights. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In April 1998, we sold 35,000 shares of common stock for $1.375 per share for an aggregate of $48,125 to accredited investors. These shares carry registration rights. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In June 1998, we, in addition to other consideration, issued 450,000 shares of common stock in exchange for all of the outstanding equity securities of Automated Business Systems of North Carolina, Inc. and Kellar Technology Group, Inc. to the former shareholders of Automated and Kellar. We also agreed to issue additional shares of common stock through December 31, 2000, if the acquired company meets specified operating targets. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In August 1998, we sold 451,000 shares of common stock for $1.3125 per share for an aggregate of $592,000 to accredited investors. These shares carry registration rights. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In September 1998, we sold 1,700 units for $1,000 per unit and warrants to purchase 141,667 shares of common stock at an exercise price of $1.3938 per share for an aggregate of $1.7 million to accredited investors. Each unit consists of a warrant to purchase the number of shares of common stock computed by dividing $1,700,000 by 125% of the fixed exercise price of $1.3938, with respect to any exercise within the first year, and the lower of the fixed exercise price and a variable exercise price (subject to a floor price of $1.00), with respect to any exercise after the first year. The warrants have a 10-year term and are immediately exercisable. We paid a placement fee of $175,000 and issued the placement agent 50,000 shares of common stock. The placement agent for this transaction was Zanett Securities Corporation. Exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In September 1998, we sold 1,500,000 shares of Class C Preferred Stock at a price of $1.00 per share and warrants to purchase shares of common stock for $1.375 per share for an aggregate of $1.5 million to Waterside Capital. The Class C Preferred Stock bears a dividend rate of 9.99% that increases to 15% per annum after the date there are no shares of Class A Preferred Stock issued and outstanding. The preferred stock is convertible at any time after the earlier of a change in control of Netplex or five years from the date of issuance and is redeemable at our option at any time within the first five years. The number of shares into which the preferred stock is convertible is equal to $1,500,000, plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion. The warrants issued entitle the holder to acquire 150,000 shares of common stock at $1.375 per share. We may be required to issue up to 400,000 additional shares of common stock under the warrants, depending upon the term in which the Class C Preferred Stock is outstanding. The warrants have a 10-year term and are immediately exercisable. We paid a placement fee of $175,000 and issued the placement agent warrants to purchase 125,000 shares of common stock at $1.59 per share. The warrants have a 5-year term and are immediately exercisable. The placement agent for this transaction was Ferris Baker & Watts and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In October 1998, we issued 643,770 shares of Class B Preferred Stock to Applied Intelligence Group, Inc. in connection with the purchase of its information technology consulting business. Each share of Class B Preferred Stock is immediately convertible into one share of common stock. No dividends are payable on Class B Preferred Stock. We also agreed to pay Applied Intelligence Group additional consideration if the information technology consulting business meets specified operating targets. Such additional consideration would include up to 643,770 shares of Class B Preferred Stock if the information technology consulting business achieves approximately $9 million in net profits over the subsequent nine (9) quarters. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     On January 28, 1999, we issued a note for $800,000, at 14% annual interest, through a private placement to an accredited investor. On December 15, 1999, the note was exchanged for an increase in the number of shares that our Class C Preferred Stock is convertible into. See note 4, of the notes to the consolidated financial statements.

     On October 21, 1999, in connection with an investment banking arrangement, we issued a warrant to Pennsylvania Merchant Group for the right to purchase 250,000 shares of our common stock, at an exercise price of $3.00 per share. The warrant expires on October 21, 2004. Of the 250,000 shares subject to this warrant, 175,000 vested as of October 21, 1999 and the remaining 75,000 vest after one year if we extend the arrangement. Exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     During the year ended December 31, 1999, 877,612 shares of Class A Preferred Stock and 643,770 shares of Class B Preferred Stock were converted into 1,521,382 shares of our common stock. Shares of our Class C Preferred Stock are not eligible for conversion to common stock until September, 2003.

     In March, 2000 and in connection with the second closing of the Zanett 1998 Private Placement, we sold an additional 1,500 units at a price of $1,000 per unit for an aggregate of $1.5 million to accredited investors. Each unit consists of a prepaid common stock purchase warrant to purchase the number of shares of common stock equal to $1,000 divided by the lower of (A) $10 and (B) the amount obtained by multiplying a specified exercise percentage which decreases over time and is more particularly described in the warrants by the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on the trading day immediately preceding the date of determination or exercise, and an incentive warrant to acquire 52 shares of common stock at an exercise price of $13.875 per share. The warrants are immediately exercisable, and the incentive warrants have a 5-year term. We paid an aggregate placement fee and non-accountable expense allowance of $182,000 and also granted to certain principals of the placement agent warrants to purchase an aggregate of 39,000 shares of common stock at a price of $10.00 per share. The warrants have a 5-year term and are immediately exercisable. The placement agent for this transaction was The Zanett Securities Corporation and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     On March 28, 2000, we sold 10,000 shares of our Series D Preferred Stock and related warrants to purchase up to 1,165,644 shares of our common stock to HFTP Investment L.L.C., Fisher Capital Ltd. and Wingate Capital Ltd for an aggregate purchase price of $10,000,000. The number of shares of common stock to be issued upon conversion of a share of Series D Preferred Stock is determined by dividing the sum of $1,000 (the amount paid for that share), plus an additional amount equal to a 7% annual return on the amount originally paid for the shares of Series D Preferred Stock plus unpaid default interest (as more fully described in the purchase agreement relating to the Series D Preferred Stock and the related warrants, as amended (the "Purchase Agreement")), by $5.87. If we fail to deliver shares of common stock within 12 business days after being requested by a holder of the Series D Preferred Stock to convert its shares to common stock, then we will be subject to certain cash penalties, the conversion price will be reduced (as more fully described in the Purchase Agreement), and the holder that made the request will be entitled to require us to redeem its shares of Series D Preferred Stock. The conversion price of the Series D Preferred Stock is subject to adjustment downward, as described in the Purchase Agreement. The exercise price of the warrants is $5.87 per share, which represents 120% of the dollar volume-weighted average price for our common stock on the Nasdaq SmallCap Market for the 30 consecutive trading days beginning on and including April 3, 2000. These warrants expire on March 29, 2003. The exercise price of the warrants is subject to adjustment downward, as described in the Purchase Agreement. In addition, the Purchase Agreement provides the holders of our Series D Preferred Stock with a call option to purchase an aggregate of 5,000 additional shares of the Series D Preferred Stock and related warrants at an aggregate purchase price of $5,000,000 if we do not obtain additional financing on the terms described in the Purchase Agreement by October 31, 2000. This call option survives for a term of two years after the date on which it is triggered under the terms of the Purchase Agreement. The Series D Preferred Stock purchased in connection with the exercise of the call option will have the same rights and preferences as the Series D Preferred Stock currently outstanding, except as described in the Purchase Agreement. In addition, any holder that exercises this call option to purchase additional shares of Series D Preferred Stock will also receive, for each share of Series D Preferred Stock purchased, warrants to purchase shares of common stock equal to
(a) $570, divided by (b) the average of the dollar volume-weighted average prices of the common stock for the 15 consecutive trading days beginning on and including the first trading day after the date the holder becomes entitled to exercise the call option. These warrants will be exercisable for common stock at an exercise price of 120% of the average of the dollar volume-weighted average prices of the common stock for the 15 consecutive trading days beginning on and including the first trading day after the date the call option is triggered and will be exercisable for a period of three years. The placement agent for this transaction was J.C. Bradford & Co., LLC. J.C. Bradford received a placement fee equal to 5% of the funds raised, or $500,000. This transaction was completed without an underwriter and exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In May, 2000, in connection with a co-branded services arrangement we entered into with one of our subsidiaries and TMP Interactive, Inc., we issued warrants to TMP Interactive, Inc. for the right to purchase 3,000,000 shares of Netplex common stock, consisting of (i) a warrant for the right to purchase 2,000,000 shares

                                     11-8
of common stock at an exercise price of $9.00, subject to certain adjustments as stated therein, which expires May 2, 2003 and is not presently exercisable (except under certain conditions as set forth in the warrant) and (ii) a warrant for the right to purchase 1,000,000 shares of common stock at an exercise price of $6.00, subject to certain adjustments as stated therein, which expires May 2, 2003 and is currently exercisable. Exemption from registration is claimed under
Section 4(2) of the Securities Act because it did not involve a public offering.

     In May, 2000 in connection with a leasing arrangement, we issued a warrant to Roseland II L.L.C. for the right to purchase 15,000 shares of our common stock at an exercise price of $7.72 per share. The warrant expires on May 15, 2005. Exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

     In July, 2000 in connection with a line of credit arrangement, we issued a warrant to Silicon Valley Bank for the right to purchase 75,000 shares of our common stock at an exercise price of $6.00 per share. The warrant expires on July 31, 2005. Exemption from registration is claimed under Section 4(2) of the Securities Act because it did not involve a public offering.

                                     11-9

Item 16. Exhibits and Financial Statement Schedules

Exhibit         Description
3(a)       --      Amended and Restated Certificate of Incorporation.*
3(b)       --      Amendment to the Amended and Restated Certificate of Incorporation.**
3(c)       --      Amendment to the Amended and Restated Certificate of Incorporation.***
3(d)       --      Bylaws.***
4(a)       --      Common Stock Purchase Warrant issued to the Pennsylvania Merchant Group, dated October 1, 1999.****
4(b)       --      Securities Purchase Agreement, dated as of March 28, 2000, by and among Netplex and the Buyers.***
4(c)       --      Form of Warrant Agreement, dated as of March __, 2000, by and between Netplex and each of the Buyers.***
                   (A schedule of Buyers is filed as Exhibit 99(a)).
4(d)       --      Registration Rights Agreement, dated as of March 28, 2000, by and among Netplex and the Buyers.***
4(e)       --      Investor Rights Agreement dated September 30, 1998.*****
4(f)       --      Registration Rights Agreement between Netplex and Waterside Capital Corporation dated September 30,
                   1998.*****
4(g)       --      Stock Purchase Warrant dated September 30, 1998.*****
4(h)       --      Placement Agency Agreement dated September 25, 1998.*****
4(i)       --      Incentive Stock Purchase Warrant dated September 28, 1998.*****
4(j)       --      Prepaid Common Stock Warrant dated September 28, 1998.****
4(k)       --      Registration Rights Agreement between Netplex and the Initial Investors dated September 28, 1998.*****
4(l)       --      Securities Purchase Agreement dated September 25, 1998.*****
4(m)       --      Form of Prepaid Common Stock Purchase Warrant, dated March ___, 2000 by and between Netplex and each of the
                   Holders.***  (A schedule of Holders is filed as Exhibit 99(b)).
4(n)       --      Form of The Netplex Group, Inc. Incentive Stock Purchase Warrant, dated as of March ___, 2000, by and between Netplex and each of the Holders.***  (A schedule of Holders is filed as Exhibit 99(c)).
4(o)       --      Form of Prepaid Warrant issued to Purchasers in April 1998 Private Placement.****** (A schedule of
                   Purchasers is filed as Exhibit 99(d)).
4(p)       --      Form of Incentive Warrant issued to Purchasers in April 1998 Private Placement.******  (A schedule of
                   Purchasers is filed as Exhibit 99(e)).
4(q)       --      Warrant issued to TMP Interactive, Inc. for the right to purchase 2,000,000 shares of common stock, dated
                   May, 2, 2000.****
4(r)       --      Warrant issued to TMP Interactive, Inc. for the right to purchase 1,000,000 shares of common stock, dated
                   May 2, 2000.****
4(s)       --      Warrant issued to Roseland II L.L.C. for the right to purchase 15,000 shares of common stock, dated May 15,
                   2000.####
4(t)       --      Warrant issued to Silicon Valley Bank for the right to purchase 75,000 shares of common stock, dated July
                   31, 2000. ####
4(u)       --      Registration Rights Agreement between Netplex and Silicon Valley Bank dated July 31, 2000. ####
4(v)       --      Antidilution Agreement between Netplex and Silicon Valley Bank dated July 31, 2000. ####
4(w)       --      Amendment #1 to Securities Purchase Agreement Dated March 28, 2000 By and among The Netplex Group, Inc.
                   HFTP Investment L.L.C., Wingate Capital Ltd., and Fisher Capital Ltd. dated and effective July 31, 2000.####
5          --      Opinion of Venable, Baetjer and Howard, LLP.####
10(a)      --      1992 Incentive and Non-Qualified Stock Option Plan.*******
10(b)      --      Amendment to 1992 Incentive and Non-Qualified Stock Option Plan.*******
10(c)      --      Form of Indemnification Agreement between the Officers and Directors of Netplex and Netplex (with schedule attached). ####

10(d)      --      1995 Directors Stock Option Plan.#
10(e)      --      1995 Consultant's Stock Option Plan.#
10(f)      --      Employment Agreement between Netplex and Gene Zaino.**
10(g)      --      Agreement by and among XcelleNet, Inc., the Netplex Group, Inc. and Technology Development Systems, Inc.
                   dated November 5, 1996.##
10(h)      --      Revolving Line of Credit Loan Agreement and Security Agreement, by and among The Netplex Group, Inc., Netplex
                   Systems, Inc., America's Work Exchange, Inc., Software Resources of New Jersey, Inc., Onion Peel Solutions,
                   L.L.C., The PSS Group, Inc., and ABS Acquisition, Inc., and First Union National Bank dated September 29, 1998, first amendment dated February 24, 1999, second amendment dated May 11, 1999.###
10(i)      --      Third amendment to the Revolving Line of Credit Loan Agreement and Security Agreement, by and among The Netplex
                   Group, Inc., Netplex Systems, Inc., America's Work Exchange, Inc., Software Resources of New Jersey, Inc., Onion
                   Peel Solutions, L.L.C., The PSS Group, Inc., and ABS Acquisition, Inc., and First Union National Bank, dated May
                   30, 2000.####
10(j)      --      Loan and Security Agreement between Netplex and Silicon Valley Bank, dated July 31, 2000. ####
10(k)      --      Pledge Agreement between America's Work Exchange, Inc. and Silicon Valley Bank, dated July 31, 2000. ####
10(l)      --      Continuing Guaranty by and among The NetPlex Group, Inc., NetPlex Systems, Inc., America's Work Exchange,
                   Inc., Contractors Resources, Inc., and Silicon Valley Bank, dated as of July 31, 2000. ####
10(m)      --      Security Agreement by and among The Netplex Group, Inc. Contractors Resources, Inc. and Silicon Valley
                   Bank, Commercial Finance Division, dated as of July 31, 2000.####
16         --      Letter regarding change in certifying accountant.+
21         --      Subsidiaries of the Netplex Group, Inc.##
23(a)      --      Consent of Grant Thornton, LLP.#####
23(b)      --      Consent of  KPMG LLP.#####
23(c)      --      Consent of Venable, Baetjer and Howard, LLP (contained in their opinion included under Exhibit 5).####
24         --      Power of Attorney.++
27         --      Financial Data Schedule. #####
99(a)      --      Schedule of Buyers pursuant to Exhibit 4(c)--Form of Warrant Agreement, dated as of March __, 2000, by and between Netplex and each of the Buyers.####
99(b)      --      Schedule of Holders pursuant to Exhibit 4(m)--Form of Prepaid Common Stock Purchase Warrant, dated March
                   ___, 2000 by and between Netplex and each of the Holders.####
99(c)      --      Schedule of Holders pursuant to Exhibit 4(n)--Form of The Netplex Group, Inc. Incentive Stock Purchase
                   Warrant, dated as of March ___, 2000, by and between NetPlex each of the Holders.####
99(d)      --      Schedule of Purchasers pursuant to Exhibit 4(o)--Form of Prepaid Warrant issued to Purchasers in April 1998
                   Private Placement.####
99(e)      --      Schedule of Purchasers pursuant to Exhibit 4(p)--Form of Incentive Warrant issued to Purchasers in April
                   1998 Private Placement.####

----------------------

* Incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission January 29, 1993 (Commission File No. 33-57546).
** Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission March 31, 1997 (Commission File No. 33-57546).
*** Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission April 3, 2000 (Commission File No. 1-11784).

**** Previously filed in connection with this offering pursuant to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission May 9, 2000 (Commission File No. 333- 36572).
***** Incorporated by reference to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission November 13, 1998 (Commission File No. 333-67321).
****** Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission on April 15, 1998.
******* Incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the Securities and Exchange Commission June 7, 1996, as amended.
+ Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 1999 (Commission File No. 001-11784).

++ Previously filed in connection with this offering pursuant to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission May 9, 2000 (Commission File No. 333-36572) and pursuant to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission May 22, 2000 (Commission File No. 333-37594).
# Incorporated by reference to the Registrant's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on December 31, 1996 (Commission File No. 333-19115).
## Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Securities and Exchange Commission April 3, 2000 (Commission File No. 001-11784).
### Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q/A, filed with the Securities and Exchange Commission on May 16, 2000 (Commission File No. 001-11784).
####     Previously filed.
#####    Filed herewith.

Item 17. Undertakings.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment and to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Under the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia, on the 19th day of January, 2001.

                             THE NETPLEX GROUP, INC.



                             By:  /s/ Gene Zaino
                                  ------------------------------------
                                   Gene Zaino
                                   Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated

Signature                                           Title                                   Date
---------                                           -----                                   -----
  /s/ Gene Zaino                                    Chief Executive Officer                 Janaury 19, 2001
--------------------------------------              and Chairman (Principal
Gene Zaino                                          Executive Officer)

        *                                           Chief Financial Officer and             Janaury 19, 2001
--------------------------------------              Treasurer  (Principal Financial
Peter Russo                                         Officer)

        *                                           Director                                Janaury 19, 2001
--------------------------------------
Richard Goldstein

        *                                           Director                                Janaury 19, 2001
--------------------------------------
J. Alan Lindauer

        *                                           Director                                Janaury 19, 2001
--------------------------------------
Steven Hanau


*By:  /s/ Gene Zaino
     ---------------------------------
     Gene Zaino
     Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit        Description
3(a)      --   Amended and Restated Certificate of Incorporation.*
3(b)      --   Amendment to the Amended and Restated Certificate of
               Incorporation.**
3(c)      --   Amendment to the Amended and Restated Certificate of
               Incorporation.***
3(d)      --   Bylaws.***
4(a)      --   Common Stock Purchase Warrant issued to the Pennsylvania
               Merchant Group, dated October 1, 1999.****
4(b)      --   Securities Purchase Agreement, dated as of March 28, 2000, by and among Netplex and the Buyers.***
4(c)      --   Form of Warrant Agreement, dated as of March __, 2000, by
               and between Netplex and each of the Buyers.***  (A schedule of
               Buyers is filed as Exhibit 99(a)).
4(d)      --   Registration Rights Agreement, dated as of March 28, 2000, by and among Netplex and the Buyers.***
4(e)      --   Investor Rights Agreement dated September 30, 1998.*****
4(f)      --   Registration Rights Agreement between Netplex and Waterside
               Capital Corporation dated September 30, 1998.*****
4(g)      --   Stock Purchase Warrant dated September 30, 1998.*****
4(h)      --   Placement Agency Agreement dated September 25, 1998.*****
4(i)      --   Incentive Stock Purchase Warrant dated September 28, 1998.*****
4(j)      --   Prepaid Common Stock Warrant dated September 28, 1998.****
4(k)      --   Registration Rights Agreement between Netplex and the Initial
               Investors dated September 28, 1998.*****
4(l)      --   Securities Purchase Agreement dated September 25, 1998.*****
4(m)      --   Form of Prepaid Common Stock Purchase Warrant, dated March ___, 2000 by and between Netplex and each of the Holders.***  (A schedule of
               Holders is filed as Exhibit 99(b)).
4(n)      --   Form of The Netplex Group, Inc. Incentive Stock Purchase Warrant,
               dated as of March ___, 2000, by and between NetPlex each of the Holders.***
               (A schedule of Holders is filed as Exhibit 99(c)).
4(o)      --   Form of Prepaid Warrant issued to Purchasers in April 1998 Private Placement.******
               (A schedule of Purchasers is filed as Exhibit 99(d)).
4(p)      --   Form of Incentive Warrant issued to Purchasers in April 1998 Private Placement.******
               (A schedule of Purchasers is filed as Exhibit 99(e)).
4(q)      --   Warrant issued to TMP Interactive, Inc. for the right to purchase 2,000,000 shares of common stock, dated May, 2, 2000.****
4(r)      --   Warrant issued to TMP Interactive, Inc. for the right to purchase 1,000,000 shares of common stock, dated May 2, 2000.****
4(s)      --   Warrant issued to Roseland II L.L.C. for the right to purchase 15,000 shares of common stock, dated May 15,
               2000.####
4(t)      --   Warrant issued to Silicon Valley Bank for the right to purchase 75,000 shares of common stock, dated July 31,
               2000.####
4(u)      --   Registration Rights Agreement between Netplex and Silicon Valley Bank dated July 31, 2000.####
4(v)      --   Antidilution Agreement between Netplex and Silicon Valley Bank dated July 31, 2000.####
4(w)      --   Amendment #1 to Securities Purchase Agreement dated March 28,
               2000 by and among The Netplex Group, Inc., HFTP Investment
               L.L.C., Wingate Capital Ltd., and Fisher Capital Ltd. dated and effective July 31, 2000. ####
5         --   Opinion of Venable, Baetjer and Howard, LLP.####
10(a)     --   1992 Incentive and Non-Qualified Stock Option Plan.*******
10(b)     --   Amendment to 1992 Incentive and Non-Qualified Stock Option Plan.*******
10(c)     --   Form of Indemnification Agreement between the Officers and Directors of Netplex and Netplex (with schedule attached). ####
10(d)     --   1995 Directors Stock Option Plan.#
10(e)     --   1995 Consultant's Stock Option Plan.#

10(f)     --   Employment Agreement between Netplex and Gene Zaino.**
10(g)     --   Agreement by and among XcelleNet, Inc., the NetPlex Group, Inc. and Technology
               Development Systems, Inc. dated November 5, 1996.##
10(h)     --   Revolving Line of Credit Loan Agreement and Security Agreement, by and among The
               Netplex Group, Inc., Netplex Systems, Inc., America's Work Exchange, Inc.,
               Software Resources of New Jersey, Inc., Onion Peel Solutions, L.L.C., The PSS Group,
               Inc., and ABS Acquisition, Inc., and First Union National Bank dated September 29, 1998, first amendment dated February 24, 1999, second amendment dated May 11, 1999.###
10(i)     --   Third amendment to the Revolving Line of Credit Loan Agreement and Security Agreement,
               by and among The Netplex Group, Inc., Netplex Systems, Inc., America's Work Exchange,
               Inc., Software Resources of New Jersey, Inc., Onion Peel Solutions, L.L.C., The PSS
               Group, Inc., and ABS Acquisition, Inc., and First Union National Bank, dated
               May 30, 2000.####
10(j)     --   Loan and Security Agreement between Netplex and Silicon Valley Bank, dated July 31, 2000.####
10(k)     --   Pledge Agreement between America's Work Exchange, Inc. and Silicon Valley Bank, dated July 31, 2000.####
10(l)     --   Continuing Guaranty by and among The NetPlex Group, Inc., NetPlex Systems, Inc., America's Work Exchange, Inc.,
               Contractors Resources, Inc., and Silicon Valley Bank, dated as of July 31, 2000.####
10(m)     --   Security Agreement by and among The NetPlex Group, Inc, Contractors Resources, Inc. and Silicon Valley Bank,
               Commercial Finance Division, dated as of July 31, 2000.####
16        --   Letter regarding change in certifying accountant.+
21        --   Subsidiaries of the Netplex Group, Inc.##
23(a)     --   Consent of Grant Thornton, LLP.#####
23(b)     --   Consent of  KPMG LLP.#####
23(c)     --   Consent of Venable, Baetjer and Howard, LLP (contained in their opinion included under
               Exhibit 5).####
24        --   Power of Attorney.++
27        --   Financial Data Schedule #####
99(a)     --   Schedule of Buyers pursuant to Exhibit 4(c)--Form of Warrant Agreement, dated as of
               March __, 2000, by and between Netplex and each of the Buyers.####
99(b)     --   Schedule of Holders pursuant to Exhibit 4(m)--Form of Prepaid Common Stock Purchase
               Warrant, dated March ___, 2000 by and between Netplex and each of the Holders.####
99(c)     --   Schedule of Holders pursuant to Exhibit 4(n)--Form of The Netplex Group, Inc. Incentive
               Stock Purchase Warrant, dated as of March ___, 2000, by and between NetPlex each of the
               Holders.####
99(d)     --   Schedule of Purchasers pursuant to Exhibit 4(o)--Form of Prepaid Warrant issued to
               Purchasers in April 1998 Private Placement.####
99(e)     --   Schedule of Purchasers pursuant to Exhibit 4(p)--Form of Incentive Warrant issued to
               Purchasers in April 1998 Private Placement.####
----------------------



* Incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission January 29, 1993 (Commission File No. 33-57546).
** Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission March 31, 1997 (Commission File No. 33-57546).
***     Incorporated by reference to the Registrant's Current Report on Form
        8-K filed with the Securities and Exchange Commission April 3, 2000 (Commission File No. 1-11784).
**** Previously filed in connection with this offering pursuant to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission May 9, 2000 (Commission File No. 333-36572).
***** Incorporated by reference to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission November 13, 1998 (Commission File No. 333-67321).
******  Incorporated by reference to the Registrant's Annual Report on Form
        10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission on April 15, 1998.
******* Incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the Securities and Exchange Commission June 7, 1996, as amended.
+ Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 1999 (Commission File No. 001-11784).

++ Previously filed in connection with this offering pursuant to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission May 9, 2000 (Commission File No. 333-36572) and pursuant to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission May 22, 2000 (Commission File No. 333-37594).
# Incorporated by reference to the Registrant's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on December 31, 1996 (Commission File No. 333-19115).
## Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Securities and Exchange Commission April 3, 2000 (Commission File No. 001-11784).
### Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q/A, filed with the Securities and Exchange Commission on May 16, 2000 (Commission File No. 001-11784).
####  Previously filed.
##### Filed herewith.